Filed pursuant to Rule 424(b)(3)
Registration No. 333-91950

CAPITAL BANK CORPORATION
4901 Glenwood Avenue, Raleigh, North Carolina 27612

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 24, 2002

Capital Bank Corporation will hold a special meeting of shareholders at its corporate offices located at 4901 Glenwood Avenue, Raleigh, North Carolina, at 2:00 p.m. local time on September 24, 2002, to consider and vote on the following proposals:

1.  To approve the merger agreement and related plan of merger, dated as of May 1, 2002, between Capital Bank Corporation and High Street Corporation, and the transactions contemplated thereby, pursuant to which Capital Bank Corporation will acquire High Street Corporation through the merger of High Street Corporation into Capital Bank Corporation, with Capital Bank Corporation being the surviving corporation. At the effective time of the merger, each outstanding share of High Street Corporation common stock will be automatically converted into .747 of a share of Capital Bank Corporation common stock, subject to adjustment in the event the average closing price of Capital Bank Corporation common stock is less than $12.50 for the 20 day trading period ending September 20, 2002.

2.  To approve the issuance of up to 1,700,000 shares of Capital Bank Corporation common stock to the shareholders of High Street Corporation in connection with Capital Bank Corporation’s acquisition of High Street Corporation in a merger.

3.  To transact any other matters that properly come before this special meeting, or any adjournments or postponements of this special meeting.

The merger is more fully described in the accompanying Joint Proxy Statement/Prospectus. In accordance with Securities and Exchange Commission rules, proposals one and two above are being presented separately, however, neither the merger nor the proposal to issue shares to High Street Corporation shareholders will be effected unless each proposal above is approved by our shareholders.

Record holders of Capital Bank Corporation common stock at the close of business on July 22, 2002, will receive notice of and may vote at the special meeting, including any adjournments or postponements. The approval of the merger transaction by a majority of the shares of Capital Bank Corporation common stock outstanding on July 22, 2002 is a condition to the consummation of the merger. In addition, the issuance of Capital Bank Corporation common stock in the merger requires the affirmative vote of a majority of those shares of Capital Bank Corporation common stock present, in person or by proxy, at the special meeting.

Whether or not you plan to attend the shareholders’ meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your shares will be voted in favor of the merger agreement and related plan of merger and the transactions contemplated thereby and the issuance of Capital Bank Corporation common stock in connection with the merger. If you do not either return your card or attend and vote in favor at the special meeting, the effect will be a vote against the merger and the related share issuance. By signing the proxy, you also authorize the proxy holders to vote in their discretion for any procedural motions, such as a motion for adjournment, that may come up at the meeting and/or other business as may properly come before the meeting.

Your vote is very important. The board of directors of Capital Bank Corporation has approved the merger and strongly encourages you to vote in favor of the merger. Whether or not you plan to attend the special meeting, please mark, sign, date and return your proxy promptly.

BY ORDER OF THE BOARD OF DIRECTORS
Allen T. Nelson, Jr.
Secretary
Raleigh, North Carolina, August 8, 2002

HIGH STREET CORPORATION
1310 Hendersonville Road, Asheville, North Carolina 28803

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 23, 2002

High Street Corporation will hold a special meeting of shareholders at the offices of High Street Corporation located at 1310 Hendersonville Road, Asheville, North Carolina at 10:00 a.m. local time on September 23, 2002, to consider and vote on the following proposals:

1.  To approve the merger agreement and related plan of merger, dated as of May 1, 2002, between Capital Bank Corporation and High Street Corporation, and the transactions contemplated thereby, pursuant to which Capital Bank Corporation will acquire High Street Corporation through the merger of High Street Corporation into Capital Bank Corporation, with Capital Bank Corporation being the surviving corporation. At the effective time of the merger, each outstanding share of High Street Corporation common stock will be automatically converted into .747 of a share of Capital Bank Corporation common stock, subject to adjustment in the event the average closing price of Capital Bank Corporation common stock is less than $12.50 for the 20 day trading period ending September 20, 2002.

2.  To transact any other matters that properly come before this special meeting, or any adjournments or postponements of this special meeting.

The merger is more fully described in the accompanying Joint Proxy Statement/Prospectus.

Record holders of High Street Corporation common stock at the close of business on July 29, 2002, will receive notice of and may vote at the special meeting, including any adjournments or postponements. The approval of the merger by a majority of the shares of High Street Corporation common stock outstanding on July 29, 2002 is a condition to the consummation of the merger. Holders of High Street Corporation common stock are entitled to exercise dissenters’ rights under Article 13 of the North Carolina Business Corporation Act. We have attached a copy of that law as Appendix D to the accompanying Joint Proxy Statement/Prospectus.

Because completion of the merger transaction will result in your receiving shares of Capital Bank Corporation stock in connection with the merger transaction, you should consider carefully the risk factors beginning on page 8 of the accompanying Joint Proxy Statement/Prospectus.

Whether or not you plan to attend the shareholders’ meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your shares will be voted in favor of the merger agreement and related plan of merger and the transactions contemplated thereby. If you do not either return your card or attend and vote in favor at the special meeting, the effect will be a vote against the merger. By signing the proxy, you also authorize the proxy holders to vote in their discretion for any procedural motions, such as a motion for adjournment that may come up at the meeting and on other business as may properly come before the meeting.

Your vote is very important. The board of directors of High Street Corporation has approved the merger and strongly encourages you to vote in favor of the merger. Whether or not you plan to attend the special meeting, please mark, sign, date and return your proxy promptly. Please do not send any stock certificates until you receive separate instructions from us.

BY ORDER OF THE BOARD OF DIRECTORS
Anne D. Martin
Secretary
Asheville, North Carolina, August 8, 2002

CAPITAL BANK CORPORATION 4901 Glenwood Avenue Raleigh, North Carolina 27612	HIGH STREET CORPORATION 1310 Hendersonville Road Asheville, North Carolina 28803

ACQUISITION PROPOSED

YOUR VOTE IS VERY IMPORTANT

The boards of directors of Capital Bank Corporation and High Street Corporation have approved Capital Bank Corporation’s acquisition of High Street Corporation in a merger transaction in which High Street Corporation will merge into Capital Bank Corporation, with Capital Bank Corporation being the surviving corporation.

Before this transaction can be completed, High Street Corporation and Capital Bank Corporation shareholders must vote to approve it. We are sending you this Joint Proxy Statement/Prospectus to ask you to vote in favor of the transaction.

At the effective time of the merger, each outstanding share of High Street Corporation common stock will be automatically converted into .747 of a share of Capital Bank Corporation common stock, subject to adjustment in the event the average closing price of Capital Bank Corporation common stock is less than $12.50 for the 20 day trading period ending September 20, 2002.

We describe the merger more fully in this Joint Proxy Statement/Prospectus.

On July 29, 2002, Capital Bank Corporation stock closed at $14.80 per share, making the value of .747 of a share of Capital Bank Corporation common stock equal to $11.06 on that date. The market price of Capital Bank Corporation common stock, however, may fluctuate between July 29, 2002 and the date that the merger is completed. Such fluctuation would change the value of the shares of Capital Bank Corporation common stock that High Street Corporation shareholders will receive in the merger.

The boards of directors of each of Capital Bank Corporation and High Street Corporation recommend a vote “for” the proposals described in this Joint Proxy Statement/Prospectus.

The date, time and place of the Capital Bank Corporation shareholders’ meeting is:

September 24, 2002
2:00 p.m. local time
Capital Bank Corporation
4901 Glenwood Avenue
Raleigh, North Carolina 27612

The date, time and place of the High Street Corporation shareholders’ meeting is:

September 23, 2002
10:00 a.m. local time
High Street Corporation
1310 Hendersonville Road
Asheville, North Carolina 28803

This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger of High Street Corporation into Capital Bank Corporation. We encourage you to read this entire document carefully.

James A. Beck
President and Chief Executive Officer
Capital Bank Corporation
Raleigh, North Carolina

J. Edgar McFarland
President and Chief Executive Officer
High Street Corporation
Asheville, North Carolina

August 8, 2002

CAPITAL BANK CORPORATION 4901 Glenwood Avenue Raleigh, North Carolina 27612	HIGH STREET CORPORATION 1310 Hendersonville Road Asheville, North Carolina 28803

The boards of directors of Capital Bank Corporation and High Street Corporation have approved Capital Bank Corporation’s acquisition of High Street Corporation in a merger transaction in which High Street Corporation will merge into Capital Bank Corporation, with Capital Bank Corporation being the surviving corporation. At the effective time of the merger, each outstanding share of High Street Corporation common stock will be automatically converted into .747 of a share of Capital Bank Corporation common stock, subject to adjustment if the average closing price of Capital Bank Corporation common stock is less than $12.50 during the 20 day trading period ending September 20, 2002.

Capital Bank Corporation and High Street Corporation are sending you this Joint Proxy Statement/Prospectus for the following purposes:

•	If you are a Capital Bank Corporation shareholder, this Joint Proxy Statement/Prospectus describes for you, and will help you decide how to vote on:

(1)
Capital Bank Corporation’s proposed acquisition of High Street Corporation through the merger of High Street Corporation into Capital Bank Corporation, with Capital Bank Corporation being the surviving corporation, and

(2)	the proposed issuance of Capital Bank Corporation common stock to High Street Corporation shareholders in the proposed merger.

•
If you are a High Street Corporation shareholder, this Joint Proxy Statement/Prospectus describes for you, and will help you decide how to vote on, Capital Bank Corporation’s proposed acquisition of High Street Corporation through the merger of High Street Corporation into Capital Bank Corporation, with Capital Bank Corporation being the surviving corporation.

This document also serves as the prospectus of Capital Bank Corporation and contains important investor information about the business and operations of Capital Bank Corporation and High Street Corporation.

Capital Bank Corporation has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, and this Joint Proxy Statement/Prospectus is the prospectus filed as part of such Registration Statement. This Joint Proxy Statement/Prospectus does not contain all of the information in the Registration Statement nor does it include the exhibits to the Registration Statement, as the Securities and Exchange Commission permits. Please see “Additional Information” on page 67.

Shares of Capital Bank Corporation common stock currently trade on the National Market of the Nasdaq Stock Market, Inc. (the “Nasdaq National Market”) under the symbol “CBKN.” Shares of High Street Corporation common stock currently trade on the OTC Bulletin Board (the “OTCBB”) under the symbol “HSTC.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the merger or passed upon the accuracy or adequacy of this Joint Proxy Statement/Prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, or any other governmental agency.

The merger and an investment in Capital Bank Corporation common stock as a result of the merger will involve certain risks. You should carefully consider the risk factors beginning on page 8 under “Risk Factors” before you vote on the merger. See “Risk Factors” on page 8.

i

When used in this Joint Proxy Statement/Prospectus, the terms “Capital Bank Corporation” and “High Street Corporation” refer to Capital Bank Corporation and High Street Corporation, respectively, and, where the context requires, to Capital Bank Corporation and High Street Corporation and their respective predecessors and subsidiaries. “We” refers to both Capital Bank Corporation and High Street Corporation.

This Joint Proxy Statement/Prospectus incorporates important business and financial information about Capital Bank Corporation and High Street Corporation that is not included in or delivered with this document. You should refer to “Additional Information” on page 67 for a description of the documents incorporated by reference in this Joint Proxy Statement/Prospectus.

You may obtain copies of Capital Bank Corporation documents, other than exhibits, unless such exhibits are specifically incorporated by reference into the information that this Joint Proxy Statement/Prospectus incorporates, without charge upon written or oral request to:

Allen T. Nelson, Jr.
Capital Bank Corporation
4901 Glenwood Avenue
Raleigh, North Carolina 27612
Telephone: (919) 645-6321

TO OBTAIN TIMELY DELIVERY OF CAPITAL BANK CORPORATION DOCUMENTS, YOU MUST MAKE YOUR REQUEST BY SEPTEMBER 17, 2002.

You may obtain copies of High Street Corporation documents, other than exhibits, unless such exhibits are specifically incorporated by reference into the information that this Joint Proxy Statement/Prospectus incorporates, without charge upon written or oral request to:

Anne D. Martin
High Street Corporation
1310 Hendersonville Road
Asheville, North Carolina 28803
Telephone: (828) 267-1018

TO OBTAIN TIMELY DELIVERY OF HIGH STREET CORPORATION DOCUMENTS, YOU MUST MAKE YOUR REQUEST BY SEPTEMBER 16, 2002.

You should rely only on the information incorporated by reference or provided in or with this Joint Proxy Statement/Prospectus to vote at your special meeting. We have not authorized anyone to give you different information. You should not assume that the information in this Joint Proxy Statement/Prospectus, or in any documents delivered with this Joint Proxy Statement/Prospectus, or any supplement, is accurate as of any date other than the date on the front of such documents, and neither the mailing of the Joint Proxy Statement/Prospectus to you nor the issuance of shares of Capital Bank Corporation common stock in connection with the merger shall create any implication to the contrary.

This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is not lawful to make any such offer or solicitation.

The date of this Joint Proxy Statement/Prospectus is August 8, 2002 and it was first mailed to shareholders on or about August 8, 2002

FORWARD LOOKING STATEMENTS

This Joint Proxy Statement/Prospectus contains “forward looking statements” about Capital Bank Corporation and High Street Corporation on a combined basis following the merger. “Forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, are statements that represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial position to differ materially from the forward looking statements. Such forward looking statements can generally be identified by the use of forward looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “believe,” or “continue,” or the negative thereof or other variations thereof or comparable terminology.

We caution that any such forward looking statements are further qualified by important factors that could cause our actual operating results to differ materially from those in the forward looking statements, including without limitation:

•	Our ability to successfully integrate High Street Corporation into Capital Bank Corporation;

•	Management of our growth;

•	The risks associated with possible or completed acquisitions;

•	Increased competitive pressure in the banking industry;

•	Dependence on key personnel;

•	Changes in the regulatory environment;

•	Changes in the interest rate environment reducing margins;

•	General economic conditions, either national or regional, being less favorable than expected, resulting in, among other things, deterioration of asset quality;

•	Changes in business conditions and inflation;

•	Changes in the securities markets; and

•	The other risk factors described on page 8 of this Joint Proxy Statement/Prospectus.

QUESTIONS AND ANSWERS ABOUT MERGER
OF HIGH STREET CORPORATION INTO CAPITAL BANK CORPORATION

Q:  Why are Capital Bank Corporation and High Street Corporation proposing to merge?

A:  The boards of directors of both Capital Bank Corporation and High Street Corporation believe that, among other things, the merger will provide the resulting company with expanded opportunities for profitable growth. In addition, the boards believe that by combining the resources and capital of the two companies, the resulting company will have an improved ability to compete in the changing and competitive financial services industry.

Q:  What am I being asked to vote upon?

A:  If you are a Capital Bank Corporation shareholder, you are being asked to approve the merger agreement and the related plan of merger pursuant to which Capital Bank Corporation will acquire High Street Corporation by merger, with Capital Bank Corporation being the surviving corporation, and the issuance of Capital Bank Corporation common stock to High Street Corporation shareholders in the proposed merger. If you are a High Street Corporation shareholder, you are being asked to approve the merger agreement and the related plan of merger pursuant to which Capital Bank Corporation will acquire High Street Corporation, with Capital Bank Corporation being the surviving corporation. Neither Capital Bank Corporation’s board of directors nor High Street Corporation’s board of directors is aware of any other business to be considered at their respective meetings.

Q:  What do I need to do now?

A.  Indicate on your proxy card how you want to vote, and sign, date, and mail the proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at your respective special shareholders meeting. The Capital Bank Corporation meeting will take place on September 24, 2002, at 2:00 p.m. local time. The High Street Corporation meeting will take place on September 23, 2002 at 10:00 a.m. local time.

The boards of directors of Capital Bank Corporation and High Street Corporation each recommend that you vote in favor of each of the proposals on which you will be voting at your respective special shareholders meeting.

Q:  I am a current Capital Bank Corporation shareholder. Should I send in my stock certificates?

A:  No. Outstanding shares of Capital Bank Corporation common stock will remain outstanding following the merger with High Street Corporation.

Q:  I am a current High Street Corporation shareholder. Should I send in my stock certificates?

A:  Not yet. After the merger is completed, the combined company will send High Street Corporation shareholders written instructions for exchanging their stock certificates for Capital Bank Corporation certificates. You should not send in your stock certificates until you receive these instructions.

Q:  What will High Street Corporation shareholders receive as a result of the merger?

A:  At the effective time of the merger, each outstanding share of High Street Corporation common stock will be automatically cancelled and, for each such share cancelled, the holder will be entitled to receive .747 of a share of Capital Bank Corporation common stock, subject to adjustment if the average closing price of Capital Bank Corporation common stock is less than $12.50 during the 20 day trading period ending September 20, 2002.

v

Fractional shares will not be issued. The number of shares of Capital Bank Corporation common stock that a High Street Corporation shareholder is entitled to receive will be rounded to the nearest whole share with fractions of .50 or more rounded up to the next whole share and fractions of less than .50 eliminated.

Example:  If you currently own 100 shares of High Street Corporation common stock, then after High Street Corporation’s merger into Capital Bank, you will receive 75 shares of Capital Bank Corporation common stock.

Q:  Who will serve as Capital Bank Corporation’s president after the merger?

A:  After the merger is complete, James A. Beck, who currently serves as Capital Bank Corporation’s president and chief executive officer, will continue in the role of president and chief executive officer of Capital Bank Corporation. It also is expected that immediately after completion of the merger, Capital Bank Corporation will employ certain executives of High Street Corporation.

Q:  Will Capital Bank Corporation’s board of directors change after the merger?

A:  Yes. As soon as reasonably practicable after the effective time of the merger, Capital Bank Corporation will use reasonable efforts to cause Carl H. Ricker, Jr., a current member of High Street Corporation’s board of directors, to be elected or appointed as a member of Capital Bank Corporation’s board of directors, subject to required regulatory approvals. In addition, if and when High Street Banking Company merges with and into Capital Bank, Capital Bank Corporation will cause Mr. Ricker to be elected or appointed to Capital Bank’s board of directors, subject to required regulatory approvals. See “Description Of The Merger Transaction—Interests of Certain Persons in the Merger—Capital Bank Corporation Board of Directors” on page 42 for a more detailed description of the effect of the merger on the board of directors of Capital Bank Corporation.

Q:  Will shareholders have dissenters’ rights?

A:  Holders of High Street Corporation common stock may exercise dissenters’ rights under Article 13 of the North Carolina Business Corporation Act. We have attached a copy of that law as Appendix D to this Joint Proxy Statement/Prospectus. Holders of Capital Bank Corporation common stock will not have dissenter’s rights in connection with the merger.

Please see page 46 of, and Appendix D to, this Joint Proxy Statement/Prospectus for a more detailed description of the dissenters’ rights and how to exercise them.

Q:  What are the federal income tax consequences to High Street Corporation shareholders?

A:  For federal income tax purposes, High Street Corporation shareholders who exchange their shares for Capital Bank Corporation common stock will generally not recognize gain or loss on the exchange. However, because certain tax consequences of the merger may vary depending upon the particular circumstances of each High Street Corporation shareholder and other factors, each High Street Corporation shareholder should consult his or her own tax advisor to determine the particular tax consequences of the merger to such holder (including the application and effect of state, local and foreign tax laws).

Please see page 43 of this Joint Proxy Statement/Prospectus for a more detailed description of the federal income tax consequences of the merger.

Q:  When do you expect the merger to be completed?

A:  We anticipate that the merger will be completed in the fourth quarter of 2002 and are working towards completing the merger as early as possible. In addition to shareholder approvals, we must also obtain certain regulatory approvals.

Q:  My shares are held in my broker’s name. How do I vote my shares?

A:  If your shares are held in your broker’s name, copies of this Joint Proxy Statement/Prospectus were sent to you by your broker. The broker will request instructions from you as to how you want your shares to be voted, and the broker will vote your shares according to your instructions.

Q:  What will happen if I don’t send in my proxy card?

A: If you don’t send in your proxy card or give voting instructions to your broker or nominee, and you don’t attend the applicable special meeting and vote in person, then your shares will not be voted. If a significant number of shareholders of either Capital Bank Corporation or High Street Corporation do not return their proxy cards, it could be more difficult to obtain the required approval of shareholders of each company entitled to vote on the merger. Since the affirmative vote of holders of a majority of the outstanding shares of each company is required to approve the merger, the failure to return your proxy card or vote in person at the meeting will have the same effect as a vote against the merger, so we urge you to vote.

Q:  If I’ve lost my stock certificate, can I receive consideration in the merger?

A:  Yes. However, you will have to provide an affidavit attesting to the fact that you lost your stock certificate. Additionally, you may have to give Capital Bank Corporation or the exchange agent a bond to indemnify Capital Bank Corporation against a loss in the event someone finds or has your lost certificate and is able to transfer it. To avoid these measures, you should do everything you can to find your lost certificate before the time comes to send it in.

Q:  Where will my shares be listed after the merger?

A:  After the merger, shares of Capital Bank Corporation’s common stock will be listed on the Nasdaq National Market and will trade under the symbol “CBKN.”

Q:  Can I change my vote after I have mailed my proxy card?

A:  Yes. You can change your vote at or before the special meeting. You can do this in any of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice or new proxy card to the corporate secretary at the appropriate address listed below. Third, you can attend the special meeting and vote in person. Simply attending the meeting and not voting, however, will not revoke your proxy.

All written notices of revocation and other communications with respect to revocation of proxies by Capital Bank Corporation shareholders should be sent to: Capital Bank Corporation, 4901 Glenwood Avenue, Raleigh, North Carolina 27612, Attention: Corporate Secretary.

All written notices of revocation and other communications with respect to revocation of proxies by High Street Corporation shareholders should be sent to: High Street Corporation, 1310 Hendersonville Road, Asheville, North Carolina 28802, Attention: Corporate Secretary.

Q:  If the merger is completed, what will happen to my options to acquire High Street Corporation common stock?

A:  Upon completion of the merger, options to purchase shares of High Street Corporation common stock will be assumed by Capital Bank Corporation and become exercisable for shares of Capital Bank Corporation common stock. The respective number of shares issuable upon the exercise of these options, and their respective exercise prices, will be adjusted using the exchange ratio of the merger, which is .747 of a share of Capital Bank Corporation common stock for each share of High Street Corporation common stock (subject to adjustment as described herein).

SUMMARY

This Summary highlights selected information in this Joint Proxy Statement/Prospectus and may not contain all the information that is important to you. To understand the proposed merger fully and for a more complete description of the legal terms of the proposed merger, you should carefully read this entire document, the documents delivered with it, and the documents to which we have referred you in “Additional Information” on page 67. The merger agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus. For your reference, we have included page references in this summary to direct you to more complete descriptions of the topics presented in this summary.

Parties to the Merger

Capital Bank Corporation (page 60)
4901 Glenwood Avenue
Raleigh, North Carolina 27612
Telephone: (919) 645-6400

Capital Bank Corporation is a financial holding company incorporated under the laws of the State of North Carolina on August 10, 1998. Capital Bank Corporation’s primary function is to serve as the holding company for its wholly-owned subsidiaries, Capital Bank and Capital Bank Investment Services, Inc. Capital Bank is a community bank engaged in the general commercial banking business in Wake, Chatham, Northampton, Granville, Warren and Lee Counties, North Carolina. Capital Bank offers a full range of banking services, including automated teller machine access to its customers for cash withdrawals through nationwide ATM networks. Capital Bank Investment Services, Inc. makes available, through registered investment representatives, a full range of non-deposit investment services to individuals and corporations, including the customers of Capital Bank.

As of June 30, 2002, Capital Bank Corporation had consolidated assets of $641.9 million, consolidated loans of $467.0 million, consolidated investment securities of $114.0 million, consolidated deposits of $503.0 million, and consolidated shareholders’ equity of $57.1 million.

High Street Corporation (page 61)
1310 Hendersonville Road
Asheville, North Carolina 28803
Telephone: (828) 277-5001

High Street Corporation is a holding company incorporated under the laws of the State of North Carolina in March 2001. High Street Corporation’s primary function is to serve as the holding company for its wholly-owned subsidiary, High Street Banking Company, a state-chartered banking corporation. High Street Banking Company is a community bank engaged in the general commercial banking business in Buncombe, Madison, Yancey, McDowell, Henderson, Transylvania, Haywood and Rutherford Counties, North Carolina. High Street Banking Company also offers investment services through its wholly-owned subsidiary, High Street Investment Services, Inc., including brokerage services, retirement plans, insurance services, annuities, and investment counseling.

As of June 30, 2002, High Street Corporation had consolidated assets of $165.1 million, consolidated loans of $128.3 million, consolidated investment securities of $20.1 million, consolidated deposits of $138.8 million, and consolidated shareholders’ equity of $15.1 million.

The Merger (page 23)

Capital Bank Corporation and High Street Corporation have agreed to combine their businesses under the terms of a merger agreement between the companies that is described in this Joint Proxy Statement/Prospectus. A copy of the merger agreement is attached to this Joint Proxy Statement/Prospectus as Appendix A. Pursuant to the merger agreement, upon completion of the merger, High Street Corporation will merge into Capital Bank Corporation, with Capital Bank Corporation being the surviving corporation.

After the merger is complete, it is contemplated that High Street Banking Company will be operated as a separate subsidiary of Capital Bank Corporation for an interim period, then merge into Capital Bank Corporation’s subsidiary, Capital Bank, with Capital Bank as the surviving bank.

What High Street Corporation Shareholders Will Receive In the Merger (page 23)

At the effective time of the merger, each outstanding share of High Street Corporation common stock will be automatically converted into ..747 of a share of Capital Bank Corporation common stock, subject to adjustment if the average closing price of Capital Bank Corporation common stock is less than $12.50 for the 20 day trading period ending September 20, 2002. Capital Bank Corporation shareholders will continue to own their existing shares of Capital Bank Corporation common stock after the merger.

For more information about what High Street Corporation shareholders will receive if the merger is completed, see “Description Of The Merger Transaction—What High Street Corporation Shareholders Will Receive in the Merger” on page 23.

Reasons For The Merger (page 24 )

The boards of directors of both Capital Bank Corporation and High Street Corporation believe that, among other things, the merger will provide the resulting company with expanded opportunities for profitable growth. In addition, the boards believe that by combining the resources and capital of the two companies, the resulting company will have increased economies of scale and an improved ability to compete in the changing and competitive financial services industry.

Opinion Of Capital Bank Corporation’s Financial Advisor (page 27)

Capital Bank Corporation retained Trident Securities, a division of McDonald Investments, Inc. (“Trident”), to render an opinion to its board of directors as to the fairness, from a financial point of view, of the exchange ratio provided for in the merger agreement. The full text of Trident’s opinion is attached as Appendix B to this Joint Proxy Statement/Prospectus and you should read it in its entirety with respect to the procedures followed, assumptions made, matters considered and qualification and limitation on the review undertaken by Trident in connection with its opinion.

Opinion Of High Street Corporation’s Financial Advisor (page 32)

High Street Corporation retained The Orr Group to render an opinion to its board of directors as to the fairness to the holders of High Street Corporation common stock, from a financial point of view, of the merger consideration provided for in the merger agreement. The full text of The Orr Group’s opinion is attached as Appendix C to this Joint Proxy Statement/Prospectus and you should read it in its entirety with respect to the procedures followed, assumptions made, matters considered and qualifications and limitation on the review undertaken by The Orr Group in connection with its opinion.

Required Shareholder Votes (pages 18 and 20)

Capital Bank Corporation

The approval of the merger agreement and related plan of merger and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of the outstanding shares of Capital Bank Corporation’s common stock. In addition, the issuance of Capital Bank Corporation common stock in the merger transaction requires the affirmative vote of a majority of those shares of Capital Bank Corporation common stock present, in person or by proxy, at the special meeting.

Because both proposals must be approved in order for the merger to be effected, a vote against either proposal has the same effect as a vote against both of the proposals. The merger will not occur and neither of the proposals will be effected unless both of the proposals are approved.

High Street Corporation

The approval of the merger agreement and related plan of merger and the transactions contemplated thereby will require the affirmative vote of the holders of a majority of the outstanding shares of High Street Corporation common stock.

Certain directors of High Street Corporation have agreed to vote their shares of High Street Corporation common stock in favor of the merger agreement at the High Street Corporation shareholder meeting. See “Description Of The Merger Transaction—Interests Of Certain Persons In The Merger” on page 40.

Recommendation To Shareholders (pages 20 and 22)

Capital Bank Corporation

The board of directors of Capital Bank Corporation has approved the merger agreement and related plan of merger and the transactions contemplated thereby and the issuance of shares of Capital Bank Corporation common stock to the shareholders of High Street Corporation in connection with the merger. The Capital Bank Corporation board believes that the proposed merger and the related issuance of shares of Capital Bank Corporation common stock are each fair to Capital Bank Corporation shareholders and are each in their best interests. The Capital Bank Corporation board recommends that Capital Bank Corporation shareholders vote for approval of the merger agreement and related plan of merger and the transactions contemplated thereby and the related issuance of shares of Capital Bank Corporation common stock.

High Street Corporation

The board of directors of High Street Corporation has approved the merger agreement and related plan of merger and the transactions contemplated thereby. The High Street Corporation board believes that the proposed merger is fair to High Street Corporation shareholders and is in their best interests. The High Street Corporation board recommends that High Street Corporation shareholders vote for approval of the merger agreement and related plan of merger and the transactions contemplated thereby.

Dissenters’ Rights (page 46)

High Street Corporation shareholders who vote against or abstain from voting on the merger and properly exercise their dissenters’ rights prior to the shareholder meeting have the right to receive a cash payment for the fair value of their shares of common stock as provided by Article 13 of the North Carolina Business Corporation Act. To exercise these rights, you must comply with Article 13 of the North Carolina Business Corporation Act, a copy of which is attached as Appendix D to this Joint Proxy Statement/Prospectus. If you wish to dissent, please read this information carefully as you must take affirmative steps to preserve your rights.

Effect Of The Merger On High Street Corporation Stock Options (page 24)

High Street Corporation’s directors and several of its employees hold options to purchase shares of High Street Corporation common stock under two High Street Corporation stock option plans. When the merger becomes effective, each outstanding option to purchase High Street Corporation common stock granted under High Street Corporation’s stock option plans will become an option to purchase Capital Bank Corporation common stock. See “Description Of The Merger Transaction —Effect Of The Merger On High Street Corporation Options” for a more detailed description of the treatment of High Street Corporation stock options in the merger.

Expected Tax Treatment (page 43)

It is anticipated that the merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and that, for federal income tax purposes, High Street Corporation shareholders who exchange their shares for Capital Bank Corporation common stock will generally not recognize any gain or loss upon the exchange. See “Description of the Merger Transaction—Expected Tax Treatment As A Result Of The Merger” for a more detailed description of the expected tax treatment as a result of the merger.

Because certain tax consequences of the merger may vary depending on the particular circumstances of each shareholder and other factors, each shareholder of High Street Corporation should consult his or her own tax advisor to determine the tax consequences of the merger under federal, state, local, and foreign tax laws.

Share Ownership Of Management And Certain Shareholders

Capital Bank Corporation

On the record date for the Capital Bank Corporation shareholder meeting, Capital Bank Corporation directors and executive officers, their immediate family members and entities they controlled or owned shared voting power over 779,627 shares of Capital Bank Corporation common stock, or approximately 14.7 percent of the outstanding shares of Capital Bank Corporation common stock, which constitutes approximately 29.4 percent of the vote required to approve the merger.

High Street Corporation

On the record date for the High Street Corporation shareholder meeting, High Street Corporation directors and executive officers, their immediate family members and entities they controlled or owned shared voting power over 574,925 shares of High Street Corporation common stock, or approximately 32.9 percent of the outstanding shares of High Street Corporation common stock, which constitutes approximately 65.8 percent of the vote required to approve the merger.

Certain directors of High Street Corporation have agreed to vote their shares of High Street Corporation common stock in favor of the merger agreement at the High Street Corporation shareholder meeting. See “Description Of The Merger Transaction—Interests Of Certain Persons In The Merger—Non-Competition And Voting Agreements Of Carl H. Ricker, Jr., Hurshell H. Keener And J. Edgar McFarland.”

Interests Of Certain Persons In The Merger (page 40)

In considering the boards’ recommendations to vote for the merger transaction, shareholders should be aware that some directors and executive officers of Capital Bank Corporation and High Street Corporation have interests in the merger that may be different from, or in addition to, those of their respective shareholders generally. These interests generally include the potential for such persons to occupy positions as officers, directors or advisory board members of Capital Bank Corporation or Capital Bank after the merger, potential benefits under employment or severance arrangements as a result of the merger, and the right after the merger of past and present officers and directors of High Street Corporation to continued indemnification from Capital Bank Corporation and continued insurance coverage by Capital Bank Corporation.

Effective Time (page 34)

Subject to the conditions to the obligations of High Street Corporation and Capital Bank Corporation to effect the merger, as provided in the merger agreement and described in this Joint Proxy Statement/Prospectus, the merger will become effective at the time of the filing of articles of merger with the North Carolina Secretary of State. If the shareholders of Capital Bank Corporation and High Street Corporation approve the merger and all required regulatory approvals are obtained in a timely manner, it is currently anticipated that the merger will be completed during the fourth quarter of 2002. High Street Corporation and Capital Bank Corporation cannot assure you if or when the necessary shareholder and regulatory approvals can be obtained or that the other conditions precedent to the merger can or will be satisfied.

Regulatory Approval And Other Conditions (page 62 )

Before the merger may be completed, notice to and approval from various federal and state banking regulators, including the Federal Reserve, is required. Capital Bank Corporation and High Street Corporation have filed an application and notification with the Federal Reserve for approval of the merger. We expect to obtain this and all other required approvals, but make no assurances that such regulatory approvals will be obtained or as to the timing of receiving such approvals.

In addition to the required regulatory approvals, the merger can be completed only if certain other conditions, including without limitation the following, are met or waived: (i) approval of the merger agreement, plan of merger and the issuance of shares in the merger by the Capital Bank Corporation shareholders, (ii) approval of the merger agreement and related plan of merger by the High Street Corporation shareholders, (iii) receipt of a satisfactory legal opinion that the merger will qualify as a tax-free reorganization, (iv) dissenter’s rights are exercised by holders of 10 percent or less of the outstanding shares of High Street Corporation common stock, (v) material compliance by the parties with the covenants in the merger agreement and (vi) the effectiveness of the Registration Statement, of which this Joint Proxy Statement/Prospectus is a part, covering the shares of Capital Bank Corporation common stock to be issued to High Street Corporation shareholders in connection with the merger.

The merger agreement, attached to this Joint Proxy Statement/Prospectus as Appendix A, describes in greater detail, these and other conditions that must be met before the merger may be completed.

Waiver, Amendment And Termination (page 37)

At any time before the merger is completed, High Street Corporation and Capital Bank Corporation may mutually agree to terminate the merger agreement and not proceed with the merger. In addition, either of High Street Corporation or Capital Bank Corporation may unilaterally terminate the merger if:

•
Any law or regulation makes consummation of the merger agreement illegal or otherwise prohibited or if there is a final judgment, injunction, order or decree enjoining Capital Bank Corporation or High Street Corporation or their respective shareholders from consummating the merger agreement or the merger;

•
All conditions to effect the transactions contemplated by the merger agreement have not been fulfilled or waived by November 30, 2002 and the party seeking termination is in material compliance with all of its obligations under the merger agreement;

•	A condition to the obligation to effect the merger of the party seeking termination is incapable of fulfillment;

•	The other party commits an unremedied breach of the representations or warranties, covenants or agreements contained in the merger agreement;

•
Either the High Street Corporation shareholders do not approve the merger at the High Street Corporation shareholder meeting or the Capital Bank Corporation shareholders do not approve the merger at the Capital Bank Corporation shareholder meeting; or

•
A consent of any regulatory authority required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final nonappealable action of such authority.

High Street Corporation may unilaterally terminate the merger agreement upon the decision of its board of directors if the average closing price of Capital Bank Corporation’s common stock on the Nasdaq National Market is less than $11.25 for the 20 day trading period ending September 20, 2002.

In addition, in accordance with certain procedures set forth in the merger agreement, High Street Corporation may unilaterally terminate the merger agreement if its board of directors determines, in good faith and in the exercise of its reasonable judgment (based on the advice of independent advisors and an opinion of outside legal counsel) that an offer or proposal from a third party concerning a merger, share exchange, stock sale, recapitalization, consolidation or other business combination involving High Street Corporation or any of its subsidiaries or divisions of any of the foregoing, or any proposal or offer to acquire in any manner, directly or indirectly, more than a 30 percent equity interest in, or more than 30 percent of the consolidated assets of, High Street Corporation and its subsidiaries (“acquisition proposal”) is superior to the terms of transactions contemplated by the merger agreement and that failing to entertain such acquisition proposal would violate its board of directors’ fiduciary duties.

Termination Fee (page 38)

The merger agreement requires High Street Corporation to pay Capital Bank Corporation a termination fee of $250,000 upon termination of the merger agreement by High Street Corporation if High Street Corporation has accepted an acquisition proposal of a third party and entered into a definitive, binding transaction agreement to consummate the transaction which is the subject of the acquisition proposal. If the transaction which is the subject of the acquisition proposal is consummated within twelve (12) months after the date of such acquisition proposal, the merger agreement requires High Street Corporation to pay Capital Bank an additional termination fee of $750,000.

In addition, with certain exceptions, the merger agreement also requires High Street Corporation to pay Capital Bank Corporation a termination fee of $1,000,000 (less any amounts paid as described in the preceding paragraph), if (i) High Street Corporation receives an acquisition proposal prior to May 1, 2003, (ii) fails to recommend approval of the merger transaction with Capital Bank Corporation to its shareholders or amends or withdraws its recommendation of such merger transaction to its shareholders in a manner adverse to Capital Bank Corporation, and (iii) consummates the transaction which is the subject of the alternate acquisition proposal within twelve (12) months after the date of such acquisition proposal. This $1,000,000 termination fee will not be payable by High Street Corporation, however, if the merger agreement is terminated by High Street Corporation, unless such termination is due solely to the failure of either party’s shareholders to approve the merger, or by Capital Bank Corporation, unless such termination is due to the willful breach by High Street Corporation of any representation, warranty or covenant thereunder.

Non-Solicitation (page 39)

Unless the merger agreement is terminated, High Street Corporation has agreed that neither it nor any of its officers, directors, affiliates, representatives or agents will solicit, initiate or encourage any acquisition proposal or participate in any discussions or negotiations with or encourage any effort or attempt by a third party to take any other action or to facilitate an acquisition proposal. However, High Street Corporation may furnish information in response to a request for information from a third party that presents an unsolicited written acquisition proposal with terms superior to the merger transaction with Capital Bank Corporation. Additionally, High Street Corporation may participate in discussions and negotiate with such third party concerning any superior acquisition proposal and terminate the merger agreement with Capital Bank Corporation, so long as the acquisition proposal was not solicited or encouraged by High Street Corporation, and High Street Corporation’s board of directors determines, based upon a written opinion of legal counsel, that the directors’ fiduciary duties would be violated by failing to take such action.

Certain Differences In Shareholders’ Rights (page 49)

Upon completion of the merger, High Street Corporation shareholders receiving Capital Bank common stock will become shareholders of Capital Bank Corporation. The Capital Bank Corporation articles of incorporation and bylaws will govern their rights as Capital Bank Corporation shareholders. Because of differences in the articles of incorporation and bylaws of Capital Bank Corporation and High Street Corporation, High Street Corporation shareholders will have rights after the merger that are different than their rights as High Street Corporation shareholders prior to the merger.

Share Information And Market Prices Of High Street Corporation And Capital Bank Corporation Common Stock (page 64 )

Shares of Capital Bank Corporation common stock are traded on the Nasdaq National Market under symbol “CBKN.” Shares of High Street Corporation common stock are traded on the OTCBB under symbol “HSTC.”

The following table shows the reported closing sale prices per share for High Street Corporation common stock and Capital Bank Corporation common stock on (i) April 30, 2002, the last trading day before the public announcement of the execution of the merger agreement, and (ii) July 29, 2002, the latest practicable date prior to the date of this Joint Proxy Statement/Prospectus. This table also shows in the column entitled “Equivalent Price Per High Street Corporation Share” the closing price of a share of Capital Bank Corporation common stock on that day multiplied by .747.

We make no assurance as to what the market price of the Capital Bank Corporation common stock will be when the merger is completed or anytime thereafter, therefore, we cannot ensure the value referenced under “Equivalent Price Per High Street Corporation Share.” In evaluating the proposed merger, High Street Corporation shareholders should obtain current stock price quotations for Capital Bank Corporation and High Street Corporation common stock.

Date	High Street Corporation Common Stock	Capital Bank Corporation Common Stock	Equivalent Price Per High Street Corporation Share
April 30, 2002	$9.00	$15.47	$11.56
July 29, 2002	$10.40	$14.80	$11.06

RISK FACTORS

In addition to the other information contained or incorporated by reference in this Joint Proxy Statement/Prospectus, you should consider the following material risk factors carefully before deciding how to vote at the Capital Bank Corporation and High Street Corporation shareholder meetings. If any of the events described below occur, our business, financial condition, or results of operations could be materially adversely affected. In that event, the trading price of Capital Bank Corporation common stock may decline, in which case the value of your investment may decline as well. Please see page iii under “Forward Looking Statements” for additional information to consider before casting your vote at the respective shareholder meetings.

RISKS ASSOCIATED WITH THE MERGER

We May Not Be Able To Successfully Integrate High Street Corporation Into Capital Bank Corporation

The merger involves the combination of two bank holding companies that previously have operated independently. A successful combination of our operations will depend substantially on Capital Bank Corporation’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. Capital Bank Corporation may not be able to combine the operations of High Street Corporation and Capital Bank Corporation without encountering difficulties, such as:

•	The loss of key employees and customers;

•	The disruption of operations and business;

•	Inability to maintain and increase competitive presence;

•	Deposit attrition, customer loss and revenue loss;

•	Possible inconsistencies in standards, control procedures and policies;

•	Unexpected problems with costs, operations, personnel, technology and credit; and/or

•	Problems with the assimilation of new operations, sites or personnel, which could divert resources from regular banking operations.

The Value Of Consideration Received By High Street Corporation Shareholders Will Vary With Fluctuations In Capital Bank Corporation’s Stock Price

In connection with the merger, the outstanding shares of High Street Corporation common stock will be converted into shares of Capital Bank Corporation common stock. The price of Capital Bank Corporation common stock when the merger takes place may vary from its price at the date of this Joint Proxy Statement/Prospectus and at the date of High Street Corporation’s shareholder meeting. Such fluctuations in the price of Capital Bank Corporation common stock may result from changes in the business, operations or prospects of Capital Bank Corporation, regulatory considerations, general market and economic conditions or other factors. At the time of High Street Corporation’s shareholder meeting, High Street Corporation shareholders will not know the exact value of the consideration to be received when the merger is completed.

The Merger May Fail To Qualify For Tax-Free Treatment

We have structured the merger to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. Although the Internal Revenue Services has not provided a ruling on the matter, we will obtain a legal opinion that, subject to certain assumptions deemed reasonable by the law firm rendering the opion, the merger qualifies as a tax-free reorganization. The opinion neither binds the Internal Revenue Service nor prevents the Internal Revenue Service from adopting a contrary position. If the merger fails to qualify as a tax-free reorganization, a High Street Corporation shareholder would recognize gain or loss on each High Street Corporation share surrendered in the amount of the difference between the basis in such share and the fair market value of Capital Bank Corporation shares received by such High Street Corporation shareholder in exchange for it at the time of the merger. See “Description Of The Merger Transaction—Expected Tax Treatment As A Result Of The Merger.”

RISKS ASSOCIATED WITH CAPITAL BANK CORPORATION

Our Results Are Impacted By The Economic Conditions Of Our Principal Operating Regions

After the merger, our operations will be concentrated in Eastern and Piedmont North Carolina. As a result of this geographic concentration, our results may correlate to the economic conditions in these areas. A deterioration in economic conditions in any of these market areas, particularly in the industries on which these geographic areas depend, may adversely affect the quality of our loan portfolio and the demand for our products and services, and accordingly, our results of operations.

We Are Exposed To Risks In Connection With The Loans We Make

A significant source of risk for us arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. We have underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for loan losses, that we believe are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying our loan portfolio. Such policies and procedures, however, may not prevent unexpected losses that could adversely affect our results of operations.

We Compete With Larger Companies For Some Of The Same Business

The banking and financial services business in our market areas continues to be a competitive field and is becoming more competitive as a result of:

•	Changes in regulations;

•	Changes in technology and product delivery systems; and

•	The accelerating pace of consolidation among financial services providers.

After the merger, we may not be able to compete effectively in our markets, and our results of operations could be adversely affected by the nature or pace of change in competition. We compete for loans, deposits and customers with various bank and nonbank financial services providers, many of which are larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services.

Our Trading Volume Has Been Low Compared With Larger Banks

Prior to the merger, the trading volume in Capital Bank Corporation’s common stock on the Nasdaq National Market has been comparable to other similarly-sized banks. Nevertheless, this trading is relatively low when compared with more seasoned companies listed on the Nasdaq National Market or other consolidated reporting systems or stock exchanges. Thus, after the merger, the market in Capital Bank Corporation’s common stock may be limited in scope relative to other companies. In addition, we cannot say with any certainty that a more active and liquid trading market for Capital Bank Corporation’s common stock will develop after the merger.

We Depend Heavily On Our Key Management Personnel

After the merger is complete, it is expected that James A. Beck, who currently serves as Capital Bank Corporation’s president and chief executive officer, will continue in the role of president and chief executive officer of Capital Bank Corporation. Prior to the merger, Capital Bank Corporation depended heavily on the services of Mr. Beck, and a number of other key personnel and their importance is not expected to change after the merger. Even though Capital Bank Corporation carries a $2 million key man life insurance policy on Mr. Beck, the loss of his services or of other key personnel after the merger could have a material adverse effect on Capital Bank Corporation’s business, financial condition or results of operations.

Immediately after completion of the merger, it is expected that Capital Bank Corporation or one of its subsidiaries will employ certain current executives of High Street Corporation. After the merger is completed, Capital Bank Corporation’s success will depend in part on its ability to retain such executives and to attract and retain additional qualified management personnel who have experience both in sophisticated banking matters and in operating a small to mid-size bank. Competition for such personnel is strong in the banking industry and we may not be successful in attracting or retaining the personnel we require. We expect to effectively compete in this area by offering financial packages that include incentive-based compensation and the opportunity to join in the rewarding work of building a new bank.

Technological Advances Impact Our Business

The banking industry is undergoing technological changes with frequent introductions of new technology-driven products and services. In addition to improving customer services, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Capital Bank Corporation’s future success will depend, in part, on our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources than we do to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or successfully market such products and services to our customers.

Government Regulations May Prevent Or Impair Our Ability To Pay Dividends, Engage In Acquisitions Or Operate In Other Ways

Current and future legislation and the policies established by federal and state regulatory authorities will affect our operations. We are subject to supervision and periodic examination by the Federal Deposit Insurance Corporation and the North Carolina State Banking Commission. Banking regulations, designed primarily for the protection of depositors, may limit our growth and the return to you, our investors, by restricting certain of our activities, such as:

•	The payment of dividends to our shareholders;

•	Possible mergers with or acquisitions of or by other institutions;

•	Our desired investments;

•	Loans and interest rates on loans;

•	Interest rates paid on our deposits;

•	The possible expansion of our branch offices; and/or

•	Our ability to provide securities or trust services.

We also are subject to capitalization guidelines set forth in federal legislation, and could be subject to enforcement actions to the extent that we are found by regulatory examiners to be undercapitalized. We cannot predict what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on our future business and earnings prospects. The cost of compliance with regulatory requirements may adversely affect our ability to operate profitably.

There Are Potential Risks Associated With Future Acquisitions

After the merger, we intend to continue to explore expanding a branch system through selective acquisitions of existing banks or bank branches in the Research Triangle area and other North Carolina markets. We cannot say with any certainty that we will be able to consummate, or if consummated, successfully integrate, future acquisitions, or that we will not incur disruptions or unexpected expenses in integrating such acquisitions. In the ordinary course of business, we evaluate potential acquisitions that would bolster our ability to cater to the small business, individual and residential lending markets in North Carolina. In attempting to make such acquisitions, we anticipate competing with other financial institutions, many of which have greater financial and operational resources. In addition, since the consideration for an acquired bank or branch may involve cash, notes or the issuance of shares of common stock, existing shareholders could experience dilution in the value of their shares of Capital Bank Corporation common stock in connection with such acquisitions. Any given acquisition, if and when consummated, may adversely affect our results of operations or overall financial condition.

SELECTED FINANCIAL DATA

Selected Historical Financial Data

The following tables present selected historical financial data for Capital Bank Corporation for each of the years in the five-year period ended December 31, 2001 and for the three-month periods ended March 31, 2002 and 2001. In addition, the tables present selected historical financial data for High Street Corporation for each of the years in the five-year period ended December 31, 2001 and for the three-month periods ended March 31, 2002 and 2001.

Capital Bank Corporation Selected Historical Financial Data

The information for Capital Bank Corporation is based on the consolidated financial statements contained in reports Capital Bank Corporation has filed with the Securities and Exchange Commission, certain of which documents have been incorporated by reference in this Joint Proxy Statement/Prospectus. See “Additional Information.” You should read the following tables in conjunction with the consolidated financial statements of Capital Bank Corporation described above (and the notes to them), recognizing that historical results are not necessarily indicative of results to be expected for any future period.

	For the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
	(In thousands, except ratios, share and per share data)
Summary of Operations
Interest Income	$8,372	$6,875	$26,173	$23,751	$14,553	$10,530	$5,717
Interest Expense	3,603	3,976	14,701	13,101	7,656	5,527	2,952

Net Interest Income	4,769	2,899	11,472	10,650	6,897	5,003	2,765
Provision for Loan Losses	525	300	1,215	1,110	924	792	270

Net Interest Income After Provision For Loan Losses	4,244	2,599	10,257	9,540	5,973	4,211	2,495
Non-interest Income	1,585	796	4,490	2,193	1,260	716	235
Non-interest Expense	4,210	2,814	11,847	9,596	8,124	5,813	2,983

Pre-tax Net Income (Loss)	1,619	581	2,900	2,137	(891)	(886)	(253)
Income Tax Expense (Benefit)	677	(356)	480	(36)	(40)	10	557

Net Income (Loss)	$942	$937	$2,420	$2,173	$(851)	$(896)	$(810)

Per Share Data
Net Income (Loss)—Basic	$0.18	$0.25	$0.65	$0.59	$(0.23)	$(0.25)	$(0.33)
Net Income (Loss)—Diluted	0.18	0.25	0.65	0.59	(0.23)	(0.25)	(0.33)
Cash Dividends Declared	0.05	—	—	—	—	—	—
Period End Stated Book Value	10.32	9.85	10.28	9.57	8.51	9.19	9.38
Period End Tangible Book Value	$8.52	$8.52	$8.98	$8.31	$8.07	$8.66	$8.82

Selected Balance Sheet Data (at Period End)
Total Assets	$641,495	$362,809	$406,741	$343,620	$222,337	$179,993	$126,934
Gross Loans	453,243	261,731	306,891	242,275	159,329	110,779	58,894
Allowance for Loan Losses	6,750	3,754	4,286	3,463	2,328	1,457	705
Deposits	482,119	289,008	304,443	279,094	163,245	137,343	90,358
Borrowings	81,408	25,000	50,000	15,000	20,000	5,066	194
Shareholders’ Equity	$55,265	$36,022	$36,983	$35,015	$31,126	$33,507	$34,305

Performance Ratios
Return on Average Assets	0.64%	1.07%	0.65%	0.73%	-0.42%	-0.60%	-0.98%
Return on Average Shareholders’ Equity	9.07%	10.57%	6.69%	6.21%	-2.68%	-2.62%	-3.65%
Net Interest Margin	3.46%	3.51%	3.26%	3.78%	3.61%	3.55%	3.52%
Average Shareholders’ Equity to Average Total Assets	7.02%	10.13%	9.69%	11.83%	15.81%	23.08%	26.91%

Capital Ratios
Tier I Risk-Based Capital	9.99%	11.20%	9.63%	11.76%	19.31%	28.33%	60.34%
Total Risk-Based Capital	11.24%	12.45%	10.88%	13.02%	20.56%	29.58%	61.69%
Leverage	8.24%	9.01%	8.75%	10.27%	15.49%	22.07%	34.66%

	For the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
	(In thousands, except ratios, share and per share data)
Asset Quality Ratios
Allowance/Gross Loans	1.49%	1.43%	1.40%	1.43%	1.46%	1.32%	1.20%
Nonperforming Loans/Total Loans	1.29%	0.13%	1.00%	0.16%	0.06%	0.07%	0.08%
Nonperforming Assets/Total Assets	1.03%	0.09%	0.75%	0.11%	0.04%	0.04%	0.04%
Net Charge-Offs/Average Loans	0.16%	0.00%	0.15%	0.17%	0.05%	0.06%	0.01%

High Street Corporation Selected Historical Financial Data

The information for High Street Corporation is based upon the consolidated financial statements contained in reports High Street Corporation has filed with the Securities and Exchange Commission, certain of which documents have been delivered together with this document and are incorporated by reference in this Joint Proxy Statement/Prospectus. See “Additional Information.” You should read the following tables in conjunction with the consolidated financial statements of High Street Corporation described above (and the notes to them), recognizing that historical results are not necessarily indicative of results to be expected for any future period.

	For the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
	(In thousands, except ratios, share and per share data)
Summary of Operations
Interest Income	$2,254	$2,937	$11,469	$11,920	$7,234	$2,230	$250
Interest Expense	1,260	1,828	6,876	7,332	4,058	1,168	78

Net Interest Income	994	1,109	4,593	4,588	3,176	1,062	172
Provision for Loan Losses	45	45	180	205	769	550	200

Net Interest Income After Provision For Loan Losses	949	1,064	4,413	4,383	2,407	512	(28)
Non-interest Income	228	210	680	303	406	345	19
Non-interest Expense	1,162	1,160	4,981	4,253	3,546	3,286	1,389

Pre-tax Net Income (Loss)	15	114	112	433	(733)	(2,429)	(1,398)
Income Tax Expense (Benefit)	7	40	64	(1,835)	—	—	—

Net Income (Loss)	$8	$74	$48	$2,268	$(733)	$(2,429)	$(1,398)

Per Share Data
Net Income (Loss)—Basic	$0.01	$0.04	$0.03	$1.30	$(0.46)	$(2.02)	$(1.09)
Net Income (Loss)—Diluted	0.01	0.04	0.03	1.29	(0.46)	(2.02)	(1.09)
Cash Dividends Declared	—	—	—	—	—	—	—
Period End Stated Book Value	8.49	8.75	8.54	8.61	7.66	6.84	8.82
Period End Tangible Book Value	$7.57	$7.57	$7.59	$7.56	$7.80	$6.84	$8.86
Selected Balance Sheet Data (at Period End)
Total Assets	$164,362	$163,359	$162,008	$146,693	$129,766	$60,428	$17,560
Gross Loans	124,886	118,903	124,061	108,979	100,009	47,610	3,410
Allowance for Loan Losses	1,671	1,733	1,626	1,722	1,519	750	200
Deposits	138,075	135,452	135,535	129,128	114,219	47,985	6,159
Borrowings	11,000	12,000	11,000	2,000	3,000	3,920	—
Shareholders’ Equity	$14,850	$15,305	$14,938	$15,057	$12,176	$8,207	$10,589
Performance Ratios
Return on Average Assets	0.02%	0.19%	0.03%	1.56%	-0.77%	-6.83%	-8.98%
Return on Average Shareholders’ Equity	0.21%	1.96%	0.32%	17.08%	-7.19%	-25.61%	-12.41%
Net Interest Margin	2.75%	3.13%	2.93%	3.23%	3.23%	3.18%	3.23%
Average Shareholders’ Equity to Average Total Assets	9.14%	9.75%	9.46%	9.12%	10.72%	26.67%	72.34%

	For the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
	(In thousands, except ratios, share and per share data)
Capital Ratios
Tier I Risk-Based Capital	9.50%	10.71%	9.73%	11.76%	11.25%	14.87%	80.35%
Total Risk-Based Capital	10.75%	11.96%	10.93%	13.01%	12.51%	16.12%	81.60%
Leverage	8.37%	8.80%	7.99%	8.85%	10.35%	15.67%	68.28%
Asset Quality Ratios
Allowance/Gross Loans	1.34%	1.46%	1.31%	1.58%	1.54%	1.60%	6.25%
Nonperforming Loans/Total Loans	0.44%	0.00%	0.32%	0.05%	0.00%	0.00%	0.00%
Nonperforming Assets/Total Assets	0.69%	0.02%	0.68%	0.03%	0.00%	0.00%	0.00%
Net Charge-Offs/Average Loans	0.00%	0.03%	0.23%	0.00%	0.00%	0.00%	0.00%

Selected Unaudited Pro Forma Financial Data

The following tables set forth certain selected unaudited pro forma financial data for Capital Bank Corporation and for High Street Corporation. The pro forma information gives effect to the merger as though it were completed as of January 1, 2001. The pro forma information assumes the use of the purchase method of accounting.

The unaudited pro forma financial data set forth below is not necessarily indicative of results that would have actually been achieved if the merger transaction had been consummated as of the date indicated, or that may be achieved in the future. This information should be read in conjunction with the historical financial statements, and related notes, of each of Capital Bank Corporation and High Street Corporation, which are delivered with and incorporated by reference in this Joint Proxy Statement/Prospectus. See “Additional Information” on page 67.

Unaudited Pro Forma Condensed Consolidated Statements of Financial Condition as of March 31, 2002

	Capital Bank Corporation	High Street Corporation	Pro Forma Acquisition Adjustments (See Note 1)		Pro Forma Combined
	(In thousands, except per share data)
ASSETS
Cash and cash equivalents	$49,693	$13,821	—		$63,514
Investment securities	106,475	20,360	—		$126,835
FHLB, at cost which approximates market	4,675	600	—		5,275
Loans receivable held for sale	2,397	—	—		2,397
Loans receivable held for investment, net	444,096	123,215	3,620	c	570,931
Intangible asset	4,168	—	1,200	c	5,368
Goodwill	2,898	—	4,358	a	6,164
Premises and equipment	10,336	2,919	—		13,255
Deferred income taxes	5,340	1,722	314	b	7,376
Other assets	11,417	1,725	—		13,142

Total assets	$641,495	$164,362	$9,492		$814,257

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$482,119	$138,075	$323	c	$620,517
Borrowed money	95,020	11,000	1,413	c	107,433
Accrued expenses and other liabilities	9,091	437	1,915	b	11,443

Total liabilities	586,230	149,512	3,651		739,393

Shareholders’equity	55,265	14,850	5,841	a	74,864

Total liabilities and shareholders’ equity	$641,495	$164,362	$9,492		$814,257

Note 1:
The unaudited pro forma condensed combined statements of financial condition have been prepared to reflect the acquisition of High Street Corporation by Capital Bank Corporation for an aggregate price of $19.6 million.

a	Recording the affects of the acquisition:

Computation of goodwill:
Stock of Capital Bank Corporation issued to shareholders of High Street Corporation	$19,599
Acquisition costs paid by Capital Bank Corporation	415
Fair value of vested options for Capital Bank Corporation common stock	1,092

Aggregate purchase price	21,106

Stockholders equity of High Street Corporation at March 31, 2002	14,850
Merger related expenses of High Street Corporation, net of tax benefits of $314	(1,186)
Adjustment for fair values of assets acquired and liabilities assumed	3,084

Fair value of identified net assets acquired	16,748

Goodwill	$4,358

Computation of Change in Shareholders Equity:
Stock of Capital Bank Corporation issued to shareholders of High Street Corporation	$19,599
Fair value of vested options for Capital Bank Corporation common stock	1,092
Stockholders equity of High Street Corporation at March 31, 2002	(14,850)

Change in shareholders equity	$5,841

The value of the 1,306,600 shares of Capital Bank Corporation common stock assumed to be issued was determined based on the closing market price of $15.00 for Capital Bank Corporation common shares as of April 29, 2002, which was two days prior to the execution of the merger agreement. The fair value of vested and unvested options to purchase 145,398 shares of Capital Bank Corporation common stock was determined using valuation methods in accordance with SFAS No. 123 and Financial Interpretation No. 44.
b	Accrual of acquisition related costs of $1,915, net of tax benefit of $314.
c	Fair market value adjustments of identified assets acquired and liabilities assumed.

Unaudited Pro Forma Condensed Combined Statements of Operations for the Three Months Ended March 31, 2002

	Capital Bank Corporation	High Street Corporation	Pro Forma Acquisition Adjustments (See Note 1)		Pro Forma Combined
	(In thousands)
Interest income	$8,372	$2,254	$(10	)a	$10,616
Interest expense	3,603	1,260	—		4,863

	4,769	994	(10)		5,753
Provision for loan losses	525	45	—		570

Net Interest Income	4,244	949	(10)		5,183

Other income	1,585	228	—		1,813
Other expense	4,056	1,162	—		5,218
Amortization of intangible assets	154	—	60	b	214

Income before income taxes	1,619	15	(70)		1,556
Income taxes	677	7	(26	)c	651

Net income	$942	$8	$(43)		$905

Note 1:	Pro forma adjustments are made to reflect:
a	Reduction in interest income on overnight funds used to pay acquisition costs ($1,915 times 2% times .25).
b	Amortization of deposit premium intangible on a straight-line basis over 5 years ($1,200 divided by 5 years times .25).
c	Reduction in income taxes relating to foregoing adjustments (38% effective tax rate).

Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2001

	Capital Bank Corporation	High Street Corporation	Pro Forma Acquisition Adjustments (See Note 1)		Pro Forma Combined
	(In thousands)
Interest income	$26,173	$11,469	$(38	)a	$37,604
Interest expense	14,701	6,876	—		21,577

	11,472	4,593	(38)		16,027
Provision for loan losses	1,215	180	—		1,395

Net Interest Income	10,257	4,413	(38)		14,632

Other income	4,490	680	—		5,170
Other expense	11,249	4,981	—		16,230
Amortization of intangible assets	598	—	240	b	838

Income before income taxes	2,900	112	(278)		2,734
Income taxes	480	64	(106	)c	438

Net income	$2,420	$48	$(173)		$2,295

Note 1:	Pro forma adjustments are made to reflect:
a	Reduction in interest income on overnight funds used to pay acquisition costs ($1,915 times 2%).
b	Amortization of deposit premium intangible on a straight-line basis over 5 years ($1,200 divided by 5 years).
c	Reduction in income taxes relating to foregoing adjustments (38% effective tax rate).

Unaudited Historical And Pro Forma Comparative Share Data

The following table shows comparative per share data about our historical and pro forma net income, cash dividends and book value. The comparative per share data below provides Capital Bank Corporation and High Street Corporation shareholders with information about the value of their shares prior to the exchange as opposed to the value of their shares after the exchange and once the two companies are combined. The equivalent pro forma information is based upon an exchange ratio of .747 shares of Capital Bank Corporation common stock for each share of High Street Corporation common stock and assumes that 1,306,600 shares of Capital Bank Corporation common stock will be issued as merger consideration.

The periods presented for each of Capital Bank Corporation and High Street Corporation are the three-month period ended March 31, 2002 and the fiscal year ended December 31, 2001. You should not rely on the pro forma information as necessarily indicative of historical results we would have experienced had we been combined or of future results we will have after the merger. In addition, you should not rely on the three-month information as indicative of results for the entire year.

This information should be read in conjunction with the unaudited pro forma financial data, and related notes, and the historical financial statements, and related notes, of Capital Bank Corporation and High Street Corporation, which have been delivered with and incorporated by reference in this Joint Proxy Statement/Prospectus. See “—Selected Unaudited Pro Forma Financial Data” above, and “Additional Information” on page 67.

Pro forma assumptions include (i) that the exchange ratio of High Street Corporation common stock for Capital Bank Corporation common stock is .747, (ii) the issuance of 1,306,600 shares of Capital Bank Corporation common stock, (iii) a cost of funds rate of 2% per annnum, and (iv) a five year straight line life relating to deposit premiums of approximately $1.2 million to be recorded in accordance with the purchase method of accounting. Assumptions also include no amortization or impairment of the goodwill resulting from the transaction in the amount of approximately $3.5 million.

	High Street Corporation Common Stock	Capital Bank Corporation Common Stock	Combined Pro Forma Per Share Data	High Street Equivalent Pro Forma Per Share Data
Three month period ended March 31, 2002
Net income, basic	$0.01	$0.18	$0.13	$0.10
Net income, diluted	$0.01	$0.18	$0.12	$0.09
Dividends	$—	$0.05	$0.05	$0.04
Book value	$8.49	$10.32	$9.88	$7.38

Year ended December 31, 2001
Net income, basic	$0.03	$0.65	$0.46	$0.35
Net income, diluted	$0.03	$0.65	$0.45	$0.34
Dividends	$—	$—	$—	$—
Book value	$8.54	$10.28	$10.42	$7.78

SHAREHOLDER MEETINGS

Capital Bank Corporation Shareholder Meeting

Date, Place, Time And Purpose

Capital Bank Corporation is furnishing this Joint Proxy Statement/Prospectus to the holders of Capital Bank Corporation common stock in connection with a proxy solicitation by the board of directors of Capital Bank Corporation, which will use the proxies at a special meeting of Capital Bank Corporation shareholders to be held at its corporate offices located at 4901 Glenwood Avenue, Raleigh, North Carolina, at 2:00 pm., local time, on September 24, 2002.

At this special meeting, holders of Capital Bank Corporation common stock will be asked to:

•	Approve the merger agreement and related plan of merger and the transactions contemplated thereby;

•
Approve the issuance of up to 1,700,000 shares of Capital Bank Corporation common stock to the shareholders of High Street Corporation in connection with the merger (which includes the number of outstanding shares of High Street Corporation common stock on July 2, 2002, multiplied by the exchange ratio of .747, assuming that all outstanding options to purchase High Street Corporation common stock on such date are exercised prior to the effective time of the merger, plus a number of additional shares of Capital Bank Corporation common stock available to be issued by Capital Bank Corporation in the event certain adjustments called for in the merger agreement are required before the effective time of the merger); and

•
Transact any other matters that properly come before this special meeting, or any adjournments or postponements of such meeting. Capital Bank Corporation’s board of directors is not aware of any other business to be considered at the special meeting.

Representatives of PricewaterhouseCoopers LLP, Capital Bank Corporation’s independent accountants, are expected to be present at Capital Bank Corporation’s special meeting, will have the opportunity to make a statement at such special meeting if they desire to do so, and are expected to be available to respond to appropriate questions.

Record Date, Voting Rights, Required Vote and Revocability of Proxies

The Capital Bank Corporation board of directors has fixed the close of business on July 22, 2002 as the record date for determining Capital Bank Corporation shareholders entitled to notice of, and to vote at, the special meeting of Capital Bank Corporation shareholders. Only holders of Capital Bank Corporation common stock of record on the books of Capital Bank Corporation at the close of business on July 22, 2002 have the right to receive notice of, and to vote at, the special meeting. On the record date, there were 5,337,625 shares of Capital Bank Corporation common stock issued and outstanding held by approximately 1,193 holders of record. At the special meeting, Capital Bank Corporation shareholders will have one vote for each share of Capital Bank Corporation common stock owned on the record date.

A quorum of shareholders is required to hold the special meeting. A quorum will exist when the holders of a majority of the outstanding shares of Capital Bank Corporation common stock entitled to vote on a matter are present at the special meeting. To determine whether a quorum is present, Capital Bank Corporation will count all shares of Capital Bank Corporation common stock present at the special meeting either in person or by proxy, whether or not such shares are voted for any matter.

Under North Carolina law, approval of the merger agreement and related plan of merger and the transactions contemplated thereby will require the affirmative vote of the holders of a majority of the outstanding shares of Capital Bank Corporation common stock. In addition, the issuance of Capital Bank Corporation common stock in the merger requires the affirmative vote of a majority of those shares of Capital Bank Corporation common stock present, in person or by proxy, at the special meeting.

Because both proposals must be approved in order for the merger to be effected, a vote against either of these proposals has the same effect as a vote against both of the proposals. The merger will not occur and neither of the proposals will be effected unless both of the proposals are approved.

Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstention, non-voting share or “broker non-vote” will have the same effect as a vote against approval of the merger. Properly executed proxies that Capital Bank Corporation receives before the vote at the Capital Bank Corporation special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. Any proxy received with no instructions indicated will be voted for the proposal to approve the merger agreement and the related plan of merger and the transactions contemplated thereby and the proposal to issue Capital Bank Corporation common stock in connection with the merger, and the proxy holder may vote the proxy in its discretion as to any other matter that may come properly before the special meeting. If necessary, the proxy holder may vote in favor of a proposal to adjourn the special meeting to permit further solicitation of proxies if there are not sufficient votes to approve the proposal to approve the merger agreement and the related plan of merger at the time of the special meeting.

A shareholder of Capital Bank Corporation who has given a proxy may revoke it at any time prior to its exercise at the Capital Bank Corporation special meeting by (1) giving written notice of revocation to the Corporate Secretary of Capital Bank Corporation prior to its exercise at the special meeting, (2) properly submitting to Capital Bank Corporation a duly executed proxy bearing a later date, or (3) attending the Capital Bank Corporation special meeting and voting in person. Simply attending the meeting and not voting, however, will not revoke a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be sent to: Capital Bank Corporation, 4901 Glenwood Avenue, Raleigh, North Carolina 27612, Attention: Corporate Secretary.

On the record date for the Capital Bank Corporation shareholder meeting, Capital Bank Corporation’s directors and executive officers, including their immediate family members and entities they controlled or owned shared voting power over 779,627 shares or approximately 14.7 percent of the outstanding shares of Capital Bank Corporation common stock, which constitutes approximately 29.4 percent of the shares required to approve the merger. On such record date, none of High Street Corporation’s officers or directors owned shares of Capital Bank Corporation common stock and neither High Street Corporation or its subsidiaries nor Capital Bank Corporation or its subsidiaries owned any shares of Capital Bank Corporation common stock other than in a fiduciary capacity for others.

Solicitation Of Proxies

Directors, officers, employees, and agents of Capital Bank Corporation may solicit proxies by mail, in person, or by telephone. They will receive no additional compensation for such services. Although Capital Bank Corporation does not currently expect to do so, it may engage one or more proxy solicitation firms to assist it in the delivery of proxy materials and solicitation of votes. Capital Bank Corporation also may make arrangements with brokerage firms and other custodians, nominees, and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of the common stock held of record by such persons. Capital Bank Corporation will reimburse any such brokers, custodians, nominees, and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection with the services provided.

Dissenters’ Rights

Capital Bank Corporation shareholders will not have dissenters’ rights in connection with the merger.

Recommendation By Capital Bank Corporation’s Board Of Directors

The Capital Bank Corporation board of directors has approved the merger agreement and related plan of merger and the transactions contemplated thereby and the issuance of the shares of Capital Bank Corporation common stock to the shareholders of High Street Corporation in connection with the merger. The Capital Bank Corporation board believes that the proposed merger and the related issuance of shares of Capital Bank Corporation common stock each is fair to Capital Bank Corporation shareholders and each is in their best interests. The Capital Bank Corporation board recommends that Capital Bank Corporation shareholders vote for approval of the merger agreement and related plan of merger and the transactions contemplated thereby and the issuance of Capital Bank Corporation common stock in connection with the merger.

High Street Corporation Shareholder Meeting

Date, Place, Time And Purpose

High Street Corporation is furnishing this Joint Proxy Statement/Prospectus to the holders of High Street Corporation common stock in connection with a proxy solicitation by the board of directors of High Street Corporation, which will use the proxies at a special meeting of High Street Corporation shareholders to be held at its corporate offices located at 1310 Hendersonville Road, Asheville, North Carolina, at 10:00 a.m., local time, on September 23, 2002.

At this special meeting, holders of High Street Corporation common stock will be asked to:

•	Approve the merger agreement and related plan of merger and the transactions contemplated thereby; and

•
Transact any other matters that properly come before this special meeting, or any adjournments or postponements of such meeting. High Street Corporation’s board of directors is not aware of any other business to be considered at the special meeting.

Record Date, Voting Rights, Required Vote And Revocability of Proxies

The High Street Corporation board of directors has fixed the close of business on July 29, 2002 as the record date for determining High Street Corporation shareholders entitled to notice of, and to vote at, the special meeting of High Street Corporation shareholders. Only holders of High Street Corporation common stock of record at the close of business on July 29, 2002 have the right to receive notice of, and to vote at, the special meeting. On the record date, there were 1,748,421 shares of High Street Corporation common stock issued and outstanding held by approximately 772 holders of record. At the special meeting, High Street Corporation shareholders will have one vote for each share of High Street Corporation common stock owned on the record date.

A quorum of shareholders is required to hold the special meeting. A quorum will exist when the holders of a majority of the outstanding shares of High Street Corporation common stock entitled to vote on a matter are present at the special meeting. To determine whether a quorum is present, High Street Corporation will count all shares of High Street Corporation common stock present at the special meeting either in person or by proxy, whether or not such shares are voted for any matter.

Under North Carolina law, approval of the merger agreement and related plan of merger and the transactions contemplated thereby will require the affirmative vote of the holders of a majority of the outstanding shares of High Street Corporation common stock.

Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstention, “broker non- vote” or other share not voted will have the same effect as a vote against approval of the merger. Properly executed proxies that High Street Corporation receives before the vote at the High Street Corporation special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. Any proxy received with no instructions indicated will be voted for the proposal to approve the merger agreement and the related plan of merger, and the proxy holder may vote the proxy in its discretion as to any other matter that may come properly before the special meeting. If necessary, the proxy holder may vote in favor of a proposal to adjourn the special meeting to permit further solicitation of proxies if there are not sufficient votes to approve the proposal at the time of the special meeting.

A shareholder of High Street Corporation who has given a proxy may revoke it at any time prior to its exercise at the High Street Corporation special meeting by (1) giving written notice of revocation to the Corporate Secretary of High Street Corporation either prior to or at the special meeting, (2) properly submitting to High Street Corporation a duly executed proxy bearing a later date, or (3) attending the High Street Corporation special meeting and voting in person. Simply attending the meeting and not voting, however, will not revoke a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be sent to: High Street Corporation, 1310 Hendersonville Road, Asheville, North Carolina 28803, Attention: Anne D. Martin.

On the record date for the High Street Corporation shareholder meeting, High Street Corporation’s directors and executive officers, including their immediate family members and entities they controlled or owned shared voting power over 574,925 shares or approximately 32.9 percent of the outstanding shares of High Street Corporation common stock, which constitutes approximately 65.8 percent of the vote required to approve the merger. On such record date, none of Capital Bank Corporation’s officers or directors owned shares of High Street Corporation common stock and neither Capital Bank Corporation or its subsidiaries nor High Street Corporation or its subsidiaries owned any shares of High Street Corporation common stock other than in a fiduciary capacity for others.

Carl H. Ricker, Jr., Hurshell H. Keener and J. Edgar McFarland have agreed to vote their shares of High Street Corporation common stock in favor of the merger agreement at the High Street Corporation shareholder meeting. Mr. Ricker, Mr. Keener and Mr. McFarland, their immediate family members and entities they controlled or owned shared voting power over 365,765 shares of High Street Corporation common stock, or approximately 20.9 percent of the outstanding shares of High Street Corporation common stock, which constitutes approximately 41.8 percent of the vote required to approve the merger.

Solicitation Of Proxies

Directors, officers, employees, and agents of High Street Corporation may solicit proxies by mail, in person, or by telephone. They will receive no additional compensation for such services. Although High Street Corporation does not currently expect to do so, it may engage one or more proxy solicitation firms to assist it in the delivery of proxy materials and solicitation of votes. High Street Corporation also may make arrangements with brokerage firms and other custodians, nominees, and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of the common stock held of record by such persons. High Street Corporation will reimburse any such brokers, custodians, nominees, and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection with the services provided.

Dissenters’ Rights

High Street Corporation shareholders who vote against or abstain from voting on the merger and properly exercise their dissenters’ rights prior to the shareholder meeting will have the right to receive a cash payment for the fair value of their shares of High Street Corporation common stock in accordance with Article 13 of the North Carolina Business Corporation Act, a copy of which is attached as Appendix D to this Joint Proxy Statement/Prospectus. If you wish to dissent, please read this information carefully as you must take affirmative steps to preserve your rights. See “Description Of The Merger Transaction—What Dissenting Shareholders Will Receive In The Merger” on page 24 and “Dissenters’ Rights” beginning on page 46.

Recommendation By High Street Corporation’s Board Of Directors

The board of directors of High Street Corporation has approved the merger agreement and related plan of merger and the transactions contemplated thereby. The High Street Corporation board believes that completion of the merger is in the best interests of High Street Corporation and its shareholders. The High Street Corporation board recommends that its shareholders vote for approval of the merger agreement and the related plan of merger.

DESCRIPTION OF THE MERGER TRANSACTION

The following information describes material aspects of the merger. This description is not a complete description of all the terms and conditions of the merger agreement and is qualified in its entirety by the Appendices attached to this Joint Proxy Statement/Prospectus and which are incorporated into this document by reference. You are urged to read these Appendices in their entirety.

The Merger

Upon the completion of the merger, High Street Corporation will be acquired by and merged into Capital Bank Corporation, pursuant to the merger agreement and related plan of merger. Capital Bank Corporation will be the surviving corporation.

After the merger is complete, it is contemplated that High Street Corporation’s subsidiary bank, High Street Banking Company, will be operated as a separate subsidiary of Capital Bank Corporation for an interim period, and subsequently merge into Capital Bank Corporation’s subsidiary, Capital Bank, with Capital Bank as the surviving bank. It also is expected that James A. Beck, who currently serves as Capital Bank Corporation’s president and chief executive officer, will continue in the role of president and chief executive officer of Capital Bank Corporation after the merger.

As soon as reasonably practicable after the effective time of the merger, Capital Bank Corporation will use reasonable efforts to cause Carl H. Ricker, Jr., a current member of High Street Corporation’s board of directors, to be elected or appointed as a member of Capital Bank Corporation’s board of directors, subject to required regulatory approvals. In addition, if and when High Street Banking Company merges with and into Capital Bank, Capital Bank Corporation will cause Mr. Ricker to be elected or appointed to Capital Bank’s board of directors, subject to required regulatory approvals.

What High Street Corporation Shareholders Will Receive In The Merger

At the effective time of the merger, each outstanding share of High Street Corporation common stock will be automatically converted into .747 of a share of Capital Bank Corporation common stock, unless the average closing price of Capital Bank Corporation common stock is less than $12.50 during the 20 day trading period ending September 20, 2002. If the average closing price of Capital Bank Corporation common stock during this measurement period is less than $12.50, the exchange ratio is subject to upward adjustment so that, based on an average closing price during the measurement period between $11.25 and $12.50, the cash value of the Capital Bank Corporation common stock issued in the merger for each share of High Street Corporation common stock is fixed at $9.34.

Based on the closing price of Capital Bank Corporation common stock on July 29, 2002 of $14.80 per share and assuming an exchange ratio of .747, High Street Corporation shareholders receiving Capital Bank common stock will receive approximately $11.06 worth of Capital Bank Corporation common stock for each share of High Street Corporation common stock held on the date the merger is completed. The market price of Capital Bank Corporation stock, however, may fluctuate between July 29, 2002 and the date that the merger is completed. Such fluctuation would change the value of the shares of Capital Bank Corporation common stock that High Street Corporation shareholders will receive in the merger.

Capital Bank Corporation will not issue fractional shares. The number of shares of the Capital Bank Corporation common stock which a High Street Corporation shareholder is entitled to receive will be rounded to the nearest whole share with fractions of .50 or more rounded up to the next whole share and fractions of less than .50 eliminated.

What Dissenting Shareholders Will Receive In The Merger

High Street Corporation shareholders who vote against or abstain from voting on the merger and properly exercise their dissenters’ rights prior to the shareholder meeting have the right to receive a cash payment for the fair value of their shares of High Street Corporation common stock. To exercise these dissenters’ rights, you must comply with Article 13 of the North Carolina Business Corporation Act, which is described in detail in “Dissenters’ Rights” on page 46. A copy of Article 13 also is attached as Appendix D to this Joint Proxy Statement/Prospectus and sets forth in detail the procedures by which these dissenters’ rights are exercisable and by which the fair value of shares is determined and paid. If you wish to dissent, please read this information carefully as you must take affirmative steps to preserve your rights.

Effect Of The Merger on High Street Corporation Options

High Street Corporation’s directors and several of its employees hold options to purchase shares of High Street Corporation common stock issued under High Street Corporation’s Management Stock Option Plan and its Non-Employee Director Stock Option Plan. When the merger is completed, each outstanding option to purchase High Street Corporation common stock granted under High Street Corporation’s stock option plans will become an option to purchase Capital Bank Corporation common stock. Capital Bank Corporation will assume each option in accordance with the terms of High Street Corporation’s stock option plans and the agreements that evidence the options and will deliver Capital Bank Corporation common stock upon the exercise of each option, except that:

•
Capital Bank Corporation and its compensation committee will be substituted for High Street Corporation and the compensation committee of its board of directors (including if applicable, the entire High Street Corporation board of directors) administering the High Street Corporation stock option plans;

•	The options to purchase High Street Corporation common stock assumed by Capital Bank Corporation will be exercisable solely for shares of Capital Bank Corporation common stock;

•
The number of shares of Capital Bank Corporation common stock subject to such assumed options will be equal to the number of High Street Corporation shares of common stock subject to such options immediately prior to the merger multiplied by the conversion ratio upon which shares of High Street Corporation common stock are converted into shares of Capital Bank Corporation common stock in the merger, rounded to the next highest share; and

•
The per-share exercise price under each such assumed option will equal the exercise price of the High Street Corporation option immediately prior to the merger divided by the conversion ratio upon which shares of High Street Corporation common stock are converted into shares of Capital Bank Corporation common stock in the merger, rounded down to the nearest cent.

In addition, notwithstanding the foregoing, each High Street Corporation option that is an “incentive stock option” will be adjusted as required by Section 424 of the Internal Revenue Code of 1986, as amended, and the related regulations so that the conversion will not constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Internal Revenue Code of 1986, as amended.

Background Of And Reasons For The Merger

High Street Corporation

Since High Street Corporation opened for business in September 1997, the banking and financial services industry has experienced significant developments, including increased consolidation and geographic expansion, increased competition from non-bank financial institutions and increased specialization of products and services. In addition, the significant growth in High Street Corporation’s assets during this period, from approximately $17.6 million at December 31, 1997 to approximately $162 million at December 31, 2001, caused its capital ratios to approach the maximum limits required for it to be considered well capitalized under applicable banking regulations. As a result, by the summer of 2001 High Street Corporation’s board of directors became concerned that unless High Street Corporation was able to increase its capital, its ability to continue to grow its loan portfolio, its primary earning asset, and, in turn, its earnings, would be constrained.

In July 2001, High Street Corporation’s board of directors formed a Strategic Planning Committee, the primary purpose of which was to work with management to set strategic goals, define initiatives and evaluate strategic opportunities, with a view to achieving long-term financial and performance goals and maximizing long-term shareholder value. At such time, the Strategic Planning Committee also engaged The Orr Group to provide High Street Corporation with general financial planning services as well as advice and assistance regarding the evaluation and pursuit of potential acquisition or combination transactions.

In October 2001, the chief executive officers of High Street Corporation and Capital Bank Corporation met and discussed a possible combination of the companies. In January 2002, representatives of The Orr Group together with senior management of High Street Corporation and senior management of Capital Bank Corporation met and discussed the financial and other implications of a possible combination of the companies.

During the first fiscal quarter of 2002, The Orr Group conducted discussions with several potential partners, including one that indicated interest in a transaction with High Street Corporation. In February 2002, representatives of The Orr Group together with senior management of High Street Corporation and senior management of this other interested party met and discussed a possible combination of the companies.

On March 22, 2002, High Street Corporation received proposal letters from each of Capital Bank Corporation and the other interested party outlining proposed business combinations. At a meeting held on March 26, 2002, The Orr Group made a presentation to the board of directors of High Street Corporation concerning the advisability of the transactions outlined in these proposal letters and the relative merits of each. At this meeting, based on the presentation by The Orr Group and a careful consideration of the two proposals, the board of directors determined that the proposal by Capital Bank Corporation was the superior proposal and that pursuit of a transaction with Capital Bank Corporation was in the best interests of High Street Corporation and its shareholders. To this end, the board of directors of High Street Corporation authorized senior management to pursue negotiations with Capital Bank Corporation on substantially the terms outlined in Capital Bank Corporation’s proposal letter, which included the grant to Capital Bank Corporation of a five-week exclusivity period during which it would conduct its due diligence investigations and negotiate with High Street Corporation the terms of a definitive merger agreement.

During April 2002, Capital Bank Corporation and High Street Corporation conducted their respective due diligence investigations and negotiated the terms of a definitive merger agreement. On April 29, 2002, the High Street Corporation board of directors met and, following a presentation by The Orr Group as to the fairness of the proposed transaction to High Street Corporation’s shareholders from a financial point of view and presentations by management and counsel, the board of directors approved the merger agreement and the related plan of merger and resolved to recommend approval of the merger to High Street Corporation’s shareholders. On May 1, 2002, High Street Corporation and Capital Bank Corporation executed the merger agreement and announced the proposed merger.

In approving the merger and determining to recommend its approval to shareholders, High Street Corporation’s board of directors considered a number of factors, including the following

•	the financial terms of the proposed merger;

•	a review of the terms of the proposed transaction with outside financial and legal advisors;

•	a comparison of the terms of the proposed merger with comparable transactions in North Carolina, the southeastern United States and elsewhere;

•
the presentation of The Orr Group at the April 29, 2002 board meeting and the written opinion of The Orr Group that the consideration to be received in the merger is fair, from a financial point of view, to High Street Corporation’s shareholders;

•
the fact that the proposed merger is expected to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that, as a result, High Street Corporation shareholders generally will not recognize gain or loss;

•	the likely increase in liquidity that High Street Corporation shareholders will obtain with respect to Capital Bank Corporation common stock, which is publicly traded on the Nasdaq National Market;

•	information concerning the business, operations, earnings, asset quality and financial condition of High Street Corporation and Capital Bank Corporation and the prospects of the combined organization;

•
the fact that without a business combination with a larger partner High Street Corporation’s growth would likely be constrained because of its need for increasing capital resources to support that growth;

•	competitive factors and consolidation trends in the banking industry;

•
the fact that combination with Capital Bank Corporation should provide the opportunity to realize economies of scale and increase operational efficiencies and enhance the development of new products and services;

•	the fact that combination with Capital Bank Corporation will provide High Street Corporation access to a wider variety of funding sources than would otherwise be available;

•
the board of directors’ belief that as a result of the merger High Street Banking Company will continue to have the advantage of operating as a community bank while eliminating many of the disadvantages faced by smaller community banks;

•
alternatives to the merger, including continuing to operate High Street Corporation as an independent company or combination with another company, and the conclusion that the proposed merger is more advantageous than continuing as an independent company or any other business combination opportunity that was likely to be available; and

•	the non-economic terms of the transaction, including the effects of the transaction on High Street Corporation’s customers, communities and employees.

High Street Corporation’s board of directors did not assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the board of directors based its determination and recommendation on the totality of the information presented to and considered by it. In addition, individual members of the board of directors may have given different weight to different factors.

The board of directors considered the separate agreements and benefits proposed for employees, management and members of the board of directors, which it found to be reasonable. See “—Interests Of Certain Persons In The Merger.”

Capital Bank Corporation

The terms of the merger transaction, including the merger consideration, are the result of arm’s-length negotiations between representatives of Capital Bank Corporation and High Street Corporation. In reaching its decision to approve the merger agreement and related plan of merger and the issuance of shares of Capital Bank Corporation common stock to be issued to shareholders of High Street Corporation in connection with the merger, the Capital Bank Corporation board of directors consulted with its legal advisors regarding the terms of the transaction, with its financial advisor regarding the financial aspects of the proposed transaction and the fairness of the merger consideration, and with management of Capital Bank Corporation, and, without assigning any relative or specific weights, considered a number of factors which the Capital Bank Corporation board of directors deemed material, both from a short-term and long-term perspective, including the following:

•
The financial terms of the merger transaction, including the relationship of the value of the consideration issuable in the merger to the market value, tangible book value, and earnings per share of High Street Corporation common stock;

•
The information presented to the directors by the management of Capital Bank Corporation concerning the business, operations, earnings, asset quality, and financial condition of High Street Corporation, including the composition of the earning assets portfolio of High Street Corporation;

•
The non-financial terms of the merger transaction, including the treatment of the merger transaction as a tax-free reorganization for federal income tax purposes and arrangements relating to the continued involvement of High Street Corporation’s management and High Street Corporation and High Street Banking Company boards of directors with Capital Bank Corporation;

•	The likelihood of the merger transaction being approved by applicable regulatory authorities without undue conditions or delay;

•	The attractiveness of the market position of High Street Corporation in the market in which it operates; and

•	The opinion rendered by Trident as to the fairness, from a financial point of view, of the exchange ratio provided in the merger agreement to the holders of Capital Bank Corporation common stock.

The foregoing discussion is not intended to be exhaustive, but includes all of the material factors considered by the Capital Bank Corporation board of directors in determining to recommend that shareholders approve the merger agreement and related plan of merger and the issuance of shares of Capital Bank Corporation common stock to shareholders of High Street Corporation in connection with the merger. The Capital Bank Corporation board of directors did not quantify or otherwise attempt to assign relative or specific weights to the factors considered in reaching its determination that the merger agreement and related plan of merger and the issuance of shares of Capital Bank Corporation common stock pursuant to the merger agreement are in the best interests of Capital Bank Corporation shareholders.

Opinion Of Capital Bank Corporation’s Financial Advisor

Capital Bank Corporation retained Trident to act as its financial advisor in connection with a possible merger and related matters. As part of its engagement, Trident agreed, if requested by Capital Bank Corporation, to render an opinion with respect to the fairness, from a financial point of view, to the holders of Capital Bank Corporation common stock, of the exchange ratio as set forth in the merger agreement. Trident is a nationally recognized specialist for the financial services industry, in general, and for banks in particular. Trident is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. Capital Bank Corporation selected Trident as its financial advisor based upon Trident’s qualifications, expertise and reputation in such capacity.

On April 25, 2002, Trident delivered its oral opinion that the exchange ratio set forth in the merger agreement is fair to Capital Bank Corporation shareholders, from a financial point of view, as of the date of such opinion. Trident also delivered to the board of directors of Capital Bank Corporation a written opinion dated as of May 1, 2002, confirming its oral opinion. Trident updated its May 1, 2002 opinion as of the date of this Joint Proxy Statement/Prospectus. No limitations were imposed by Capital Bank Corporation on Trident with respect to the investigations made or the procedures followed in rendering its opinion.

The full text of Trident’s written opinion to the board of directors of Capital Bank Corporation, dated as of the date of this Joint Proxy Statement/Prospectus, which sets forth the assumptions made, matters considered and extent of review by Trident, is attached as Appendix B and is incorporated herein by reference. It should be read carefully and in its entirety in conjunction with this Joint Proxy Statement/Prospectus. The following summary of Trident’s opinion is qualified in its entirety by reference to the full text of the opinion. Trident’s opinion is addressed to the board of directors of Capital Bank Corporation and does not constitute a recommendation to any shareholder of Capital Bank Corporation as to how such shareholder should vote at the Capital Bank Corporation special meeting described in this Joint Proxy Statement/Prospectus.

Trident, in connection with rendering its opinion:

•
reviewed Capital Bank Corporation’s Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 2001, December 31, 2000 and December 31, 1999, including the audited financial statements contained therein;

•
reviewed High Street Corporation’s Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 2001, December 31, 2000 and December 31, 1999, including the audited financial statements contained therein;

•
reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Capital Bank Corporation and High Street Corporation provided to Trident or publicly available;

•
participated in meetings and telephone conferences with members of senior management of Capital Bank Corporation concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters Trident believed relevant to its inquiry;

•
reviewed certain stock market information for Capital Bank Corporation common stock and High Street Corporation common stock and compared it with similar information for certain companies, the securities of which are publicly traded;

•
compared the results of operations and financial condition of Capital Bank Corporation and High Street Corporation with that of certain companies which Trident deemed to be relevant for purposes of its opinion;

•	reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which Trident deemed to be relevant for purposes of its opinion;

•	reviewed the merger agreement dated May 1, 2002 and its schedules and exhibits and certain related documents; and

•	performed such other reviews and analyses as Trident deemed appropriate.

The oral and written opinions provided by Trident to Capital Bank Corporation were necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

In connection with its review and arriving at its opinion, Trident relied upon the accuracy and completeness of the financial information and other pertinent information provided by Capital Bank Corporation and High Street Corporation to Trident for purposes of rendering its opinion. Trident did not assume any obligation to independently verify any of the provided information as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for Capital Bank Corporation and High Street Corporation with the input of their respective managements, as well as projections of cost savings and operating synergies, Trident assumed that this information reflects the best available estimates and judgments of Capital Bank Corporation and High Street Corporation as to the future performance of the separate and combined entities and that the projections provided a reasonable basis upon which Trident could formulate its opinion. Neither Capital Bank Corporation nor High Street Corporation publicly discloses such internal management projections of the type utilized by Trident in connection with Trident’s role as financial advisor to Capital Bank Corporation.

Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing Capital Bank Corporation and High Street Corporation. Accordingly, actual results could vary significantly from those set forth in the respective projections.

Trident does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for Capital Bank Corporation and High Street Corporation are adequate to cover such losses. In addition, Trident does not assume responsibility for the review of individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Capital Bank Corporation or High Street Corporation, nor was Trident provided with such appraisals. Furthermore, Trident assumes that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any waiver of any material terms or conditions by Capital Bank Corporation, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity. Moreover, in each analysis that involves per share data for Capital Bank Corporation, Trident adjusted the data to reflect full dilution, i.e., the effect of the exercise of all outstanding stock options. In particular, Trident assumes that the merger will be recorded as a “purchase” in accordance with generally accepted accounting principles.

In connection with rendering its opinion to Capital Bank Corporation’s board of directors, Trident performed a variety of financial and comparative analyses, which are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by Trident. Moreover, Trident believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor’s opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, Trident also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, Trident drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Trident’s analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals or to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the analyses performed by Trident were assigned a greater significance by Trident than any other in deriving its opinion.

Contribution Analysis

Trident analyzed the contribution of each company to the pro forma company relative to the approximate ownership of the pro forma company. The analysis indicated that Capital Bank Corporation shareholders would hold approximately 81.4% of the primary common shares outstanding. Capital Bank Corporation’s approximate contributions are listed below by category:

Capital Bank Corporation
Assets	79.3%
Loans	78.8%
Deposits	78.1%
Tangible equity	78.4%
Last twelve months earnings	78.4%
2002 estimated earnings	80.8%

Accretion/Dilution Analysis

On the basis of financial projections and estimates of on-going cost savings accruing to the pro forma company provided to Trident by management, as well as estimated one-time costs related to the transaction, Trident compared pro forma per share equivalent earnings, book value and dividends to the stand-alone projections for Capital Bank Corporation and High Street Corporation.

The accretion/dilution analysis demonstrated, among other things, the merger would result in:

•	1% accretion to earnings per share for Capital Bank Corporation shareholders in the first full year of combined operations, and increasing over the period of the analysis;

•	113% accretion to earnings per share for High Street Corporation shareholders in the first full year of combined operations, and increasing over the period of the analysis;

•	no change in cash dividends for Capital Bank Corporation shareholders;

•	High Street Corporation shareholders receiving cash dividends of $0.15 per current High Street Corporation share, whereas they currently receive no dividends;

•	11% accretion to book value per share and 4% accretion to tangible book value per share for Capital Bank Corporation shareholders; and

•	9% dilution to book value per share and 23% dilution to tangible book value per share for High Street Corporation shareholders.

Comparable Transaction Analysis

Trident reviewed and compared actual information for groups of comparable pending and completed bank merger transactions (through April 15, 2002) it deemed pertinent to an analysis of the merger. The pricing ratios for the merger were compared to the median ratios of (i) price to last twelve months earnings, (ii) price to tangible book value, (iii) capital adjusted price to tangible book value, (iv) tangible book value premium to core deposit ratio, and (v) transaction premium to current trading price for each of the following twelve comparable transaction groups:

•	all recent bank acquisitions in the United States announced within the preceding 12 months (“All Recent Median”);

•	all bank acquisitions in the United States announced within the preceding 90 days (“Last 90 Days Median”);

•	all pending bank acquisitions in the United States that have been announced but have yet to close (“All Pending Median”);

•	all Southeast bank acquisitions announced within the preceding 12 months (“Southeast Recent Median”);

•	all North Carolina bank acquisitions announced within the preceding 12 months (“North Carolina Recent Median”);

•	all bank acquisitions in the United States announced within the preceding 12 months involving acquired banks with assets of $100-$200 Million (“Assets $100mm-$200mm Median”);

•	all bank acquisitions in the United States announced within the preceding 12 months with a total deal size of $15-$25 Million (“Deal Size $15mm-$25mm Median”);

•	all bank acquisitions in the United States announced within the preceding 12 months involving acquired banks with returns on average assets of 0.00%-0.25% (“ROAA 0bp-25bp Median”);

•	all bank acquisitions in the United States announced within the preceding 12 months involving acquired banks with returns on average equity of 0%-2% (“ROAE 0%-2% Median”);

•	all bank acquisitions in the United States announced within the preceding 12 months involving acquired banks with tangible capital of 9%-10% (“Tangible Capital 9%-10% Median”);

•
all bank acquisitions in the United States announced within the preceding 12 months involving acquired banks with nonperforming assets as a percentage of total assets of 0.25%-0.50% (“NPAs 0.25%-0.50%”); and

•
Trident also selected fifteen bank acquisitions announced since January 1, 2000 involving sellers that Trident believed were most comparable to High Street Corporation in terms of asset size, tangible capital, profitability, and market area (the “Guideline Transactions”).

The following table represents a summary analysis of the comparable transactions analyzed by Trident based on the announced transaction values:

	Number of Trans.	Price to LTM EPS (2)	Price to Tang. Book	Capital Adj. Price/ Tang. Book (3)	TBV Premium/ Core Deposits (4)	Premium/ Trading Price
All Recent Median	173	18.3x	178.1%	208.8%	11.8%	36.2%
Last 90 Days Median	24	17.5x	173.9%	189.1%	11.5%	42.9%
All Pending Median	50	17.9x	173.9%	207.5%	12.2%	48.6%
Southeast Recent Median	24	20.3x	173.9%	224.8%	12.3%	45.5%
North Carolina Recent Median	8	30.4x	162.0%	228.9%	11.6%	52.0%
Assets $100mm-$200mm Median	35	18.2x	205.5%	208.7%	11.8%	12.6%
Deal Size $15mm-$25mm Median	22	16.0x	199.1%	209.8%	11.0%	55.3%
ROAA 0bp-25bp Median	5	20.7x	156.4%	131.6%	5.4%	NM
ROAE 0%-2% Median	4	NM	148.1%	119.8%	5.4%	NM
Tangible Capital 9%-10% Median	19	17.9x	176.7%	203.5%	9.8%	33.9%
NPAs 0.25%-0.50% Median	34	17.8x	208.0%	227.2%	13.4%	42.3%
Guideline Median	15	30.4x	167.8%	189.1%	7.4%	76.0%
High Street Corporation (1)		NM	131.7%	142.8%	7.1%	22.2%

(1)	High Street Corporation pricing data based on Capital Bank Corporation stock price of $14.73 and High Street Corporation stock price of $9.00.
(2)	Last 12 months earnings per share.
(3)	Price and capital are adjusted to eliminate the impact of excess capital (assumes 7% capital is adequate).
(4)	Tangible book value premium as a percentage of core deposits (deposits less than $100,000).

The pricing multiples of the Capital Bank Corporation/High Street Corporation transaction are within the range of median pricing multiples observed in the comparable groups.

Discounted Earnings Analysis

Trident prepared a discounted earnings analysis with regard to High Street Corporation’s estimated value on a stand-alone basis, but including potential cost savings associated with a merger. This analysis utilized a range of discount rates of 13.5% to 16.5% and a range of terminal multiples of 9.0x to 14.0x. The analyses resulted in a range of present values of between $10.68 and $16.39 per share. Trident noted that the discounted earnings analysis was included because it is a widely used valuation methodology, but that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend pay-out rates, cost savings opportunities and discount rates.

No company used as a comparison in the above analyses is identical to Capital Bank Corporation, High Street Corporation or the combined entity and no other transaction is identical to the merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, such analyses involve complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume or price of the companies to which Capital Bank Corporation, High Street Corporation and the combined entity are being compared.

In connection with the delivery of its opinion dated as of the date of this Joint Proxy Statement/Prospectus, Trident performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. Trident did not perform any analyses in addition to those described above in updating the opinion.

For its financial advisory services provided to Capital Bank Corporation, Trident has been paid fees of $25,000 to date and will be paid an additional fee of $25,000 at the time of closing of the merger. In addition, Capital Bank Corporation has agreed to reimburse Trident for all reasonable out-of-pocket expenses, incurred by it on Capital Bank Corporation’s behalf, and to indemnify Trident against certain liabilities, including any which may arise under the federal securities laws.

Trident, directly or through McDonald Investments, Inc., is a member of all principal securities exchanges in the United States and in the conduct of its broker-dealer activities has from time to time purchased securities from, and sold securities to, Capital Bank Corporation and/or High Street Corporation. As a market maker, Trident may also have purchased and sold the securities of Capital Bank Corporation and/or High Street Corporation for Trident’s own account and for the accounts of its customers.

Opinion of High Street Corporation’s Financial Advisor

High Street retained The Orr Group to act as its financial advisor in connection with the merger and to render to the board of directors of High Street Corporation a written opinion as to the fairness, from a financial point of view, of the terms of the proposed merger to the shareholders of High Street Corporation. At a meeting held April 29, 2002, The Orr Group rendered its oral opinion to the board of directors of High Street Corporation that, based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio is fair, from a financial point of view, to High Street Corporation and to High Street Corporation’s shareholders. This opinion was confirmed in writing to the board of directors of High Street Corporation on May 1, 2002.

The Orr Group has subsequently confirmed and updated its opinion by delivering to the board of directors of High Street Corporation a written opinion dated as of the date of this Joint Proxy Statement/Prospectus. The full text of The Orr Group’s opinion is attached as Appendix C to this Joint Proxy Statement/Prospectus and you should read it in its entirety with respect to the procedures followed, assumptions made, matters considered and qualification and limitation on the review undertaken by The Orr Group in connection with its opinion. The following summary of The Orr Group’s opinion is qualified in its entirety by reference to the full text of the opinion.

The Orr Group’s opinion on the merger assumes an exchange ratio of .747 of a share of Capital Bank Corporation common stock for each share of High Street Corporation common stock and does not address the fairness, from a financial point of view, of any other exchange ratio. The Orr Group’s opinion does not constitute a recommendation to any shareholder of High Street Corporation as to how such shareholder should vote at the High Street Corporation special meeting of shareholders.

High Street Corporation selected The Orr Group as its investment banker on the basis of its expertise in merger and acquisition advisory services. The Orr Group is an investment banking firm whose principals have over 75 years of combined banking experience and have been involved with over 40 bank related mergers and acquisitions.

Although The Orr Group evaluated the exchange ratio from a financial point of view, The Orr Group was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined between High Street Corporation and Capital Bank Corporation. No limitations were imposed by High Street Corporation upon The Orr Group with respect to rendering its opinion.

In arriving at its opinion, The Orr Group reviewed, among other things: (i) the merger agreement; (ii) certain publicly available information concerning High Street Corporation and Capital Bank Corporation, including their respective Annual Reports on Form 10-K for each of the years in the three year period ended December 31, 2001, the respective Quarterly Reports on Form 10-Q for High Street Corporation and Capital Bank Corporation for the quarter ended March 31, 2002; (iii) certain available financial forecasts concerning the business and operations of High Street Corporation and Capital Bank Corporation, respectively; and (iv) certain publicly available information with respect to other companies that The Orr Group believes to be comparable in certain respects to High Street Corporation and Capital Bank Corporation and the trading markets for such other companies’ securities.

In The Orr Group’s review and analysis, The Orr Group assumed and relied upon the accuracy and completeness of all of the financial and other information provided to The Orr Group or that was publicly available and has not attempted independently to verify nor assumed responsibility for verifying any such information. With respect to financial projections, The Orr Group assumed that they have been reasonably prepared on basis reflecting the best currently available estimates and judgments of High Street Corporation or Capital Bank Corporation, as the case may be, and The Orr Group expresses no opinion with respect to such forecasts or the assumptions on which they are based. The Orr Group has not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of High Street Corporation or Capital Bank Corporation.

The following summary does not purport to be a complete description of the analyses performed or the matters considered by The Orr Group in arriving at its opinion.

In addressing the fairness, from a financial point of view, of the consideration to be issued by Capital Bank Corporation to the shareholders of High Street Corporation, The Orr Group addressed certain issues relating to the financial fairness of the proposed merger, including: (i) how the merger compares to similar bank transactions; (ii) the financial impact of the merger to the current shareholders of High Street Corporation; and (iii) whether Capital Bank Corporation’s operations and stock are of similar value to other acquirors in similar transactions. To address the impact of the proposed merger, The Orr Group reviewed analyses of recently announced bank acquisitions, High Street Corporation’s contribution to the new combined entity, its analysis of shareholders’ claims on the new entity, a present value analysis of High Street Corporation’s common stock on a stand-alone basis, and Capital Bank Corporation’ operations and stock compared to its peers. In summary, The Orr Group reached the conclusions that the proposed merger transaction is comparable to similar bank transactions, the financial impact to the current shareholders of High Street Corporation is positive and fair, and Capital Bank Corporation’s operations and stock are well within the range of comparable acquirors in the industry.

The Orr Group employed a variety of methodologies in its analyses, including analyses of the financial impact of the transaction based on a pro forma contribution analysis, a shareholder’s claims analysis, and a discounted dividend analysis. The pro forma contribution analysis looked at the financial impact of the merger on certain balance sheet and income statement items. Such analysis illustrated that the average percentage contributions, across ten select categories of balance sheet and income statement items of High Street Corporation and Capital Bank Corporation would be 17.6% and 82.4%, respectively, compared to proforma fully-diluted ownership of 19.7% and 80.3%, respectively.

In its shareholder’s claims analysis, The Orr Group calculated earnings per share claims analysis, and The Orr Group concluded that the merger would result in an increase of 79% in earnings per share. In The Orr Group’s dividend claims analysis as part of its shareholder’s claims analysis, based on Capital Bank Corporation’s dividend of $.20 per share of Capital Bank Corporation’s common stock, the new equivalent dividend per share for High Street Corporation would be $.15. High Street Corporation has not paid any dividend to date.

The Orr Group’s discounted dividend analysis compared the value of High Street Corporation’s current stock value to the value it will receive in the exchange for shares of Capital Bank Corporation common stock. Financial projections were supplied by High Street Corporation. The Orr Group discounted the dividends at rates of 13%, 15%, and 17% and assumed a take out value at the end of year five based on price-to-earnings multiples of 13, 15, and 17. The discounted values ranged from a low of $9.04 per share to a high of $10.73 per share. The analysis revealed that the value of the Capital Bank Corporation common stock to be received by High Street Corporation shareholders in the merger in exchange for each outstanding share of High Street Corporation common stock is higher than the value of holding a share of High Street Corporation common stock.

The Orr Group reviewed 15 comparable bank transactions involving sellers with assets between $40 million and $300 million announced since March 1, 2001. The Orr Group noted the prices paid in these mergers as a multiple of book values and earnings, and The Orr Group reviewed other data in connection with these mergers, including the amount of total assets, the return on average assets and the return on average equity of the acquired institutions. The Orr Group then compared this data to that of High Street Corporation and the value to be received by High Street Corporation shareholders in the merger.

The comparable bank transactions showed a range of transaction values as multiples of book value per share of a low of .08 to a high of 2.2 and an average of 1.3. The range of transaction values as multiples of earnings per share revealed a low of 18 and a high of 50 with an average of 30. The transaction value of the merger indicates a High Street Corporation multiple of book value of 1.3 and a multiple of earnings per share of 368 times 2001 earnings per share.

No company or transaction used in the above analyses as a comparison is identical to High Street Corporation, Capital Bank Corporation or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial growth and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis in and of itself does not necessarily provide meaningful intercompany comparisons.

High Street Corporation has agreed to pay The Orr Group an aggregate fee of $322,547 for its financial advisory services in connection with the merger, $241,910 of which is contingent upon consummation of the merger. Further, High Street Corporation has agreed to reimburse legal and other reasonable expenses and to indemnify The Orr Group and its affiliates, directors, agents, employees and controlling persons in connection with certain matters related to rendering its opinion, including liabilities under securities laws.

THE WRITTEN OPINION OF THE ORR GROUP TO HIGH STREET CORPORATION IS ATTACHED AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE ABOVE DESCRIPTION OF THE ORR GROUP’S FAIRNESS OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX C. HIGH STREET CORPORATIONSHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICIATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY THE ORR GROUP IN CONNECTION WITH RENDERING ITS OPINION.

Effective Time Of The Merger

Subject to the conditions for consummation of the merger, the merger will become effective on the date and at the time of the filing of articles of merger with the Secretary of State of the State of North Carolina. The merger agreement requires High Street Corporation and Capital Bank Corporation to use their reasonable efforts to cause the effective time to occur within a reasonable period of time following the satisfaction or waiver of all closing conditions. High Street Corporation and Capital Bank Corporation anticipate that the merger will become effective in the fourth quarter of 2002. However, delays in the completion of the merger could occur.

Exchange Of High Street Corporation Stock Certificates

Promptly after the merger is completed, High Street Corporation shareholders will receive transmittal materials from Capital Bank Corporation’s exchange agent with instructions on how to surrender their High Street Corporation stock certificates.

High Street Corporation shareholders should carefully review and complete such materials and return them as instructed, together with their stock certificates for High Street Corporation common stock. High Street Corporation shareholders should not send their stock certificates to High Street Corporation, Capital Bank Corporation or Capital Bank Corporation’s exchange agent until they receive the transmittal materials with instructions from the exchange agent.

Shares of High Street Corporation common stock held in book-entry form or “street name” will be exchanged without the submission of any High Street Corporation stock certificate. Dissenting High Street Corporation shareholders must follow the procedures required by Article 13 of the North Carolina Business Corporation Act, a copy of which is attached as Appendix D to this Joint Proxy Statement/Prospectus. See “Dissenters’ Rights.”

After High Street Corporation shareholders surrender their duly endorsed stock certificates representing High Street Corporation common stock to the exchange agent, the exchange agent will mail such shareholders (i) stock certificates representing the number of shares of Capital Bank Corporation common stock to which such shareholders are entitled, and/or (ii) checks for the amount of all undelivered dividends or distributions (without interest) in respect of the shares of Capital Bank Corporation common stock, if any, declared after the completion of the merger. Capital Bank Corporation is not obligated to deliver the stock certificates or other consideration to any former High Street Corporation shareholder until such shareholder has properly surrendered his or her High Street Corporation stock certificates (unless such certificates are held in book-entry form or “street name,” in which case they automatically will be exchanged without being surrendered). Whenever a dividend or other distribution with a record date after the date on which the merger is completed is declared by Capital Bank Corporation on its common stock, the declaration will include dividends or other distributions on all shares of Capital Bank Corporation common stock that may be issued in connection with the merger. Capital Bank Corporation, however, will not pay any dividend or other distribution that is payable to any former High Street Corporation shareholder who has not properly surrendered his or her High Street Corporation stock certificates.

Capital Bank Corporation will not issue fractional shares. The number of shares of the Capital Bank Corporation common stock which a High Street Corporation shareholder is entitled to receive will be rounded to the nearest whole share with fractions of .50 or more rounded up to the next whole share and fractions of less than .50 eliminated.

If any High Street Corporation shareholder’s stock certificate has been lost, stolen, destroyed, or is otherwise missing, the exchange agent will issue the shares of Capital Bank Corporation Common Stock, and such dividends or distributions will be delivered, upon the shareholder’s submission of an affidavit claiming the missing certificate. Additionally, the exchange agent or Capital Bank Corporation may require the posting of a bond as indemnity against any claim that may be made with respect to the certificate. At the time the merger becomes effective, the stock transfer books of High Street Corporation will be closed, and no transfer of shares of High Street Corporation common stock by any shareholder will be made or recognized. If certificates representing shares of High Street Corporation common stock are presented for transfer after the merger becomes effective, they will be cancelled and exchanged, as applicable, for shares of Capital Bank Corporation common stock and a check for any undelivered dividends or distributions on the Capital Bank Corporation common stock after the merger.

Conditions To The Consummation Of The Merger

Capital Bank Corporation and High Street Corporation are required to complete the merger only after the satisfaction of various conditions, which are set forth in Article VIII of the merger agreement attached as Appendix A to this Joint Proxy Statement/Prospectus. These conditions include, without limitation, the following:

•
Capital Bank Corporation shareholders must approve the merger agreement, the related plan of merger and the transactions contemplated thereby and the issuance of a sufficient number of shares of common stock in connection with the merger;

•	High Street Corporation shareholders must approve the merger agreement, the related plan of merger and the transactions contemplated thereby;

•
Capital Bank Corporation and High Street Corporation must receive an opinion from Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. or another tax advisor satisfactory to both parties that the merger will qualify as a tax-free reorganization;

•	That holders of not more than 10 percent of High Street Corporation’s common stock shall have exercised dissenters’ rights in the merger;

•	High Street Corporation and Capital Bank Corporation must have complied in all material respects with the covenants set forth in the merger agreement;

•
Capital Bank Corporation and High Street Corporation must have received the required regulatory approvals for the merger, which approvals shall not be conditioned or restricted in a manner not reasonably anticipated as of the date of the merger agreement that, in the reasonable judgment of the board of directors of either of the merger parties, would so materially adversely impact the economic or business assumptions contemplated by the merger agreement, that had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into the merger agreement; and

•	The registration statement, of which this Joint Proxy Statement/is a part, shall have been declared effective by the SEC and no stop order suspending such effectiveness shall have been initiated.

The foregoing is a summary of the applicable closing conditions; you are encouraged to refer to the merger agreement, attached to this Joint Proxy Statement/Prospectus as Appendix A, for a complete listing and description of such conditions. High Street Corporation and Capital Bank Corporation have agreed in the merger agreement to use their reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by them under the merger agreement so that the merger will be completed. We cannot assure you as to if or when all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so. Except in limited circumstances, if all conditions for the merger have not been satisfied or waived on or before November 30, 2002, the board of directors of either High Street Corporation or Capital Bank Corporation may terminate the merger agreement and abandon the merger. See “—Waiver, Amendment and Termination—Termination” below.

Regulatory Approval

Although Capital Bank Corporation and High Street Corporation have agreed to use their reasonable efforts to obtain all required regulatory consents, we cannot assure you that these regulatory approvals will be obtained, when they will be obtained, or, if obtained, that there will not be litigation challenging these approvals.

The merger is subject to approval by the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended. Capital Bank Corporation and High Street Corporation have filed the required application and notification with the Federal Reserve for approval of the merger. Assuming Federal Reserve approval, the parties may not consummate the merger until after the termination of a waiting period. The waiting period starts the day the Federal Reserve approves the merger and notifies the United States Department of Justice of such approval and ends 30 days later, except the waiting period may be reduced to 15 days upon consent of the Attorney General. During that time, the United States Department of Justice may challenge the merger on antitrust grounds.

The Federal Reserve is prohibited from approving any transaction that:

•	Would result in a monopoly;

•	Would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•
May have the effect in any part of the United States of substantially lessening competition, tending to create a monopoly, or otherwise resulting in a restraint of trade, unless the Federal Reserve finds that the public interest created by the probable effect of the transaction in meeting the convenience and needs of the communities to be served clearly outweighs the anticompetitive effects of the proposed merger.

In reviewing a transaction under the Bank Holding Company Act, the Federal Reserve also will consider the financial and managerial resources and future prospects of the companies and their subsidiary banks and the convenience and needs of the communities to be served. As noted above, the merger may not be consummated until 30 days after Federal Reserve approval (unless such period is reduced as described above), during which time the Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of Federal Reserve approval of the merger, unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger’s effect on competition differently from the Federal Reserve, and, thus, it is possible that the Department of Justice could reach a different conclusion than the Federal Reserve regarding the merger’s competitive effects. Additionally, it is possible that private persons or state attorneys general may file antitrust actions, irrespective of the approvals of the Federal Reserve or the Department of Justice.

Chapter 53 of North Carolina’s General Statutes (Banks) requires submission of an application to and approval from the North Carolina Commissioner of Banks for certain merger transactions involving North Carolina bank holding companies. Since the merger of High Street Corporation with Capital Bank Corporation is subject to approval by the Federal Reserve, however, approval of the North Carolina Commissioner of Banks is not required under Chapter 53.

Waiver, Amendment And Termination

Waiver and Amendment

To the extent permitted by law, Capital Bank Corporation and High Street Corporation may amend the merger agreement by a writing signed by each of them, whether before or after shareholder approval of the merger. In addition, before or at the time of completion of the merger, Capital Bank Corporation or High Street Corporation may waive any default in the performance of any term of the merger agreement by the other party or may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the merger agreement. The merger agreement also permits Capital Bank Corporation or High Street Corporation to waive any of the conditions precedent to its obligations under the merger agreement.

Termination

At any time before the merger is completed, High Street Corporation and Capital Bank Corporation may mutually agree to terminate the merger agreement and not proceed with the merger. In addition, either of High Street Corporation or Capital Bank Corporation may unilaterally terminate the merger if:

•
Any law or regulation makes consummation of the merger agreement illegal or there is a final prohibition, judgment, injunction, order or decree enjoining Capital Bank Corporation or High Street Corporation from consummating the merger agreement or the merger;

•
All conditions to effect the transactions contemplated by the merger have not been fulfilled or waived by November 30, 2002 and the party seeking termination is in material compliance with all of its obligations under the merger agreement;

•	A condition to the obligation to effect the merger of the party seeking termination is incapable of fulfillment and has not been waived by the other party;

•	The other party commits an unremedied breach of the representations or warranties, covenants or agreements contained in the merger agreement;

•
Either the High Street Corporation shareholders do not approve the merger at the High Street Corporation shareholder meeting or the Capital Bank Corporation shareholders do not approve the merger at the Capital Bank Corporation shareholder meeting; or

•
A consent of any regulatory authority required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final nonappealable action of such authority.

High Street Corporation may unilaterally terminate the merger agreement upon the decision of its board of directors if the average closing price of Capital Bank Corporation common stock during the 20 day trading period ending September 20, 2002 is less than $11.25.

In addition, High Street Corporation may unilaterally terminate the merger agreement if its board of directors determines, in good faith and in the exercise of reasonable judgment (based on the advice of independent advisors and an opinion of outside legal counsel) that an acquisition proposal is superior to the terms of transactions contemplated by the merger agreement and that failing to entertain such acquisition proposal would violate its board of directors’ fiduciary duties. Before High Street Corporation can terminate the merger agreement because of such an acquisition proposal, (i) High Street Corporation must notify Capital Bank Corporation of such an acquisition proposal, (ii) five days after such notice to Capital Bank Corporation, High Street Corporation’s board of directors must believe that the acquisition proposal is superior to a merger with Capital Bank Corporation; and (iii) High Street Corporation must enter into a definitive, binding transaction agreement to consummate the transaction which is the subject of the acquisition proposal.

Termination Fee

The merger agreement requires High Street Corporation to pay Capital Bank Corporation a termination fee of $250,000 upon termination of the merger agreement by High Street Corporation if High Street Corporation has accepted an acquisition proposal of a third party and entered into a definitive, binding transaction agreement to consummate the transaction which is the subject of the acquisition proposal. If the transaction which is the subject of the acquisition proposal is consummated within twelve (12) months after the date of such acquisition proposal, the merger agreement requires High Street Corporation to pay Capital Bank an additional termination fee of $750,000.

In addition, with certain exceptions, the merger agreement also requires High Street Corporation to pay Capital Bank Corporation a termination fee of $1,000,000 (less any amounts paid as described in the preceding paragraph), if (i) High Street Corporation receives an acquisition proposal prior to May 1, 2003, (ii) fails to recommend approval of the merger transaction with Capital Bank Corporation to its shareholders or amends or withdraws its recommendation of such merger transaction to its shareholders in a manner adverse to Capital Bank Corporation, and (iii) consummates the transaction which is the subject of the alternate acquisition proposal within twelve (12) months after the date of such acquisition proposal. This $1,000,000 termination fee will not be payable by High Street Corporation, however, if the merger agreement is terminated by High Street Corporation, unless such termination is due solely to the failure of either party’s shareholders to approve the merger, or by Capital Bank Corporation, unless such termination is due to the willful breach by High Street Corporation of any representation, warranty or covenant thereunder.

Non-Solicitation

Unless the merger agreement is terminated, High Street Corporation has agreed that it shall not, and it shall not permit any of its subsidiaries to, permit any of their respective officers, directors, affiliates, representatives or agents to, directly or indirectly,

•	Take any action to solicit, initiate or encourage any acquisition proposal; or

•	Participate in any discussions or negotiations with or encourage any effort or attempt by a third party to take any other action or to facilitate an acquisition proposal.

However, if a third party presents High Street Corporation with an unsolicited written acquisition proposal with terms superior to the merger transaction with Capital Bank Corporation, High Street Corporation may furnish to such third party information and access in response to a request for information or access. In addition, High Street Corporation may participate in discussions and negotiate with such third party concerning any superior acquisition proposal, may decide not to recommend shareholder approval of the merger acquisition and may terminate the merger agreement (subject to payment of any applicable termination fees) if:

•	High Street Corporation did not solicit, initiate or encourage such acquisition proposal; and

•
High Street Corporation’s board of directors determines in good faith, based on the written opinion of outside counsel, that failing to take such action would violate the board of directors’ fiduciary duties.

Conduct Of Business Pending The Merger

The merger agreement requires High Street Corporation and its subsidiaries from the date of the merger agreement until the closing of the merger to conduct business in the ordinary course in substantially the same manner as presently conducted and make reasonable commercial efforts consistent with past practices to preserve its relationships with other persons. Additionally, the merger agreement imposes certain specific limitations on the operations of High Street Corporation and its subsidiaries during this period, which are set forth in Article VI of the merger agreement attached as Appendix A to this Joint Proxy Statement/Prospectus. These include prohibitions on the following without the prior written consent of Capital Bank Corporation:

•
Authorizing for issuance, issuing, selling, delivering or agreeing or committing to issue, sell or deliver any stock or stock options or other equity equivalents of any class or any other of its securities, except for the issuance of shares in connection with the exercise of stock options, or amending any terms of its outstanding securities; and

•
Declaring, setting aside or paying any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeeming or acquiring its own securities.

The foregoing is a summary of the restrictions on the business of High Street Corporation and its subsidiaries from the date of the merger until the closing of the merger; you are encouraged to refer to the merger agreement for a complete listing and description of such restrictions.

Management And Operations After The Merger

After the merger is complete, it is contemplated that High Street Banking Company will be operated as a separate subsidiary of Capital Bank Corporation for an interim period, then merge into Capital Bank Corporation’s subsidiary, Capital Bank. It is expected that James A. Beck, who currently serves as Capital Bank Corporation’s president and chief executive officer, will continue in the role of president and chief executive officer of Capital Bank Corporation.

As soon as reasonably practicable after the effective time of the merger, Capital Bank Corporation will use reasonable efforts to cause Carl H. Ricker, Jr., a current member of High Street Corporation’s board of directors, to be elected or appointed as a member of Capital Bank Corporation’s board of directors, subject to required regulatory approvals. In addition, if and when High Street Banking Company merges with and into Capital Bank, Capital Bank Corporation will cause Mr. Ricker to be elected or appointed to Capital Bank’s board of directors, subject to required regulatory approvals. See “—Interests of Certain Persons in the Merger—Capital Bank Corporation Board of Directors” below for a more detailed description of the effect of the merger on the board of directors of Capital Bank Corporation.

It also is expected that immediately after completion of the merger, certain current executives of High Street Corporation will be employed by Capital Bank Corporation or one of its subsidiaries. Information concerning the current management of Capital Bank Corporation and High Street Corporation is included in the documents delivered with this Joint Proxy Statement/Prospectus and incorporated by reference herein. See “Additional Information.” For additional information regarding the interests of certain persons in the merger, see “—Interests of Certain Persons in the Merger.”

Interests Of Certain Persons In The Merger

General

Members of Capital Bank Corporation’s and High Street Corporation’s management and their boards of directors have certain interests in the merger that are in addition to their interests as shareholders of Capital Bank Corporation and High Street Corporation, respectively. Capital Bank Corporation’s and High Street Corporation’s boards of directors were aware of these interests and considered them, among other matters, in approving the merger transaction and recommending that the shareholders approve the merger transaction.

It is expected that immediately after completion of the merger, certain current executives of High Street Corporation will be employed by Capital Bank Corporation or one of its subsidiaries. Except as covered by the employment agreements between Capital Bank Corporation and J. Edgar McFarland, Anne D. Martin and A.C. Honeycutt, Jr., which are described below, the High Street Corporation employees who continue to be employed by Capital Bank Corporation after the merger will be employed on an “at-will” basis, and Capital Bank Corporation will not be obligated to employ any such person for any specific period of time or in any specific position.

Non-Competition And Voting Agreements Of Carl H. Ricker, Jr., Hurshell H. Keener And J. Edgar McFarland

Carl H. Ricker, Jr. and Hurshell H. Keener, each of whom is a director of High Street Corporation, executed the merger agreement for the limited purpose of agreeing to certain non-competition covenants and voting provisions therein. In addition, J. Edgar McFarland, High Street Corporation’s president and chief executive officer, executed the merger agreement for the limited purpose of agreeing to certain voting provisions therein. Under these provisions, (i) Mr. Ricker and Mr. Keener are restricted for a period of two years from the effective date of the merger from engaging in competition with Capital Bank Corporation as described in the merger agreement and (ii) Mr. Ricker, Mr. Keener and Mr. McFarland are obligated to vote the shares of common stock of High Street Corporation that they own in favor of the merger. On the record date for the High Street Corporation shareholder meeting, Mr. Ricker, Mr. Keener and Mr. McFarland, their immediate family members and entities they controlled or owned shared voting power over 365,765 shares of High Street Corporation common stock, or approximately 20.9 percent of the outstanding shares of High Street Corporation common stock, which constitutes approximately 41.8 percent of the vote required to approve the merger.

Employment Agreements With J. Edgar McFarland, Anne D. Martin And A.C. Honeycutt, Jr.

At the effective time of the merger, High Street Banking Company will enter into an employment agreement with each of J. Edgar McFarland, Anne D. Martin and A.C. Honeycutt, Jr., to serve respectively as High Street Banking Company’s President and Chief Executive Officer (McFarland), Executive Vice President and Director of Administrative Services (Martin) and Executive Vice President, Director of Risk Management (Honeycutt). In

connection with the merger of High Street Banking Company into Capital Bank (see “—The Merger”), these employees would become employees of Capital Bank serving as Western Regional President (Buncombe and Catawba Counties, North Carolina) (McFarland), Senior Vice President and Treasurer (Martin) and Senior Vice President and Western Region Senior Lending Officer (Honeycutt), respectively.

The following summary of the proposed terms of Mr. McFarland’s, Ms. Martin’s and Mr. Honeycutt’s employment agreements is not intended to be complete.

J. Edward McFarland Employment Agreement

Mr. McFarland’s employment agreement with High Street Banking Company will be for an initial term of one year. High Street Banking Company will continue to employ Mr. McFarland as President and Chief Executive Officer prior to the consummation of the merger of High Street Banking Company and Capital Bank. After consummation of such merger, Mr. McFarland will be employed as Western Regional President of Capital Bank.

Mr. McFarland will receive an annual salary of $150,000 and performance bonuses from time to time as the board of directors may from time to time determine, including, if the board of directors shall so determine, a special 2002 incentive of up to 20% of annual salary. In addition, during the term of the employment agreement, (i) Mr. McFarland will be provided the use of an automobile and (ii) the dues arising from Mr. McFarland’s membership in certain country and civic clubs will be paid.

Mr. McFarland will be eligible for deferred compensation, stock benefits, life insurance, medical, disability and dental insurance, sick pay, retirement, pension, profit-sharing and other group fringe benefit plans or other group arrangements of Capital Bank. Mr. McFarland will also be entitled to paid vacation during each calendar year in accordance with Capital Bank’s vacation policy for senior management employees.

Mr. McFarland may be terminated for “cause” as defined in the employment agreement. In such event, Mr. McFarland will not be entitled to any further payments or other benefits. Mr. McFarland may also be terminated without cause on 90 days’ notice. In such event, for the remainder of the term of the employment agreement, (i) Mr. McFarland shall receive his base salary, exclusive of bonuses, and (ii) premiums on a $1,000,000 life insurance policy insuring Mr. McFarland’s life and payable to his named beneficiary shall continued to be paid.

Pursuant to his employment agreement, Mr. McFarland also will agree not to compete with High Street Banking Company or its affiliates in Buncombe County and Catawba County, North Carolina, and in any other counties in North Carolina in which High Street Banking Company or Capital Bank Corporation has an office and over which he has had management responsibilities, during the term of the employment agreement and for a period of two years after termination of the employment agreement.

Anne D. Martin Employment Agreement

Ms. Martin’s employment agreement with High Street Banking Company will be for an initial term of one year. High Street Banking Company will continue to employ Ms. Martin as Executive Vice President and Director of Administrative Services prior to the consummation of the merger of High Street Banking Company and Capital Bank. After consummation of such merger, Ms. Martin will be employed as Senior Vice President and Treasurer of Capital Bank.

Ms. Martin will receive an annual salary of $92,000 and performance bonuses from time to time as the board of directors may from time to time determine, including, if the board of directors shall so determine, a special 2002 incentive of up to 20% of annual salary.

Ms. Martin will be eligible for deferred compensation, stock benefits, life insurance, medical, disability and dental insurance, sick pay, retirement, pension, profit-sharing and other group fringe benefit plans or other group arrangements of Capital Bank. Ms. Martin will also be entitled to paid vacation during each calendar year in accordance with Capital Bank’s vacation policy for senior management employees.

Ms. Martin may be terminated for “cause” as defined in the employment agreement. In such event, Ms. Martin will not be entitled to any further payments or other benefits. Ms. Martin may also be terminated without cause on 90 days’ notice. In such event, for the remainder of the term of the employment agreement, (i) Ms. Martin shall receive her base salary, exclusive of bonuses, and (ii) premiums on a $750,000 life insurance policy insuring Ms. Martin’s life and payable to her named beneficiary shall continued to be paid.

Pursuant to her employment agreement, Ms. Martin also will agree not to compete with High Street Banking Company or its affiliates in Buncombe County and Catawba County, North Carolina, and in any other counties in North Carolina in which High Street Banking Company or Capital Bank Corporation has an office and over which she has had management responsibilities, during the term of the employment agreement and for a period of two years after termination of the employment agreement.

A. C. Honeycutt, Jr. Employment Agreement

Mr. Honeycutt’s employment agreement with High Street Banking Company will be for an initial term of one year. High Street Banking Company will continue to employ Mr. Honeycutt as Vice President and Director of Risk Management prior to the consummation of the merger of High Street Banking Company and Capital Bank. After consummation of the merger, Mr. Honeycutt will be employed as Senior Vice President and Western Region Senior Lending Officer of Capital Bank.

Mr. Honeycutt will receive an annual salary of $92,000 and performance bonuses from time to time as the board of directors may from time to time determine, including, if the board of directors shall so determine, a special 2002 incentive of up to 20% of annual salary.

Mr. Honeycutt will be eligible for deferred compensation, stock benefits, life insurance, medical, disability and dental insurance, sick pay, retirement, pension, profit-sharing and other group fringe benefit plans or other group arrangements of Capital Bank. Mr. Honeycutt will also be entitled to paid vacation during each calendar year in accordance with Capital Bank’s vacation policy for senior management employees.

Mr. Honeycutt may be terminated for “cause” as defined in the employment agreement. In such event, Mr. Honeycutt will not be entitled to any further payments or other benefits. Mr. Honeycutt may also be terminated without cause on 90 days’ notice. In such event, for the remainder of the term of the employment agreement, Mr. Honeycutt shall receive his base salary, exclusive of bonuses.

Pursuant to his employment agreement, Mr. Honeycutt also will agree not to compete with High Street Banking Company or its affiliates in Buncombe County and Catawba County, North Carolina, and in any other counties in North Carolina in which High Street Banking Company or Capital Bank Corporation has an office and over which he has had management responsibilities, during the term of the employment agreement and for a period of one year after termination of the employment agreement.

Capital Bank Corporation Board Of Directors

As soon as reasonably practicable after the effective time of the merger, Capital Bank Corporation will use reasonable efforts to cause Carl H. Ricker, Jr., a current member of High Street Corporation’s board of directors, to be elected or appointed as a member of Capital Bank Corporation’s board of directors, subject to required regulatory approvals. In addition, if and when High Street Banking Company merges with and into Capital Bank, Capital Bank Corporation will cause Mr. Ricker to be elected or appointed to Capital Bank’s board of directors, subject to required regulatory approvals.

In addition, if and when High Street Banking Company merges with and into Capital Bank, Capital Bank Corporation will cause Mr. Ricker to be elected or appointed to Capital Bank’s board of directors, subject to required regulatory approvals.

For serving on the boards of directors of High Street Corporation or High Street Banking Company during 2002 and in lieu of any options which would have become issuable pursuant to High Street Corporation’s Non-Employee Director Stock Option Plan, at the effective time of the merger, the existing members of High Street Corporation’s board of directors will be paid an aggregate amount equal to $46,000, with the portion of such aggregate amount allocable to each such board member based on the total number of High Street Corporation and High Street Banking Company board and committee meetings attended by such director during the period from January 1, 2002 through the closing date of the merger that would have been taken into account in determining the options issuable under such stock plan for fiscal 2002.

Indemnification; Directors’ And Officers’ Insurance

After completion of the merger, Capital Bank Corporation has agreed to indemnify the present and former directors and officers of High Street Corporation and its subsidiaries against certain liabilities arising out of actions or omissions (including claims related to the merger) occurring at or prior to the time the merger becomes effective to the fullest extent permitted under North Carolina law. Capital Bank Corporation also has agreed to maintain or allow High Street Corporation to obtain, for a period of at least three years after completion of the merger, High Street Corporation’s existing directors’ and officers’ liability insurance policy or a comparable policy.

High Street Corporation Stock Options

The directors and certain employees of High Street Corporation hold options to purchase High Street Corporation common stock. Upon completion of the merger, these options will be assumed by Capital Bank Corporation and become exercisable for Capital Bank Corporation common stock. See “Effect of the Merger on High Street Corporation Options.”

Expected Tax Treatment As A Result Of The Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to holders of High Street Corporation common stock and does not discuss any aspects of state, local or foreign taxation. The discussion may not apply to special situations, such as High Street Corporation shareholders, if any, who hold High Street Corporation common stock other than as a capital asset, who received High Street Corporation common stock upon the exercise of employee stock options or otherwise as compensation, who hold High Street Corporation common stock as part of a “straddle” or “conversion transaction,” or who are insurance companies, securities dealers, financial institutions or foreign persons. This summary is based upon U.S. federal tax laws, regulations, rulings and decisions now in effect and on proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action, or judicial decision. No ruling has been or will be requested from the Internal Revenue Service on any matter relating to the tax consequences of the merger.

Consummation of the merger is conditioned upon receipt by Capital Bank Corporation and High Street Corporation of an opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (“Smith Anderson”) concerning the material federal income tax consequences of the merger. Assuming that the merger is completed in accordance with the merger agreement and based upon factual statements and representations made by the parties to the merger, it is Smith Anderson’s opinion that:

•	The merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	No gain or loss will be recognized by (and no amount will be included in the income of) High Street Corporation, Capital Bank Corporation or holders of High Street Corporation common stock;

•
The aggregate tax basis of the Capital Bank Corporation common stock received by holders of High Street Corporation common stock who exchange their High Street Corporation common stock for Capital Bank Corporation common stock in the merger will be the same as the aggregate tax basis of the High Street Corporation common stock surrendered in exchange for the Capital Bank Corporation common stock, decreased by the amount of cash received by such shareholders but increased by the amount of gain the shareholders recognized in the exchange (including any gain treated as a dividend); and

•
The holding period of the Capital Bank Corporation common stock received by holders who exchange their High Street Corporation common stock for Capital Bank Corporation common stock in the merger will include the holding period of the High Street Corporation common stock surrendered in exchange therefor, provided that such High Street Corporation common stock is held as a capital asset at the time the merger is completed.

As noted above, no ruling has been sought by the Internal Revenue Service as to whether the merger qualifies as a tax-free reorganization. The fact that no ruling has been sought should not be construed as an indication that the Internal Revenue Service would necessarily reach the same conclusion regarding the merger than set out in this summary. The opinion of Smith Anderson referred to in this summary is not binding upon the Internal Revenue Service, any other tax authority or any court, and no assurance can be given that a position contrary to those expressed in this summary will not be asserted by a tax authority and ultimately sustained by a court of law.

Section 1.368-3 of the Treasury Regulations requires that each shareholder that receives Capital Bank Corporation shares pursuant to the merger attach to such shareholder’s U.S. federal income tax return for the taxable year in which the merger occurs, a complete statement of all facts pertinent to the nonrecognition of gain or loss upon the merger. Shareholders should consult their own tax advisors regarding these disclosure requirements.

Because certain tax consequences of the merger may vary depending upon the particular circumstances of each High Street Corporation shareholder and other factors, each High Street Corporation shareholder should consult his or her own tax advisor to determine the particular tax consequences of the merger to such holder (including the application and effect of state, local and foreign tax laws).

Accounting Treatment

The merger will be accounted for by Capital Bank Corporation as a purchase transaction for accounting and financial reporting purposes. Under the purchase method, Capital Bank Corporation will record, at fair value, the acquired assets and assumed liabilities of High Street Corporation. The amount by which the purchase price paid by Capital Bank Corporation exceeds the fair value of the net tangible and identifiable intangible assets acquired by Capital Bank Corporation through the merger will be recorded as goodwill.

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement Nos. 141 (Business Combinations) and 142 (Goodwill and Other Intangible Assets) which changed the method of accounting for goodwill in a purchase transaction from capitalization and amortization against earnings to capitalization and periodic evaluation for impairment. The provisions of these statements apply to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later, such as the merger transaction between Capital Bank Corporation and High Street Corporation. Under the FASB statements, goodwill resulting from this transaction will be reported as an asset and will not be amortized against earnings. If the goodwill becomes impaired based on analyses performed by Capital Bank Corporation on a periodic basis, an impairment loss will be recorded.

Financial statements of Capital Bank Corporation issued after completion of the merger will reflect the impact of High Street Corporation but past periods shown will not be restated to reflect High Street Corporation’s historical financial position or results of operations. The unaudited historical and pro forma comparative per share data contained in this Joint Proxy Statement/Prospectus has been prepared using the purchase method of accounting.

Expenses And Fees

The merger agreement provides that each of the parties will pay all of its own expenses in connection with the transactions contemplated by the merger agreement.

Resales Of Capital Bank Corporation Common Stock

Shares of Capital Bank Corporation common stock issued to High Street Corporation shareholders pursuant to the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended (the “Securities Act”), except for shares issued to any High Street Corporation shareholder at the effective time of the merger who is an “affiliate” of High Street Corporation for purposes of Rule 145 under the Securities Act (a “High Street Affiliate”). This Joint Proxy Statement/Prospectus does not cover resales of Capital Bank Corporation common stock received by any High Street Affiliate.

Persons who may be deemed to be High Street Affiliates generally include individuals or entities that control, are controlled by, or are under common control with High Street Corporation, including its directors and executive officers at the effective time of the merger. High Street Affiliates may not sell their shares of Capital Bank Corporation common stock acquired in connection with the merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. In general, Rule 145 under the Securities Act provides that, for one year following the merger and provided that Capital Bank Corporation remains current in its filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a High Street Affiliate (together with certain related persons) would be entitled to sell shares of Capital Bank Corporation common stock acquired in connection with the merger only through unsolicited “broker transactions” or in transactions directly with a “market maker,” as such terms are defined in Rule 144 under the Securities Act. In addition, the number of shares to be sold by a High Street Affiliate (together with certain related persons and certain persons acting in concert) within any three-month period may not exceed the greater of 1 percent of the outstanding shares of Capital Bank Corporation common stock or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. One year after the merger, a High Street Affiliate will be able to sell such shares of Capital Bank Corporation common stock without being subject to such manner of sale or volume limitations, provided that Capital Bank Corporation is current with its Exchange Act report filings and such person is not then an affiliate of Capital Bank Corporation. Two years after the merger, a High Street Affiliate will be able to sell such shares of Capital Bank Corporation common stock without any restrictions as long as such affiliate is not and has not been for at least three months prior to the date of such sale an affiliate of Capital Bank Corporation.

DISSENTERS’ RIGHTS

Article 13 (entitled “Dissenters’ Rights”) of the North Carolina Business Corporation Act sets forth the rights of High Street Corporation shareholders who object to the merger transaction. The following is a summary of the material terms of the statutory procedures to be followed by holders of High Street Corporation common stock in order to dissent from the merger transaction and perfect dissenters’ rights under the North Carolina Business Corporation Act. The following summary does not purport to be a complete statement of the provisions of the North Carolina Business Corporation Act relating to the rights of dissenting shareholders and is qualified in its entirety by reference to the Article 13 of the North Carolina Business Corporation Act, a copy of which is attached hereto as Appendix D. Shareholders intending to exercise their dissenters’ rights are urged to review carefully Appendix D and to consult with legal counsel so as to be in strict compliance with Article 13 of the North Carolina Business Corporation Act.

If a High Street Corporation shareholder elects to exercise a right to dissent and demand appraisal under Article 13, such shareholder must satisfy each of the following conditions:

•
High Street Corporation must actually receive, before its shareholders’ vote on approval or disapproval of the merger transaction is taken, written demand notice (“demand notice”) of such shareholder’s intent to demand payment for his or her shares if the merger transaction is effectuated. This demand notice must be in addition to and separate from any proxy or vote against the merger transaction; neither voting against, abstaining from voting, nor failing to vote on the merger transaction will constitute a demand notice within the meaning of the North Carolina Business Corporation Act.

•
Such shareholder must not vote in favor of the merger transaction. A failure to vote will satisfy this requirement, but a vote in favor of the merger transaction, by proxy or in person, or the return of a signed proxy which does not specify a vote against approval of the merger transaction or direction to abstain, will constitute a waiver of such shareholder’s dissenters’ rights.

If the above requirements are not satisfied and the merger transaction becomes effective, High Street Corporation shareholders will not be entitled to payment for their shares under the provisions of Article 13 of the North Carolina Business Corporation Act.

Any demand notices should be addressed High Street Corporation, 1310 Hendersonville Road, Asheville, North Carolina 28803, Attention: Corporate Secretary.

The demand notice must be executed by the holder of record of shares of common stock as to which dissenters’ rights are to be exercised. A beneficial owner may assert dissenters’ rights only if he or she dissents with respect to all shares of common stock of which he or she is the beneficial owner. With respect to shares of common stock which are owned of record by a voting trust or by a nominee, the beneficial owner of such shares may exercise dissenters’ rights if such beneficial holder also submits to High Street Corporation the record holder’s written consent to such exercise not later than the time such beneficial holder asserts the dissenters’ rights. A record owner, such as a broker, who holds shares of common stock as a nominee for others, may exercise dissenters’ rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner, provided such record owner dissents with respect to all shares of common stock beneficially owned by any one person. In such case, the demand notice submitted by such broker as record owner must set forth the name and address of the shareholder who is objecting to the merger transaction and demanding payment for such person’s shares.

If the merger transaction is approved, High Street Corporation will be required to mail by registered or certified mail, return receipt requested, a written dissenters’ notice (“dissenters’ notice”) to all shareholders who have satisfied the above requirements. The dissenters’ notice must be sent no later than ten days after shareholder approval of the merger transaction, and must:

•	State where the payment demand must be sent and where and when certificates for shares of common stock must be deposited;

•	Supply a form for demanding payment;

•	Set a date by which High Street Corporation must receive the payment demand (not fewer than 30 days nor more than 60 days after the dissenters’ notice is mailed); and

•	Include a copy of Article 13 of the North Carolina Business Corporation Act.

A shareholder who receives a dissenters’ notice must demand payment and deposit such shareholder’s share certificates in accordance with the terms of the dissenters’ notice. A shareholder who demands payment and deposits such shareholder’s share certificates retains all other rights of a shareholder until these rights are canceled or modified by the merger transaction. A shareholder who does not demand payment or deposit such shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for their shares under the North Carolina Business Corporation Act.

Within 30 days after receipt of a demand for payment, High Street Corporation is required to pay each dissenting shareholder the amount it estimates to be the fair value of such shareholder’s shares, plus interest accrued from the effective date of the merger transaction to the date of payment. The payment must be accompanied by:

•
The most recent available balance sheet, income statement and statement of cash flows as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available interim financial statements, if any, for High Street Corporation,

•	An explanation of how High Street Corporation estimated the fair value of the shares;

•	An explanation of the interest calculation;

•	A statement of the dissenters’ right to demand payment (as described below); and

•	A copy of Article 13 of the North Carolina Business Corporation Act.

If the merger transaction is not consummated within 60 days after the date set for demanding payment and depositing share certificates, High Street Corporation must, pursuant to the North Carolina Business Corporation Act, return the deposited certificates. If after returning the deposited certificates the merger transaction is consummated, High Street Corporation must send a new dissenters’ notice and repeat the payment demand procedure.

A shareholder may, however, notify High Street Corporation in writing of such shareholder’s own estimate of the fair value of his shares and amount of interest due, and demand payment of the excess of such shareholder’s estimate of the fair value of such shareholder’s shares over the amount previously paid by High Street Corporation if:

•	The shareholder believes that the amount paid is less than the fair value of a share of High Street Corporation common stock or that the interest is incorrectly calculated;

•	High Street Corporation fails to make payment of its estimate of fair value to a shareholder within 30 days after receipt of a demand for payment; or

•	The merger is not consummated, and High Street Corporation does not return the deposited certificates within 60 days after the date set for demanding payment.

A shareholder waives the right to demand payment unless such shareholder notifies High Street Corporation of such shareholder’s demand in writing within 30 days of High Street Corporation’s payment of its estimate of fair value (with respect to clause (1) above) or High Street Corporation’s failure to perform (with respect to clauses (2) and (3) above). A shareholder who fails to notify High Street Corporation of his or her demand within such 30-day period shall be deemed to have withdrawn such shareholder’s dissent and demand of payment.

If a demand for payment remains unsettled, the dissenting shareholder may commence a proceeding within 60 days after the earlier of (a) the date of his or her payment demand or (b) the date payment is made, by filing a complaint with the Superior Court Division of the North Carolina General Court of Justice to determine the fair value of the shares and accrued interest. If the dissenting shareholder does not commence the proceeding within such 60-day period, the dissenting shareholder shall be deemed to have withdrawn the dissent and demand for payment.

The court in such an appraisal proceeding will determine all costs of the proceeding and assess the costs as it finds equitable. The proceeding is to be tried as in other civil actions; however, the dissenting shareholder will not have the right to a trial by jury. The court may also assess the fees and expenses of counsel and expenses for the respective parties, in the amounts the court finds equitable:

•	Against High Street Corporation if the court finds that it did not substantially comply with the procedures for the exercise of dissenters’ rights prescribed by Article 13; or

•	Against High Street Corporation or the dissenting shareholder, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith.

If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against High Street Corporation the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF THE NORTH CAROLINA BUSINESS CORPORATION ACT RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE SECTIONS OF THE NORTH CAROLINA BUSINESS CORPORATION ACT, COPIES OF WHICH ARE INCLUDED AS APPENDIX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS. SHAREHOLDERS INTENDING TO EXERCISE THEIR DISSENTERS’ RIGHTS ARE URGED TO REVIEW CAREFULLY APPENDIX D AND TO CONSULT WITH LEGAL COUNSEL SO AS TO BE IN STRICT COMPLIANCE THEREWITH.

The merger agreement provides that it is a condition to Capital Bank Corporation’s obligation to complete the merger transaction that the holders of not more than 10 percent of High Street Corporation’s common stock have exercised dissenters’ rights in the merger.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

In the merger, High Street Corporation shareholders will exchange their shares of High Street Corporation common stock for shares of Capital Bank Corporation common stock. Capital Bank Corporation and High Street Corporation are each North Carolina corporations governed by their respective articles of incorporation and bylaws and North Carolina law. There are some differences between the rights of High Street Corporation shareholders and Capital Bank Corporation shareholders. The following is a summary and comparison of certain provisions of the articles of incorporation and bylaws of High Street Corporation and Capital Bank Corporation. This summary and comparison, however, is not intended to be complete and is qualified in its entirety by reference to the North Carolina Business Corporation Act, as well as Capital Bank Corporation’s articles of incorporation and bylaws and High Street Corporation’s articles of incorporation and bylaws. You should consult with your own legal counsel with respect to specific differences and changes in your rights as shareholders that will result from the proposed merger transaction.

Authorized Capital Stock

Capital Bank Corporation

Capital Bank Corporation’s articles of incorporation authorize the issuance of up to 20,000,000 shares of Capital Bank Corporation common stock, no par value per share. As of July 29, 2002, 5,337,625 shares of Capital Bank Corporation common stock were issued and outstanding and 1,172,246 shares were reserved for issuance under Capital Bank Corporation’s benefits plans. Capital Bank Corporation shareholders do not have preemptive rights to purchase or subscribe to any unissued authorized shares of Capital Bank Corporation common stock. Capital Bank Corporation’s board of directors may authorize the issuance of additional shares of Capital Bank Corporation common stock without further action by Capital Bank Corporation shareholders, unless such action is required in a particular case by applicable law or regulation or by the Nasdaq National Market or by any stock exchange or interdealer quotation system upon which Capital Bank Corporation common stock may be listed or quoted in the future. Capital Bank Corporation expects to issue up to 1,700,000 shares of Capital Bank Corporation common stock in connection with the merger, subject to possible adjustment as described in “Description Of The Merger Transaction—What High Street Corporation Shareholders Will Receive in the Merger.”

Based on the number of shares of Capital Bank Corporation common stock outstanding on July 29, 2002, it is anticipated that, immediately following the consummation of the merger and assuming issuance of the full 1,700,000 shares of Capital Bank Corporation’s common stock in connection with the merger, a total of approximately 6,037,625 shares of Capital Bank Corporation common stock will be outstanding.

The authority to issue additional authorized shares of Capital Bank Corporation common stock provides Capital Bank Corporation with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The authorized but unissued and unreserved shares of Capital Bank Corporation common stock can be issued from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Capital Bank Corporation. In addition, the sale of a substantial number of shares of Capital Bank Corporation common stock to persons who have an understanding with Capital Bank Corporation concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Capital Bank Corporation common stock (or the right to receive Capital Bank Corporation common stock) to Capital Bank Corporation shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Capital Bank Corporation. Capital Bank Corporation’s articles of incorporation do not authorize Capital Bank Corporation to issue preferred stock and Capital Bank Corporation does not have a shareholder rights plan. Among other potential uses, preferred stock could be issued to dilute the stock ownership of persons seeking to obtain control of Capital Bank Corporation or as part of a shareholder rights plan. As

Capital Bank Corporation’s articles of incorporation do not authorize any preferred stock, its shareholders currently do not have this form of protection against hostile takeovers.

High Street Corporation

High Street Corporation’s articles of incorporation authorize the issuance of up to 20,000,000 shares of common stock, without par value. As of July 29, 2002, 1,748,421 shares of common stock were issued and outstanding, and 262,621 shares of common stock were reserved for issuance under High Street Corporation’s stock option plans. High Street Corporation shareholders do not have preemptive rights to purchase or subscribe to any unissued authorized shares of High Street Corporation common stock. High Street Corporation’s board of directors may issue shares of High Street Corporation common stock, without any further action by High Street Corporation shareholders, unless such action is required in a particular case by applicable law or regulation or by the OTCBB or any stock exchange or interdealer quotation system upon which High Street Corporation common stock may be listed or quoted in the future.

The authorized but unissued and unreserved shares of High Street Corporation common stock can be issued from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of High Street Corporation. In addition, the sale of a substantial number of shares of High Street Corporation common stock to persons who have an understanding with High Street Corporation concerning the voting of such shares, or the distribution or declaration of a dividend of shares of High Street Corporation common stock (or the right to receive High Street Corporation common stock) to High Street Corporation shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of High Street Corporation.

Amendment Of Articles Of Incorporation And Bylaws

Under the North Carolina Business Corporation Act, most amendments to the articles of incorporation must be proposed by the board of directors and approved by a majority of shareholders entitled to vote. Except as otherwise required in a bylaw adopted by the shareholders or by the articles of incorporation or the North Carolina Business Corporation Act, either the shareholders or the board of directors of a North Carolina corporation may amend or repeal its bylaws; provided, however, that a bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the board of directors unless the articles of incorporation or bylaw adopted by the shareholders authorizes the board of directors to adopt, amend or repeal that particular bylaw or the bylaws generally.

Capital Bank Corporation

Capital Bank Corporation’s articles of incorporation provide limitations on directors’ liability (see “—Limitations on Directors Liability”) that cannot be amended or repealed in a way that eliminates or reduces the protection granted under the provision with respect to any matter that occurred prior to such amendment, repeal, or adoption. All other provisions of Capital Bank Corporation’s articles of incorporation may be amended according to the provisions regarding amendment of articles of incorporation under the North Carolina Business Corporation Act that are described above.

Either a majority of Capital Bank Corporation’s board of directors or its shareholders may amend or repeal Capital Bank Corporation’s bylaws. A bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by Capital Bank Corporation’s board of directors. Generally, the shareholders of Capital Bank Corporation may adopt, amend, or repeal the bylaws in accordance with the North Carolina Business Corporation Act. Capital Bank Corporation’s bylaws also provide that a committee of the board of directors is not permitted to amend or repeal its bylaws or articles of incorporation.

High Street Corporation

High Street Corporation’s articles of incorporation provide limitations on directors’ liability (see “—Limitations on Directors Liability”) that cannot be amended or repealed in a way that eliminates or reduces the protection granted under the provision with respect to any matter that occurred prior to such amendment, repeal, or adoption. All other provisions of High Street Corporation’s articles of incorporation may be amended according to the provisions regarding amendment of articles of incorporation under the North Carolina Business Corporation Act that are described above.

High Street Corporation’s bylaws provide for indemnification, to the fullest extent permitted by law, of any person who at any time serves or has served as a director of High Street Corporation (see “—Indemnification of Directors and Officers—High Street Corporation”), any modification or repeal of which shall be prospective only and shall not affect any rights or obligations existing at the time of such modification or repeal. All other provisions of High Street Corporation’s bylaws provide that they may be amended or repealed by High Street Corporation’s board of directors. In addition, under the North Carolina Business Corporation Act, High Street Corporation shareholders may also amend or repeal High Street Corporation’s bylaws.

Election Of Directors

Capital Bank Corporation

Capital Bank Corporation’s bylaws provide that its board of directors must consist of at least one but not more than 25 members. Currently, Capital Bank Corporation has nine directors. Capital Bank Corporation’s articles of incorporation and bylaws provide that, at all times when the total number of the members of the board of directors is nine or more, the board of directors will be classified and divided into three classes, with each class being as nearly equal in number as possible and each director serving a three-year term of office. The effect of Capital Bank Corporation having a classified board of directors when the board has at least nine members is that only approximately one-third of the members of Capital Bank Corporation’s board of directors are elected each year, which effectively requires two annual meetings for Capital Bank Corporation shareholders to change a majority of the members of the board of directors. By potentially delaying the time within which a potential acquirer could obtain working control of Capital Bank Corporation’s board of directors, this provision may discourage some potential mergers, tender offers or hostile takeover attempts.

Capital Bank Corporation’s directors are elected at the annual meeting of shareholders, and those persons who receive the highest number of votes are elected. If any shareholder so demands, the election of directors will be by ballot.

The holders of Capital Bank Corporation common stock are entitled to one vote per share held of record on all matters submitted to a shareholder vote and do not have the right to cumulate their votes for the election of directors. As a result of the absence of cumulative voting, the majority of votes represented at a meeting may elect all directors up for election at that meeting, and the remaining minority shareholders may not elect any directors. Cumulative voting is commonly used to protect the rights of minority shareholders. The absence of cumulative voting makes it more difficult for shareholders that hold a minority of the outstanding shares of Capital Bank Corporation common stock to elect representatives of their choice.

High Street Corporation

Currently, High Street Corporation’s board of directors has 19 members and there are two vacancies on the board. High Street Corporation’s bylaws provide that the number of directors is subject to increase or decrease by the board of directors or shareholders provided that the board of directors may increase or decrease the number of directors by not more than 30% during any twelve-month period. High Street Corporation’s articles of incorporation and bylaws provide that the board of directors will be classified and divided into three classes, with each class being as nearly equal in number as possible and each director serving a three-year term of office. The effect of High Street Corporation having a classified board of directors is that generally only approximately one-third of the members of High Street Corporation’s board of directors are elected each year, as a result of which two annual meetings are generally required for High Street Corporation shareholders to change a majority of the members of the board of directors. By potentially delaying the time within which a potential acquirer could obtain working control of High Street Corporation’s board of directors, this provision may discourage some potential mergers, tender offers or hostile takeover attempts.

The holders of High Street Corporation common stock are entitled to one vote per share held of record on all matters submitted to a shareholder vote, and like Capital Bank Corporation shareholders, do not have the right to vote cumulatively in the election of directors. Cumulative voting is commonly used to protect the rights of minority shareholders. The absence of cumulative voting makes it more difficult for shareholders that hold a minority of the outstanding shares of High Street Corporation common stock to elect representatives of their choice.

Director Removal And Vacancies

Capital Bank Corporation

Capital Bank Corporation’s bylaws provide that any director, or the entire board of directors, may be removed by the shareholders from office at any time, with or without cause, but only if the number of votes cast to remove him exceeds the number of votes cast not to remove him. If a director is elected by a voting group of shareholders, only members of that voting group may participate in the vote to remove him. The shareholders at a meeting may not remove a director unless the notice of the meeting specifies such removal as one of its purposes. If any directors are removed, new directors may be elected at the same meeting.

Vacancies occurring in Capital Bank Corporation’s board of directors may be filled by the shareholders or a majority of the remaining directors. If the remaining directors do not constitute a quorum, the directors may fill the vacancy by the affirmative vote of a majority of the remaining directors or the sole remaining director. If the vacant office was held by a director elected by a voting group of shareholders, only the remaining director or directors elected by that voting group or the shareholders of that voting group are entitled to fill the vacancy.

High Street Corporation

The High Street Corporation bylaws provide that a director may be removed from office with or without cause by a vote of shareholders of the voting group entitled to elect such director, provided a quorum exists and the number of votes cast in favor of such removal exceeds the number of votes cast against such removal and that the entire High Street Corporation board of directors may be removed from office with or without cause by the affirmative vote of a majority of the votes entitled to be cast at any election of directors. A director may not be removed by the shareholders at a meeting, however, unless the notice of meeting states that one purpose of the meeting is the removal of such director. If any directors are so removed, new directors may be elected at the same meeting.

Vacancies occurring in the High Street Corporation board of directors, including positions not filled by the shareholders at a shareholders’ meeting at which directors are elected or those resulting from an increase in the number of directors, may be filled by a majority of the remaining directors, though less than a quorum, or by the sole remaining director. High Street Corporation shareholders may elect a director at any time to fill any vacancy, including any such directorship authorized to be filled but not so filled by the directors.

Limitations On Director Liability

Capital Bank Corporation

Capital Bank Corporation’s articles of incorporation provide that no individual serving as a director shall be personally liable in an action for monetary damages for the breach of such person’s duty as a director. However, the limitation on director liability does not apply to

•	Acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of Capital Bank Corporation;

•	Any liability for unlawful distributions under the North Carolina Business Corporation Act; or

•
Any transaction from which the director derived an improper personal benefit (which does not include a director’s reasonable compensation or other reasonable incidental benefit for or on account of his service as a director, officer, employee officer, employee, independent contractor, attorney, or consultant of Capital Bank Corporation).

High Street Corporation

High Street Corporation’s articles of incorporation provide that, to the fullest extent permitted by applicable law, no High Street Corporation director shall have any personal liability arising out of any action whether by or in the right of High Street Corporation or otherwise for monetary damages for breach of any duty as a director.

Indemnification Of Directors And Officers

General

Under the North Carolina Business Corporation Act, a corporation may indemnify any director against liability if such person:

•	Acted in his or her official capacity as a director;

•	Conducted himself or herself in good faith;

•
Reasonably believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation, and in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and

•	In the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Under the North Carolina Business Corporation Act, a corporation may not indemnify a director:

•	In connection with a proceeding by or in the right of the corporation in which such person was held liable to the corporation; or

•	In connection with a proceeding in which such person was held liable on the basis that personal benefit was improperly received by him or her.

Unless limited by its articles of incorporation, a North Carolina corporation must indemnify, against reasonable expenses incurred, a director who is wholly successful, on the merits or otherwise, in defending any proceeding to which the director was a party because of his or her status as a director of the corporation. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if that director furnishes the corporation a written undertaking to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses. A director may apply for court-ordered indemnification under certain circumstances.

Under the North Carolina Business Corporation Act, unless a corporation’s articles of incorporation provide otherwise:

•	An officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director; and

•	The corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director.

In addition and separate from the statutory indemnification rights discussed above, the North Carolina Business Corporation Act provides that a corporation may, in its articles of incorporation or bylaws or by contract or resolution, indemnify or agree to indemnify any one or more of its directors, officers, employees, or agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities. A corporation may not indemnify or agree to indemnify a person against liability or expenses he or she may incur on account of his activities that were at the time taken known or believed by him or her to be clearly in conflict with the best interests of the corporation. A corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or as a trustee or administrator under an employee benefit plan. Any such provision for indemnification also may include provisions for recovery from the corporation of reasonable costs, expenses, and attorneys’ fees in connection with the enforcement of rights to indemnification and may further include provisions establishing reasonable procedures for determining and enforcing the rights granted therein.

Capital Bank Corporation

Capital Bank Corporation’s bylaws provide for indemnification, to the fullest extent permitted by law, of any person who at any time serves or has served as a director or officer of Capital Bank Corporation, or, at the request of Capital Bank Corporation, is or was serving as a officer, director, agent, partner, trustee, administrator or employee of another entity against any threatened, pending or contemplated civil, criminal, administrative, investigative or arbitrative action suit or proceeding, or any appeal of such an action, seeking to hold him or her liable by reason of the fact that he or she was acting in such capacity. Capital Bank Corporation also may provide such indemnification for its employees and agents as it deems appropriate.

The rights of indemnification cover:

•	Reasonable expenses, including without limitation all attorneys’ fees actually and necessarily incurred by him or her in connection with any action, suit or proceeding;

•	All reasonable payments in satisfaction of any judgment, money decree, fine, penalty or settlement; and

•	All reasonable expense incurred in enforcing the indemnification rights.

Capital Bank Corporation’s board of directors must take all such action as may be necessary and appropriate to authorize Capital Bank Corporation to fulfill its mandatory indemnification obligations, including without limitation, to the extent needed, making a good faith evaluation of the manner in which the claimant for indemnity acted and of the reasonable amount of indemnity to such claimant. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling Capital Bank Corporation pursuant to the foregoing provisions, Capital Bank Corporation has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

After completion of the merger, Capital Bank Corporation has agreed to indemnify the present and former directors and officers of High Street Corporation and its subsidiaries against certain liabilities arising out of actions or omissions (including the merger) occurring at or prior to the time the merger becomes effective to the fullest extent permitted under North Carolina law. Capital Bank Corporation also has agreed to maintain or allow High Street Corporation to obtain, for a period of at least three years after completion of the merger, High Street Corporation’s existing directors’ and officers’ liability insurance policy or a comparable policy.

High Street Corporation

High Street Corporation’s bylaws provide for indemnification, to the fullest extent permitted by law, of any person who at any time serves or has served as a director of High Street Corporation against:

•
expenses, including reasonable attorneys’ fees, actually and necessarily incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, and whether or not brought by or on behalf of High Street Corporation, arising out of his or her status as such director, or his or her status as an officer, employee or agent of High Street Corporation, or his or her service, at the request of High Street Corporation, as a director, officer, partner, trustee, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan, or his or her activities in any of the foregoing capacities, and

•
any liability incurred by him or her, including without limitation, satisfaction of any judgment, money decree, fine (including any excise tax assessed with respect to an employee benefit plan), penalty or settlement, for which he or she may have become liable in connection with any such action, suit or proceeding.

The High Street Corporation board of directors is required to take all such action as may be necessary and appropriate to authorize High Street Corporation to pay the indemnification referenced above, including without limitation, to the extent necessary, (a) making a good faith evaluation of the manner in which the claimant for indemnity acted and of the reasonable amount of indemnity due him or her and (b) giving notice to and obtaining approval by High Street Corporation shareholders.

High Street Corporation’s bylaws permit the payment of expenses incurred by a director in defending an action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director to pay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by High Street Corporation against such expenses.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling High Street Corporation pursuant to the foregoing provisions, High Street Corporation has been informed that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Special Meetings Of Shareholders

Capital Bank Corporation

Capital Bank Corporation’s bylaws provide that special meetings of Capital Bank Corporation shareholders may be called by the chief executive officer, president, secretary, the board of directors or by a shareholder at the written request of the holders of at least 10 percent of the shares entitled to vote on the issues proposed to be considered at the special meeting.

High Street Corporation

High Street Corporation’s bylaws provide that special meetings of High Street Corporation shareholders may be called by the chief executive officer or the board of directors. However, because High Street Corporation is a public corporation (that is, has a class of stock registered under the Securities Exchange Act of 1934, as amended), its bylaws prohibit its shareholders from calling a special meeting.

Shareholder Nominations And Proposals

Capital Bank Corporation

Neither Capital Bank Corporation’s bylaws nor its articles of incorporation contain procedures for nominating persons for election to Capital Bank Corporation’s board of directors or procedures for shareholder proposals of business to be brought before an annual meeting. Pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, if a shareholder intends to present a matter for a vote at the annual meeting of shareholders, a shareholder must give timely notice in accordance with the rules of the Securities and Exchange Commission. See “Future Shareholder Proposals” on page 66.

With respect to special meetings, only business within the purpose or purposes of the special meeting notice may be conducted at the special meeting. As a result, this provision would prevent shareholders from making proposals at a special meeting unless such proposals were described in the special meeting notice.

High Street Corporation

Neither High Street Corporation’s bylaws nor its articles of incorporation contain procedures for nominating persons for election to High Street Corporation’s board of directors or procedures for shareholder proposals of business to be brought before an annual meeting. Pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, if a shareholder intends to present a matter for a vote at the annual meeting of shareholders, a shareholder must give timely notice in accordance with the rules of the Securities and Exchange Commission.

With respect to special meetings, the North Carolina Business Corporation Act provides that only business within the purposes described in the notice of meeting may be conducted.

Dissenters’ Rights

Under North Carolina law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to dissenters’ rights, pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. In North Carolina, dissenters’ rights are also available for certain amendments to a corporation’s articles of incorporation.

Capital Bank Corporation

Capital Bank Corporation is a North Carolina corporation with its stock traded on the Nasdaq National Market and thus Capital Bank Corporation’s shareholders do not have the right to dissent to the merger of High Street Corporation into Capital Bank Corporation under Article 13 of the North Carolina Business Corporation Act. Capital Bank Corporation’s articles of incorporation and bylaws do not provide for any dissenters’ rights.

High Street Corporation

High Street Corporation is a North Carolina corporation with its stock traded on the OTCBB and thus High Street Corporation’s shareholders have the right to dissent to the merger of High Street Corporation into Capital

Bank Corporation under Article 13 of the North Carolina Business Corporation Act. See “Dissenter’s Rights.” High Street Corporation’s articles of incorporation and bylaws do not provide for any additional dissenters’ rights.

Shareholder Votes Required For Certain Actions

Article 7-25 of the North Carolina Business Corporation Act contains the general rule regarding shareholder approval of corporate action and provides that, unless a company’s articles of incorporation, bylaws or the North Carolina Business Corporation Act provides otherwise:

•	A majority of the shareholder votes entitled to be cast on a matter will constitute a quorum for action on a matter; and

•	If a quorum exists, action on a matter is approved if the shareholder votes cast favoring the action exceed the shareholder votes cast opposing an action.

In the case of a shareholder vote concerning a plan of merger, Article 11-03 of the North Carolina Business Corporation Act requires that:

•	The transaction must be approved by a majority of all votes entitled to be cast by shareholders of the disappearing corporation; and

•
The transaction must be approved by a majority of all votes entitled to be cast by shareholders of the surviving corporation if the number of voting or participating shares is increased by more than 20 percent as a result of the transaction.

North Carolina also has two primary anti-takeover statutes, the Shareholder Protection Act and the Control Share Acquisition Act, which govern the shareholder approval required for certain business combinations. These two statutes automatically apply to any North Carolina corporation that does not “opt-out” of them upon incorporation.

Capital Bank Corporation

As permitted by North Carolina law, Capital Bank Corporation has “opted out” of each of the Shareholder Protection Act and the Control Share Acquisition Act.

Capital Bank Corporation’s articles of incorporation and bylaws of Capital Bank Corporation do not otherwise address the voting requirements for different actions. Accordingly, the provisions of the North Carolina Business Corporation Act apply. Therefore, the merger transaction with High Street Corporation will require approval by a majority of all votes entitled to be cast by shareholders of High Street Corporation as the number of voting shares will be increased by more than 20 percent as a result of the merger.

The approval of the issuance of the shares in connection with the merger transaction is governed by Article 7.25 of the North Carolina Business Corporation Act, as described above. As a company listed on the Nasdaq National Market, Capital Bank Corporation also is subject to the Nasdaq Marketplace Rules. The Nasdaq Marketplace Rules require approval by a majority of all shareholder votes cast on any proposal to issue shares where the number of shares of common stock to be issued will be in excess of 20 percent of the number of shares outstanding before the issuance.

High Street Corporation

As permitted by North Carolina law, High Street Corporation also has “opted out” of each of the Shareholder Protection Act and the Control Share Acquisition Act. High Street Corporation’s articles of incorporation and bylaws do not otherwise address the voting requirements for different actions. Accordingly, the provisions of the North Carolina Business Corporation Act apply. Therefore, the merger transaction with Capital Bank Corporation will require approval by a majority of all votes entitled to be cast by shareholders of High Street Corporation, since it is the disappearing corporation.

Shareholders’ Rights To Examine Books And Records

General

The North Carolina Business Corporation Act gives a shareholder of a North Carolina corporation the right to inspect and copy books and records of the corporation during regular business hours if he or she gives the corporation written notice of his or her demand at least five business days before the date of the inspection. To inspect certain records, written demand must also be made in good faith and for a proper purpose and must describe with reasonable particularity the purpose of the request and the records the shareholder desires to inspect.

Capital Bank Corporation

Capital Bank Corporation shareholders have the right to inspect and copy Capital Bank Corporation’s books and records as set forth in the North Carolina Business Corporation Act explained above.

High Street Corporation

High Street Corporation shareholders have the right to inspect and copy High Street Corporation’s books and records as set forth in the North Carolina Business Corporation Act explained above.

Dividends

Under the North Carolina Business Corporation Act, a corporation generally may authorize and pay dividends as long as after paying the dividend, the corporation would be able to pay its debts as they become due in the ordinary course of business and the corporation’s total assets would not be less that the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy claims of shareholders who have preferential rights superior to the rights of the shareholders receiving the dividend.

Capital Bank Corporation

Capital Bank Corporation shareholders are entitled to receive such dividends or distributions as the board of directors authorizes in its discretion. Capital Bank Corporation’s ability to pay dividends is subject to the restrictions of the North Carolina Business Corporation Act. There are various statutory limitations on the ability of Capital Bank Corporation’s banking subsidiaries to pay dividends to Capital Bank Corporation. See “Certain Regulatory Considerations.”

Subject to the legal availability of funds to pay dividends, during fiscal 2002, Capital Bank Corporation intends to declare and pay quarterly dividends at an annual rate equal to the greater of 20 percent of annual net earnings or $0.20 per share to the extent such cash dividend is consistent with maintaining Capital Bank Corporation’s status as a “well-capitalized” institution under applicable banking laws and regulations. Thereafter, Capital Bank Corporation intends to pay approximately 20 percent of its annual net earnings to shareholders in the form of annual cash dividends if such cash dividends are in the best interest of Capital Bank Corporation in the business judgment of its board of directors and are consistent with maintaining Capital Bank Corporation’s status as a “well-capitalized” institution under applicable banking laws and regulations.

High Street Corporation

High Street Corporation shareholders are entitled to receive such dividends or distributions as the board of directors authorizes in its discretion. High Street Corporation’s ability to pay dividends is subject to the restrictions of the North Carolina Business Corporation Act. There are various statutory limitations on the ability of High Street Corporation’s banking subsidiary to pay dividends to High Street Corporation. See “Certain Regulatory Considerations.”

Anti-Takeover Provisions Generally

Both High Street Corporation and Capital Bank Corporation have various anti-takeover protections in their bylaws and articles of association that have been summarized throughout this section. Anti-takeover provisions are designed to assist board of directors in playing a role if any group or person attempts to acquire control of the company, so that the board of directors can protect the interests of the company and its shareholders under the circumstances. These provisions may help a board of directors determine that a sale of control is in the best interests of the shareholders or may enhance a board’s ability to maximize the value to be received by the shareholders upon a sale of control of the company. Anti-takeover provisions may, however, tend to discourage some takeover bids. As a result, a company’s shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices.

On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that these provisions discourage undesirable proposals, a company may be able to avoid expenditures of time and money. Such anti-takeover provisions also may discourage open market purchases by a company that may desire to acquire another corporation. Such open market purchases may increase the market price of a target’s common stock temporarily and enable shareholders to sell their shares at a price higher than that they might otherwise obtain. In addition, anti-takeover provisions may decrease the market price of a target’s common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. Provisions such as those establishing a classified board or permitting removal of directors only for cause may make it more difficult and time consuming for a potential acquirer to obtain control of the target company by replacing the board of directors and management. Furthermore, these provisions may make it more difficult for a corporation’s shareholders to replace a board of directors or management, even if a majority of the shareholders believe that replacing the board or management is in the best interests of the corporation. Because of these factors, these provisions may tend to perpetuate the incumbent board of directors and management.

Certain provisions of its articles of incorporation and bylaws afford High Street Corporation with anti-takeover protection, such as its classified board of directors and the inability of shareholders to call special meetings. Certain provisions of its articles of incorporation and bylaws afford Capital Bank Corporation anti-takeover protection, such as its classified board of directors. High Street Corporation shareholders should consider these differences in anti-takeover protections in evaluating the merger transaction.

BUSINESS OF CAPITAL BANK CORPORATION

Capital Bank Corporation is a financial holding company incorporated under the laws of the State of North Carolina in August 1998. Capital Bank Corporation’s primary function is to serve as the holding company for its wholly-owned subsidiaries, Capital Bank and Capital Bank Investment Services, Inc. Capital Bank was incorporated under the laws of the State of North Carolina in May 1997, and commenced operations as a state-chartered banking corporation in June 1997. Capital Bank is a community bank engaged in the general commercial banking business in Wake, Chatham, Northampton, Granville, Warren and Lee Counties, North Carolina. Capital Bank offers a full range of banking services, including the following: checking accounts; savings accounts; NOW accounts; money market accounts; certificates of deposit; loans for real estate, businesses, agriculture, personal uses, home improvement and automobiles; equity lines of credit; credit cards; individual retirement accounts; safe deposit boxes; bank money orders; electronic funds transfer services, including wire transfers; traveler’s checks; and free notary services to all Capital Bank customers. In addition, Capital Bank provides automated teller machine access to its customers for cash withdrawals through nationwide ATM networks. At present, Capital Bank does not provide the services of a trust department, is not a member of the Federal Reserve and has no subsidiaries.

Capital Bank Investment Services, Inc. was incorporated under the laws of the State of North Carolina in January 2001 and commenced operations as a full service investment company in March 2001. Capital Bank Investment Services, Inc. makes available a full range of non-deposit investment services to individuals and corporations, including the customers of Capital Bank. These investment services include full-service securities brokerage, asset management, financial planning and retirement services, such as 401(k) plans, all provided through a strategic alliance with Raymond James Financial Services, Inc. These services are available in the offices of Capital Bank Corporation through registered investment representatives.

On January 18, 2002, Capital Bank Corporation acquired First Community, a bank holding company located in Burlington, North Carolina. First Community was incorporated in October 1998 to serve as the holding company for Community Savings Bank. Community Savings Bank was originally chartered in 1934, and its market area consisted of the communities in Alamance County, North Carolina. Community Savings Bank operated four full service branches and primarily engaged in soliciting deposit accounts from businesses and the general public and making commercial loans, construction loans, residential real estate loans, home equity line of credit loans, consumer loans and various investments. The merger with First Community was consummated in January 2002 and in March 2002, Community Savings Bank was merged into Capital Bank and Capital Bank thereby assumed all of the operations of Community Savings Bank.

As of June 30, 2002, Capital Bank Corporation had consolidated assets of $641.9 million, consolidated loans of $467.0 million, consolidated investment securities of $114.0 million, consolidated deposits of $503.0 million, and consolidated shareholders’ equity of $57.1 million. Capital Bank Corporation’s principal executive offices are located at 4901 Glenwood Avenue, Raleigh, North Carolina 27612 and its telephone number is (919) 645-6400.

Additional information with respect to Capital Bank Corporation is included in the documents which are incorporated by reference into this Joint Proxy Statement/Prospectus. See “Additional Information.” Shareholders of either Capital Bank Corporation or High Street Corporation desiring a copy of such documents may contact Capital Bank Corporation at the address listed on page ii.

BUSINESS OF HIGH STREET CORPORATION

General

High Street Corporation is a holding company incorporated under the laws of the State of North Carolina in March 2001. High Street Corporation’s primary function is to serve as the holding company for its wholly-owned subsidiary, High Street Banking Company. High Street Banking Company was incorporated under the laws of the State of North Carolina in April 1997 and commenced operations as a state-chartered banking corporation in August 1997.

High Street Banking Company is a community bank engaged in the general commercial banking business in Buncombe, Madison, Yancey, McDowell, Henderson, Transylvania, Haywood and Rutherford Counties, North Carolina. High Street Banking Company offers a comprehensive line of commercial and personal financial products, including deposit, credit, investment, insurance, information, and transaction services designed to meet the financial needs of individuals, professionals, and privately owned businesses. Offerings include a broad range of deposit services that are typically available in most banks, including checking accounts, savings accounts and time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit; credit and debit cards and related services (including merchant credit card services); automated teller machines; safe deposit boxes; travelers checks; foreign currency; international trade services; cash management services; courier service for customers; and overnight investment accounts. High Street Banking Company also offers a range of short- to intermediate-term commercial and personal loans. These loans are secured and unsecured and are available for a variety of purposes, including (1) residential first mortgage loans, home equity loans, installment loans, personal credit lines and overdraft protection for individuals, and (2) commercial lines of credit, term loans, installment loans and real estate construction and permanent loans for businesses. High Street Banking Company provides these services through the development of senior management and customer service teams, fully integrated technology platforms and applications systems, and strategic partnerships with organizations that have special capabilities and expertise in particular products or services that customers desire.

High Street Banking Company also offers investment services through its wholly-owned subsidiary, High Street Investment Services, Inc., including brokerage services, retirement plans, insurance services, annuities, and investment counseling.

Additional information with respect to High Street Corporation is included in the documents delivered with this Joint Proxy Statement/Prospectus and incorporated by reference herein. See “Additional Information.” Shareholders of either Capital Bank Corporation or High Street Corporation desiring a copy of such documents may contact High Street Corporation at the address listed on page ii.

CERTAIN REGULATORY CONSIDERATIONS

Capital Bank Corporation is registered as a financial holding company and bank holding company under the Bank Holding Company Act of 1956, as amended, and supervised and regulated by the Federal Reserve. High Street Corporation is a bank holding company, also under the Bank Holding Company Act, and supervised and regulated by the Federal Reserve. Both Capital Bank Corporation’s and High Street Corporation’s banking subsidiaries are supervised and regulated by various federal and state banking authorities. Set forth below is a brief summary of certain regulatory issues. Additional information relating to the supervision and regulation of Capital Bank Corporation is included in Capital Bank Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference into this Joint Proxy Statement/Prospectus. Additional information relating to the supervision and regulation of High Street Corporation is included in High Street Corporation’s Annual Report on Form 10-KSB for the year ended December 31, 2001, which is being delivered with, and incorporated by reference into, this Joint Proxy Statement/Prospectus. See “Additional Information.”

Federal Reserve Regulatory Approval

The merger is subject to prior approval by the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act. Capital Bank Corporation and High Street Corporation have filed the required applications and notification with the Federal Reserve for approval of the merger. Assuming Federal Reserve approval, the parties may not consummate the merger until after the termination of a waiting period. The waiting period starts the day the Federal Reserve approves the merger and notifies the United States Department of Justice and ends 30 days later, except the waiting period may be reduced to 15 days upon consent of the Attorney General. During that time, the United States Department of Justice may challenge the merger on antitrust grounds. The Federal Reserve is prohibited from approving any transaction under the applicable statutes that:

•	Would result in a monopoly;

•	Would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•
May have the effect in any part of the United States of substantially lessening competition, tending to create a monopoly or otherwise resulting in a restraint of trade, unless the Federal Reserve finds that the public interest created by the probable effect of the transaction in meeting the convenience and needs of the communities to be served clearly outweighs the anticompetitive effects of the proposed merger.

In addition, the Federal Reserve will consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below, and consideration of managerial resources includes consideration of the competence, experience and integrity of the officers, directors and principal shareholders of the companies and their subsidiary banks.

The analysis of convenience and needs issues includes the parties’ performance under the Community Reinvestment Act of 1977, as amended. Under the Community Reinvestment Act, the Federal Reserve must take into account the record of performance of each of Capital Bank Corporation and High Street Corporation and their respective subsidiaries in meeting the credit needs of the entire community, including the low- and moderate-income neighborhoods in which they operate. Each of Capital Bank Corporation’s and High Street Corporation’s subsidiary banks has a “satisfactory” rating under the Community Reinvestment Act.

State Regulatory Approval

Chapter 53 of North Carolina’s General Statutes (Banks) requires submission of an application to and approval from the North Carolina Commissioner of Banks for certain merger transactions involving North

Carolina bank holding companies. Since the merger of High Street Corporation with Capital Bank Corporation is subject to approval by the Federal Reserve, however, approval of the North Carolina Commissioner of Banks is not required under Chapter 53.

Additional Federal And State Regulatory Considerations

Capital Bank Corporation and High Street Corporation and their banking subsidiaries are subject to other federal and state laws and regulations relating to the following areas as summarized below:

•
Restrictions on the Payment of Dividends: Capital Bank Corporation and High Street Corporation are legal entities separate and distinct from their banking and other subsidiaries, but depend principally on dividends from their subsidiary depository institutions for cash flow to pay dividends to their respective shareholders. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to Capital Bank Corporation and High Street Corporation, as the case may be, as well as by Capital Bank Corporation and High Street Corporation to their respective shareholders. The subsidiary banks of Capital Bank Corporation and High Street Corporation are subject to dividend restrictions imposed by the applicable state and federal regulators. The payment of dividends by Capital Bank Corporation and High Street Corporation also may be affected or limited by other factors, such as the requirement to maintain adequate capital above state or federal regulatory guidelines.

•
Capital Adequacy: Capital Bank Corporation and High Street Corporation and their banking subsidiaries are required by state and federal regulators to comply with certain capital adequacy standards related to risk exposure and the leverage position of financial institutions. Any bank or savings institution that fails to meet its capital guidelines may be subject to a variety of enforcement remedies and certain other restrictions on its business. As of June 30, 2002, Capital Bank Corporation, High Street Corporation and their banking subsidiaries were in compliance with all such capital adequacy standards.

•
Support of Subsidiary Institutions: Under Federal Reserve policy, Capital Bank Corporation and High Street Corporation are expected to act as sources of financial strength for, and commit their resources to support, Capital Bank and any other banking subsidiaries, even in times when Capital Bank Corporation or High Street Corporation might not be inclined to provide such support.

•
Prompt Corrective Action: Federal banking regulators are required to audit Capital Bank Corporation, High Street Corporation, Capital Bank and High Street Banking Company to determine whether they are adequately capitalized. If a banking institution is deemed by regulators to be insufficiently capitalized, the regulators are required to take certain actions designed to improve the capitalization of the financial institution.

Future Regulatory Considerations

Any future merger of High Street Corporation’s banking subsidiary, High Street Banking Company, into Capital Bank Corporation’s banking subsidiary, Capital Bank, will be subject to the approval of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. Such agencies will apply similar standards to their review of the bank merger as are applied by the Federal Reserve to the merger of the holding companies. Obtaining these approvals are not conditions to the closing of the merger of Capital Bank Corporation and High Street Corporation. We cannot assure you, that these approvals will be obtained or that such approvals will be given without the imposition by a regulatory authority of a condition that would materially adversely impact the financial or economic benefits of the merger of the banking subsidiaries.

On November 12, 1999, the President signed into law the Gramm-Leach-Bliley Act. This statute contains several provisions that may affect how Capital Bank Corporation and High Street Corporation do business and the nature of the competition that they face. The act permits banks, insurance companies and securities firms to affiliate within a single corporate structure, now known as a financial holding company. Using the financial holding company structure, insurance companies and securities firms may acquire other financial holding companies and bank holding companies, such as Capital Bank Corporation and High Street Corporation, and bank holding companies may acquire insurance companies and securities firms. A bank holding company that wishes to become a financial holding company must satisfy a number of conditions, including that all of the insured depository institution subsidiaries of the bank holding company have at least a “satisfactory” Community Reinvestment Act rating. In addition, a financial holding company may not commence a new financial activity or acquire control of a company engaged in such activities without satisfying this Community Reinvestment Act requirement. As a result of this new act, Capital Bank Corporation and High Street Corporation may face increased competition from more and larger financial institutions. Capital Bank Corporation has elected to become a financial holding company, so it and its acquisition of High Street Corporation are subject to the conditions discussed above. High Street Corporation has not elected to become a financial holding company, so it remains under essentially the same regulatory framework as it did before the enactment of the act.The financial holding company structure created by the act allows insurance companies or securities firms operating under the financial holding company structure to acquire Capital Bank Corporation or High Street Corporation, and, allows Capital Bank Corporation, as a financial holding company in the future after the merger, to acquire insurance companies or securities firms. The act also contains certain provisions that impose additional duties on banking institutions regarding customer privacy.

COMPARATIVE MARKET PRICES AND DIVIDENDS

Shares of Capital Bank Corporation common stock are traded on the Nasdaq National Market under symbol “CBKN.” Shares of High Street Corporation common stock are traded on the OTCBB under symbol “HSTC.”

The following table shows, for the periods indicated, the reported closing sale prices per share for High Street Corporation common stock and Capital Bank Corporation common stock on (i) April 30, 2002, the last trading day before the public announcement of the execution of the merger agreement, and (ii) July 29, 2002, the latest practicable date prior to the date of this Joint Proxy Statement/Prospectus. This table also shows in the column entitled “Equivalent Price Per High Street Corporation Share” closing price of a share of Capital Bank Corporation common stock on that day multiplied by .747.

We make no assurance as to what the market price of the Capital Bank Corporation common stock will be when the merger is completed or anytime thereafter, therefore, we cannot ensure that the value referenced under “Equivalent Price Per High Street Corporation Share.” High Street Corporation shareholders should obtain current stock price quotations for Capital Bank Corporation and High Street Corporation common stock.

Date	High Street Corporation Common Stock	Capital Bank Corporation Common Stock	Equivalent Price Per High Street Corporation Share
April 30, 2002	$9.00	$15.47	$11.56
July 29, 2002	$10.40	$14.80	$11.06

The following table lists the high and low sale prices for Capital Bank Corporation common stock for the indicated periods as reported by the Nasdaq National Market, and the cash dividends declared per share of Capital Bank Corporation common stock.

	High	Low	Cash Dividends Per Share Declared
2000:
First Quarter	$9.38	$7.13	N/A
Second Quarter	10.25	7.00	N/A
Third Quarter	10.00	8.13	N/A
Fourth Quarter	10.00	8.19	N/A
2001:
First Quarter	$11.25	$8.63	N/A
Second Quarter	11.70	10.25	N/A
Third Quarter	13.50	11.05	N/A
Fourth Quarter	11.50	10.40	N/A
2002:
First Quarter	$16.49	$10.65	$0.05
Second Quarter	16.00	14.01	0.05

From April 8, 1998 through October 31, 2001, High Street Corporation’s common stock was quoted on the OTCBB under the symbol “HSTE.” Since November 1, 2001, High Street Corporation’s common stock has been quoted on the OTCBB under the symbol “HSTC” The following table lists the high and low closing bid prices for High Street Banking Company or High Street Corporation common stock, as applicable, for the indicated periods as reported by the OTCBB, and the cash dividends declared per share of High Street Corporation common stock. The bid prices reflect inter-dealer prices, without retail mark commissions, and may not represent actual transactions and are adjusted to give retroactive effect to a 10% stock dividend effected November 20, 2000.
	High	Low	Cash Dividends Per Share Declared
2000:
First Quarter	$8.18	$6.36	N/A
Second Quarter	7.61	6.36	N/A
Third Quarter	8.18	6.25	N/A
Fourth Quarter	7.16	6.00	N/A
2001:
First Quarter	$9.00	$5.75	N/A
Second Quarter	8.00	7.00	N/A
Third Quarter	7.76	6.50	N/A
Fourth Quarter	7.05	6.46	N/A
2002:
First Quarter	$10.25	$6.95	N/A
Second Quarter	11.05	8.05	N/A

OTHER MATTERS

As of the date of this Joint Proxy Statement/Prospectus, the Capital Bank Corporation and High Street Corporation boards of directors know of no matters that will be presented for consideration at the Capital Bank

Corporation and High Street Corporation special meetings, respectively, other than as described in this Joint Proxy Statement/Prospectus. However, if any other matters shall properly come before the Capital Bank Corporation and High Street Corporation special meetings or any adjournment or postponement of such meetings and are voted on, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

FUTURE SHAREHOLDER PROPOSALS

If the merger transaction is consummated, High Street Corporation shareholders will become shareholders of Capital Bank Corporation. Pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, Capital Bank Corporation shareholders may present proposals for inclusion in Capital Bank Corporation’s proxy statement for consideration at its annual meeting of its shareholders by submitting their proposals to Capital Bank Corporation in a timely manner. Any proposals that Capital Bank Corporation shareholders intend to present for a vote at Capital Bank Corporation’s 2003 annual meeting of shareholders, and that such shareholders desire to have included in the Capital Bank Corporation’s proxy materials relating to that meeting, must be received by Capital Bank Corporation on or before December 9, 2002. Proposals received after that date will not be considered for inclusion in such proxy materials.

In the alternative, if a shareholder follows the Securities and Exchange Commission’s proxy solicitation rules, the shareholder may commence his own proxy solicitation and present a proposal from the floor at the 2003 annual meeting of stockholders of Capital Bank Corporation. If a stockholder elects to do so, the holders of proxies solicited by Capital Bank Corporation’s Board of Directors may vote proxies under the discretionary authority granted by those proxies on any proposals presented by such shareholder if the Company does not receive notice of such proposal on or before February 22, 2003.

High Street Corporation will only hold its 2003 Annual Meeting if the merger is not completed. In the event that High Street Corporation does hold an annual meeting in 2003, any proposal that a shareholder intends to present for action at the meeting, currently scheduled for May 6, 2003, must be received by High Street Corporation no later than December 10, 2002 in order for the proposal to be considered for inclusion in the proxy statement and form of proxy for the meeting. In addition, if High Street Corporation receives notice of shareholder proposals to be considered at the meeting after February 23, 2003, such proposals will be considered untimely and the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such proposals, without discussion of the matters in the proxy statement.

EXPERTS

The consolidated financial statements of Capital Bank Corporation incorporated in this Joint Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of High Street Corporation incorporated in this Joint Proxy Statement/Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2001, have been so incorporated in reliance on the report of Whisnant & Company, L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina will pass upon the legality of the shares of Capital Bank Corporation common stock to be issued in the merger and certain tax consequences of the merger. Certain legal matters will be passed upon for High Street Corporation by Kennedy Covington Lobdell & Hickman, L.L.P., Charlotte, North Carolina.

ADDITIONAL INFORMATION

Capital Bank Corporation and High Street Corporation file annual, quarterly and current reports, proxy and information statements, and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Section at the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information about issuers that file electronically with the Commission. The address of that site is http://www.sec.gov. In addition, you can read and copy this information at the regional offices of the Securities and Exchange Commission at The Woolworth Building, 233 Broadway, New York, NY 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also inspect reports, proxy and information statements, and other information about Capital Bank Corporation and High Street Corporation at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

The Securities and Exchange Commission allows each of Capital Bank Corporation and High Street Corporation to “incorporate by reference” in this Joint Proxy Statement/Prospectus certain information that each such company files with the Securities and Exchange Commission. This means that each of Capital Bank Corporation and High Street Corporation can disclose important information to you by referring you to those documents. Any information Capital Bank Corporation or High Street Corporation incorporates by reference is considered part of this Joint Proxy Statement/Prospectus.

Capital Bank Corporation incorporates by reference in this Joint Proxy Statement/Prospectus and refers you to the documents listed below (File No. 0-30062):

(i)  Capital Bank Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

(ii)  Capital Bank Corporation’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002;

(iii)  Capital Bank Corporation’s Current Report on Form 8-K dated May 2, 2002;

(iv)  The description of Capital Bank Corporation common stock contained in its Registration Statement on Form S-4, filed with the Securities and Exchange Commission on November 13, 2001 (File No. 333-73268); and

(v)  All other documents Capital Bank Corporation files with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Joint Proxy Statement/Prospectus and before the adjournment of the Capital Bank Corporation shareholder meeting.

High Street Corporation incorporates by reference in this Joint Proxy Statement/Prospectus and refers you to the documents listed below (File No. 0-33301):

(i)  High Street Corporation’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001;

(ii)  High Street Corporation’s Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2002;

(iii)  High Street Corporation’s Current Report on Form 8-K dated May 2, 2002; and

(iv)  All other documents High Street Corporation files with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Joint Proxy Statement/Prospectus and before the adjournment of the High Street Corporation shareholder meeting.

In accordance with the rules and regulations of the Securities and Exchange Commission, copies of such Form 10-KSB and Form 10-QSB previously filed by High Street Corporation accompany this Joint Proxy Statement/Prospectus.

Any statement contained in this Joint Proxy Statement/Prospectus or in a document incorporated or deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.

You may obtain copies of the information incorporated by reference in this Joint Proxy Statement/Prospectus upon written or oral request. Page ii above contains information about how such requests should be made. If you request any incorporated documents from either Capital Bank Corporation or High Street Corporation, they will be mailed to you by first class mail, or another equally prompt means, within one business day after your request is received.

Capital Bank Corporation filed a registration statement (File No. 333-91950) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Capital Bank Corporation common stock offered to High Street Corporation shareholders. The registration statement contains additional information about Capital Bank Corporation, High Street Corporation and the Capital Bank Corporation common stock. The Securities and Exchange Commission allows each of Capital Bank Corporation and High Street Corporation to omit certain information included in the registration statement from this Joint Proxy Statement/Prospectus. The registration statement may be inspected and copied at the Commission’s public reference facilities described above.

All information contained in this Joint Proxy Statement/Prospectus or incorporated herein by reference with respect to Capital Bank Corporation was supplied by Capital Bank Corporation; and all information contained in this Joint Proxy Statement/Prospectus, delivered with the Joint Proxy Statement/Prospectus, or incorporated herein by reference with respect to High Street Corporation was supplied by High Street Corporation.

APPENDIX A

MERGER AGREEMENT

THIS MERGER AGREEMENT (this “AGREEMENT”), dated as of the first day of May, 2002, is by and between:

CAPITAL BANK CORPORATION, a North Carolina corporation and a holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and a North Carolina financial holding company (the “BUYER”); and

HIGH STREET CORPORATION, a North Carolina corporation and holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and a North Carolina bank holding company (the “COMPANY”).

BACKGROUND STATEMENT

The Buyer and the Company desire to effect a merger pursuant to which the Company will merge into the Buyer, with the Buyer being the surviving corporation (the “MERGER”). In consideration of the Merger, the shareholders of the Company will receive shares of common stock of the Buyer. It is intended that the Merger qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code.

STATEMENT OF AGREEMENT

In consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

1.1.  DEFINITIONS.    As used in this Agreement, the following terms have the following meanings:

“ACQUISITION PROPOSAL” has the meaning given to it in Section 6.1(c).

“ACQUISITION TRANSACTION” means any merger, share exchange, stock sale, recapitalization, consolidation or other business combination involving the Company or any of its Subsidiaries or divisions of any of the foregoing and an unaffiliated third party, or any acquisition in any manner, directly or indirectly, of a more than a thirty percent (30%) equity interest in, or more than a thirty percent (30%) portion of the consolidated assets of, the Company and its Subsidiaries, other than pursuant to the transactions contemplated by this Agreement.

“AFFILIATE” means, with respect to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, owns or controls, or is controlled by or under common control with, such Person. For the purpose of this Agreement, “CONTROL” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, as used with respect to the Company, the term “AFFILIATES” includes its Subsidiaries.

“AGREEMENT” means this Merger Agreement.

“ASSETS” means all of the assets, properties, businesses and rights of a Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, whether or not carried on any books and records of such Person, whether or not owned in such Person’s name and wherever located.

“AVERAGE CLOSING PRICE” means the average of the closing prices for the Buyer’s Stock on the Nasdaq National Market System (or, if the Buyer’s Stock is not then approved for trading on the Nasdaq National Market System, then on such other securities market on which Buyer’s Stock is then principally traded) for the most recent twenty (20) trading days ending on the third day prior to the date of the Company Shareholders Meeting. For this purpose, a “trading day” is a day on which securities are generally traded on such market, whether or not the Buyer’s Stock is traded on such day, and the closing price for the Buyer’s Stock on a trading day when it is not traded shall be deemed to be the closing price on the most recent trading day on which the Buyer’s Stock was traded. The closing prices used for this determination shall be the closing prices as reported by such market or, if such reports are not available, as reported by another authoritative source identified by the Buyer and reasonably acceptable to the Company.

“BENEFIT PLANS” means all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, restricted stock, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including without limitation “employee benefit plans” as that term is defined in Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by, a Person or any of its Subsidiaries for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate.

“BUSINESS DAY” means any day excluding (a) Saturday, (b) Sunday and (c) any day that shall be a legal holiday in the State of North Carolina.

“BUYER” has the meaning given to it in the introductory paragraph hereof.

“BUYER BANK” means Capital Bank, a North Carolina bank and a wholly owned Subsidiary of the Buyer.

“BUYER FAIRNESS OPINION” has the meaning given to it in Section 5.14.

“BUYER FINANCIAL STATEMENTS” means, with respect to the Buyer and its Subsidiaries, the consolidated audited statements of income and stockholder’s equity and cash flows for the years ended December 31, 2001, 2000 and 1999 and consolidated audited balance sheets as of December 31, 2001, 2000 and 1999, as well as the interim unaudited consolidated statements of income and stockholders’ equity and cash flows for each of the completed fiscal quarters since December 31, 2001 and the consolidated interim balance sheet as of each such quarter included in any Forms 10-Q filed by the Buyer with the SEC.

“BUYER SEC REPORTS” has the meaning given to it in Section 5.4.

“BUYER’S DISCLOSURE SCHEDULE” has the meaning given to it in the preamble to ARTICLE V.

“BUYER SHAREHOLDERS MEETING” has the meaning given to it in Section 6.2(e).

“BUYER’S STOCK” means the common stock of Capital Bank Corporation no par value.

“CAUSE” means: (i) any act of gross negligence, misconduct, unlawfulness or dishonesty by an employee in connection with his or her employment which is detrimental to the Buyer’s or its Subsidiaries’ interests; (ii) an employee’s willful failure to comply with the employee policies or reasonable directions of the management of the Buyer or one of its Subsidiaries; or (iii) an employee’s material breach of any agreement between such employee and Buyer or its Subsidiaries.

“CLAIM” has the meaning given to it in Section 6.2(d).

“CLOSING” means the closing of the Merger, as identified more specifically in ARTICLE III.

“CLOSING DATE” has the meaning given to it in Section 3.1.

“CODE” means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“COMPANY” has the meaning given to it in the introductory paragraph hereof.

“COMPANY BANK” means High Street Banking Company, a North Carolina bank and a wholly-owned Subsidiary of Company.

“COMPANY CONTRACTS” has the meaning given to it in Section 4.14.

“COMPANY DIRECTOR STOCK PLAN” has the meaning given to it in Section 6.2(b)(iii).

“COMPANY FAIRNESS OPINION” has the meaning given to it in Section 4.25.

“COMPANY FINANCIAL STATEMENTS” means, with respect to the Company and its Subsidiaries, the consolidated audited statements of income and stockholder’s equity and cash flows for the years ended December 31, 2001, 2000 and 1999 and consolidated audited balance sheets as of December 31, 2001, 2000 and 1999, as well as the interim unaudited consolidated statements of income and stockholders’ equity and cash flows for each of the completed fiscal quarters since December 31, 2001 and the consolidated interim balance sheet as of each such quarter included in any Forms 10-QSB filed by the Company with the SEC.

“COMPANY OPTIONS” has the meaning given to it in Section 2.6.

“COMPANY SEC REPORTS” has the meaning given to it in Section 4.4.

“COMPANY SHAREHOLDERS MEETING” has the meaning given to it in Section 6.1(d).

“COMPANY SHARES” has the meaning given to it in Section 2.2(a).

“COMPANY’S DISCLOSURE SCHEDULE” has the meaning given to it in the preamble to ARTICLE IV.

“CONFIDENTIAL INFORMATION” has the meaning given to it in Section 7.3.

“CONSENT” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person given or granted with respect to any Contract, Law, Order, or Permit.

“CONTRACT” means any agreement, warranty, indenture, mortgage, guaranty, lease, license or other contract, agreement, arrangement, commitment or understanding, written or oral, to which a Person is a party.

“CONVERSION RATIO” has the meaning given to it in Section 2.3(b).

“DEFAULT” means (i) any breach or violation of or default under any Contract, Order or Permit (including any noncompliance with restrictions on assignment, where assignment is defined to include a change of control of the parties to this Agreement or any of their Affiliates or the merger or consolidation of any of them with another Person), (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute such a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

“DIRECTOR SHARES” has the meaning given to it in Section 6.5.

“DISCLOSABLE INFORMATION” has the meaning given to it in Section 7.3.

“DISSENTING SHARES” has the meaning given to it in Section 2.7.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“EFFECTIVE TIME” has the meaning given to it in Section 2.1(e).

“EMPLOYMENT AGREEMENTS” has the meaning given to it in Section 8.3(f).

“ENVIRONMENTAL LAWS” means any federal, state or local law, statute, ordinance, rule, regulation, permit, directive, license, approval, guidance, interpretation, order or other legal requirement relating to the protection of human health or the environment, including but not limited to any requirement pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of materials that are or may constitute a threat to human health or the environment. Without limiting the foregoing, each of the following is an Environmental Law: the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.ss.ss.9601 et seq.) (“CERCLA”), the Hazardous Material Transportation Act (49 U.S.C.ss.ss.1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.ss.ss.6901 et seq.) (“RCRA”), the Federal Water Pollution Control Act (33 U.S.C.ss.ss.1251 et seq.), the Clean Air Act (42 U.S.C.ss.ss.7401 et seq.), the Toxic Substances Control Act (15 U.S.C.ss.ss.2601 et seq.), the Safe Drinking Water Act (42 U.S.C.ss.ss.300 et seq.) and the Occupational Safety and Health Act (29 U.S.C. ss.ss.651 et seq.) (“OSHA”), as such laws and regulations have been or are in the future amended or supplemented, and each similar federal, state or local statute, and each rule and regulation promulgated under such federal, state and local laws.

“ERISA PLAN” means any Benefit Plan that is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

“EXCHANGE AGENT” has the meaning given to it in Section 2.5(a).

“FDIC” means the Federal Deposit Insurance Corporation.

“GENERALLY ACCEPTED ACCOUNTING PRINCIPLES” or “GAAP” means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis for a Person throughout the period indicated and consistent with such Person’s prior financial practice.

“GOVERNMENTAL AUTHORITY” means any nation, province or state, or any political subdivision thereof, and any agency, department, natural Person or other entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government, including Regulatory Authorities.

“HAZARDOUS MATERIAL” means any substance or material that either is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law or is otherwise regulated under any Environmental Law, or the presence of which in some quantity requires investigation, notification or remediation under any Environmental Law.

“INDEMNIFIED PARTIES” has the meaning given to it in Section 6.2(d).

“INDEMNIFIED LIABILITIES” has the meaning given to it in Section 6.2(d).

“INTELLECTUAL PROPERTY” means (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrights and all applications, registrations and renewals in connection therewith, (d) all know-how, trade secrets, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, technical data, designs, drawings, specifications, pricing and cost information and business and marketing plans and proposals), (e) all computer software (including data and related documentation) and (f) all other proprietary rights.

“JOINT PROXY STATEMENT” has the meaning given to it in Section 4.17.

“KNOWLEDGE OF THE BUYER” means the actual personal knowledge of any of the directors and officers of the Buyer or the Buyer Bank or any of their Subsidiaries.

“KNOWLEDGE OF THE COMPANY” means the actual personal knowledge of any of the directors and officers of the Company or the Company Bank or any of their Subsidiaries.

“LAW” means any code, law, ordinance, rule, regulation, reporting or licensing requirement, or statute applicable to a Person or its Assets, Liabilities, business or operations promulgated, interpreted or enforced by any Governmental Authority.

“LIABILITY” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured or otherwise.

“LIEN” means, whether contractual or statutory, any conditional sale agreement, participation or repurchase agreement, assignment, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) liens for current property Taxes not yet due and payable, (ii) easements, restrictions of record and title exceptions that could not reasonably be expected to have a Material Adverse Effect, and (iii) pledges to secure deposits, liens to secure advances from the Federal Home Loan Bank of Atlanta and other liens incurred in the ordinary course of the banking business.

“LITIGATION” means any action, arbitration, cause of action, complaint, criminal prosecution, governmental investigation, hearing, or administrative or other proceeding, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“LOAN COLLATERAL” means all of the assets, properties, businesses and rights of every kind, nature, character and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, owned by whomever and wherever located, in which any Person has taken a security interest with respect to, on which any Person has placed a Lien with respect to, or which is otherwise used to secure, any loan made by the Person or any note, account, or other receivable payable to the Person.

“MATERIAL” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question.

“MATERIAL ADVERSE EFFECT” on a Person shall mean an event, change, or occurrence that, individually or together with any other event, change, or occurrence, has a Material adverse impact on (i) the financial condition, results of operations, or business of such Person and its Subsidiaries, taken as a whole, or (ii) the ability of such Person to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in market interest rates, real estate markets, securities markets or other market conditions applicable to banks or thrift institutions generally, (c) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (d) actions and omissions of a Person (or any of its Affiliates) taken with the prior informed consent of the other Person in contemplation of the transactions contemplated hereby, and (e) the effects of the Merger (and the reasonable expenses incurred in connection therewith) and compliance with the provisions of this Agreement on the operating performance of a Person.

“MERGER CONSIDERATION” has the meaning given to it in Section 2.3(a).

“MERGER” has the meaning given to it in the Background Statement hereof.

“NORTH CAROLINA COMMISSIONER OF BANKS” means the North Carolina Commissioner of Banks, North Carolina Department of Commerce.

“ORDER” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority.

“PENSION PLAN” means any ERISA Plan that also is a “defined benefit plan” (as defined in Section 414(j) of the Code or Section 3(35) of ERISA).

“PERMIT” means any approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right given by a Governmental Authority to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“PERSON” means a corporation, a company, an association, a joint venture, a partnership, an organization, a business, an individual, a trust, a Governmental Authority or any other legal entity.

“REAL PROPERTY” means all of the land, buildings, premises, or other real property in which a Person has ownership or possessory rights, whether by title, lease or otherwise (including banking facilities and any foreclosed properties). Notwithstanding the foregoing, “Real Property”, as used with respect to any Person, does not include any Loan Collateral not yet foreclosed and conveyed to the Person as of the date with respect to which the term “Real Property” is being used.

“REGISTRATION STATEMENT” has the meaning given to it in Section 4.17.

“REGULATORY AUTHORITIES” means, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the North Carolina Commissioner of Banks, the FDIC, the National Association of Securities Dealers and the SEC, and all other regulatory agencies having jurisdiction over the parties hereto and their respective Affiliates.

“RESTRICTED DIRECTOR” has the meaning given to it in Section 6.4.

“RIGHTS” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“SEC” means the Securities and Exchange Commission.

“SECURITIES DOCUMENTS” means all forms, proxy statements, registration statements, reports, schedules and other documents filed or required to be filed by a Person or any of its Affiliates with any Regulatory Authority pursuant to the Securities Laws.

“SECURITIES LAWS” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, each as amended, and the rules and regulations of any Governmental Authority promulgated under each.

“SHAREHOLDER MEETINGS” has the meaning given to it in Section 4.17.

“STOCK ADJUSTMENT” has the meaning given to it in Section 2.3(d).

“SUBSIDIARY” means, with respect to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, is controlled by such Person.

“SUPERIOR PROPOSAL” means a bona fide, written and unsolicited proposal or offer (including a new or solicited proposal received by the Company after execution of this Agreement from a Person whose initial contact with the Company may have been solicited by the Company or its representatives prior to the execution of this Agreement) made by any Person or group (other than an Affiliate of the Company) with respect to an Acquisition Proposal on terms which the Board of Directors of the Company determines in good faith, after taking into account the advice of independent financial advisors and outside legal counsel, to be superior to the transactions contemplated hereby, taking into consideration all elements of the transactions contemplated hereby including, without limitation, the non-taxable element of such transactions.

“SURVIVING HOLDING COMPANY” has the meaning given to it in Section 2.1(a).

“TAX” or “TAXES” means any and all taxes, charges, fees, levies or other assessments (whether federal, state, local or foreign), including without limitation income, gross receipts, excise, property, estate, sales, use, value added, transfer, license, payroll, franchise, ad valorem, withholding, Social Security and unemployment taxes, as well as any interest, penalties and other additions to such taxes, charges, fees, levies or other assessments.

“TAX RETURN” means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

“TAXABLE PERIOD” shall mean any period prescribed by any Governmental Authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

ARTICLE II

THE MERGER; CONVERSION AND EXCHANGE OF COMPANY SHARES

2.1.  THE MERGER.

(a)  The Merger.    On the terms and subject to the conditions of this Agreement, the Plan of Merger in respect of the Merger, which shall be substantially in the form attached hereto as EXHIBIT A, and North Carolina Law, the Company shall merge into the Buyer, the separate existence of the Company shall cease, and the Buyer shall be the surviving corporation (the “SURVIVING HOLDING COMPANY”).

(b)  Governing Documents.    The articles of incorporation of the Buyer in effect at the Effective Time (as defined below) of the Merger shall be the articles of incorporation of the Surviving Holding Company until further amended in accordance with applicable Law. The bylaws of the Buyer in effect at such Effective Time shall be the bylaws of the Surviving Holding Company until further amended in accordance with applicable Law.

(c)  Directors and Officers.    Subject to Section 6.2(b), from and after the Effective Time of the Merger, until successors or additional directors are duly elected or appointed in accordance with applicable law, (i) the directors of the Buyer at such Effective Time shall be the directors of the Surviving Holding Company, and (ii) the officers of the Buyer at such Effective Time shall be the officers of the Surviving Holding Company.

(d)  Approval.    The parties hereto shall take and cause to be taken all action necessary to approve and authorize (i) this Agreement and the other documents contemplated hereby (including without limitation the above-described Plan of Merger) and (ii) subject to shareholder approval, the Merger and the other transactions contemplated hereby.

(e)  Effective Time.    The Merger shall become effective on the date and at the time of filing of the related Articles of Merger, in the form required by and executed in accordance with North Carolina Law, or at such other time specified therein. The date and time when the Merger shall become effective is herein referred to as the “EFFECTIVE TIME” of the Merger.

(f)  Filing of Articles of Merger.    On the Closing Date, the Buyer and the Company shall cause the Articles of Merger (containing the above-referenced Plan of Merger) in respect of the Merger to be executed and filed with the Secretary of State of North Carolina, as required by North Carolina Law, and shall take any and all other actions and do any and all other things to cause the Merger to become effective as contemplated hereby.

2.2  COMPANY SHARES.

(a)  Each share of the Company’s common stock (the “COMPANY SHARES”), no par value per share, issued and outstanding immediately prior to the Effective Time of the Merger, except for Company Shares held by the Buyer and its Affiliates (other than shares held in a fiduciary capacity or as a result of debts previously contracted) and Dissenting Shares, shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted at such Effective Time into shares of the Buyer’s Stock in accordance with this ARTICLE II and each holder of certificates representing any such Company Shares shall thereafter cease to have any rights with respect to such shares, except as provided herein.

(b)  From and after the Effective Time of the Merger, there shall be no transfers on the stock transfer books of the Surviving Holding Company of the Company Shares that were outstanding immediately prior to the

Effective Time of the Merger. If, after such Effective Time, certificates representing Company Shares are presented to the Surviving Holding Company, they shall be canceled, and exchanged and converted into the Merger Consideration as provided for herein.

2.3  MERGER CONSIDERATION.

(a)  Subject to Sections 2.2, 2.4 and 2.5, at the Effective Time of the Merger, each outstanding Company Share, except for Company Shares held by the Buyer and its Affiliates (other than shares held in a fiduciary capacity or as a result of debts previously contracted) and Dissenting Shares, shall be converted into a fraction of a share of the Buyer’s Stock (the “MERGER CONSIDERATION”) equal to the Conversion Ratio determined in accordance with Section 2.3(b).

(b)  The conversion ratio upon which Company Shares will be converted into shares of the Buyer’s Stock at the Effective Time of the Merger (the “CONVERSION RATIO”) shall be equal to .747 unless the Average Closing Price of the Buyer’s Stock is less than $12.50, in which case the Conversion Ratio shall be equal to the lesser of (i) .830 and (ii) a fraction, the numerator of which is $9.34 and the denominator of which is the Average Closing Price, unless, in the event the Average Closing Price is less than $11.25, the parties mutually agree in writing to a greater Conversion Ratio (which they shall not be obligated to do).

(c)  No fractional shares of the Buyer’s Stock shall be issued or delivered in connection with the Merger. Instead, the number of shares of Buyer’s Stock to which a holder of the Company Shares is entitled to receive pursuant to this Article II shall be rounded to the nearest whole share with 0.5 share rounded up to the nearest whole share.

(d)  In the event the Buyer or Company changes the number of shares of the Buyer’s Stock or Company’s Shares issued and outstanding prior to the Effective Time of the Merger as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock (each a “STOCK ADJUSTMENT”) and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to such Effective Time, the Merger Consideration shall each be equitably adjusted to reflect such change.

2.4  CLOSING PAYMENT.    At the Effective Time of the Merger or as soon thereafter as is reasonably practicable, the holders of the Company Shares shall surrender the certificates representing such shares to the Buyer and in exchange therefor, the Buyer shall issue and deliver to each such holder certificates representing the number of shares of the Buyer’s Stock to which such shareholder is entitled hereunder. The Buyer shall not be obligated to deliver any of such shares of the Buyer’s Stock to a holder until such holder either surrenders the certificates representing such holder’s Company Shares or provides any affidavits and indemnity bonds required pursuant to Section 2.5(b).

2.5  EXCHANGE PROCEDURES.

(a)  Prior to the Effective Time of the Merger, the Buyer shall engage Registrar & Transfer Company, or another bank or trust company (which may be an Affiliate of the Buyer), to act as exchange agent in the Merger (the “EXCHANGE AGENT”) and which Exchange Agent, and the agreement entered into by the Buyer and such Exchange Agent, shall be reasonably satisfactory to the Company, it being agreed that Registrar & Transfer Company shall be satisfactory to the Company. Promptly after the Effective Time of the Merger, the Exchange Agent shall mail to the shareholders of the Company of record at the Effective Time appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing Company Shares prior to such Effective Time shall pass, only upon proper delivery of such certificates to the Exchange Agent). After such Effective Time, each holder of Company Shares issued and outstanding at such Effective Time (other than any of such shares held by the Buyer or any Affiliate thereof, except shares held in a fiduciary capacity or as a result of debts previously contracted, and other than any

Dissenting Shares) shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the number of shares of the Buyer’s Stock to which such holder is entitled hereunder. The Buyer shall not be obligated to deliver any of such stock until such holder either surrenders the certificates representing such holder’s Company Shares or provides any affidavits and indemnity bonds required pursuant to Section 2.5(b). The certificate(s) so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Buyer nor the Exchange Agent shall be liable to any holder of Company Shares for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property Law.

(b)  In the event that any certificate representing Company Shares shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen, or destroyed and, if required by the Buyer, the posting by such Person of a bond in such amount as the Buyer may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen, or destroyed certificate the consideration deliverable in respect thereof pursuant to this Agreement.

(c)  To the extent permitted by applicable Law, former shareholders of record of the Company shall be entitled to vote after the Effective Time of the Merger at any meeting of the Buyer’s shareholders the number of whole shares of the Buyer’s Stock into which their respective Company Shares are converted pursuant to the Merger, regardless of whether such holders have exchanged their certificates representing such Company Shares for certificates representing the Buyer’s Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by the Buyer on the Buyer’s Stock, the record date for which is at or after the Effective Time of the Merger, the declaration shall include dividends or other distributions on all shares of the Buyer’s Stock issuable pursuant to this Agreement, but beginning at such Effective Time no dividend or other distribution payable to the holders of record of the Buyer’s Stock as of any time subsequent to such Effective Time of the Merger shall be delivered to the holder of any certificate representing any of the Company Shares issued and outstanding at such Effective Time until such holder surrenders such certificate for exchange or provides any required affidavits and indemnity bonds as provided in this Section 2.5. However, upon surrender of such certificate(s) or provision of such affidavits and indemnity bonds, both the certificate(s) representing the shares of the Buyer’s Stock to which such holder is entitled and any such undelivered dividends (without any interest) shall be delivered and paid with respect to each share represented by such certificates.

2.6  COMPANY STOCK OPTIONS.

(a)  At the Effective Time of the Merger, each option or other right to purchase Company Shares pursuant to stock options (“COMPANY OPTIONS”) granted by the Company under its Benefit Plans that are outstanding at the Effective Time of the Merger shall be converted into and become rights with respect to the Buyer’s Stock, and the Buyer shall assume each Company Option, in accordance with the terms of the applicable Benefit Plan of the Company and the stock option agreement by which such Company Option is evidenced, except that from and after such Effective Time: (i) the Buyer and/or its compensation committee shall be substituted for the Company and the compensation committee of its board of directors (including if applicable, the entire Board of Directors of the Company) administering such Benefit Plan or Plans of the Company; (ii) the Company Options assumed by the Buyer may be exercised solely for shares of the Buyer’s Stock; (iii) the number of shares of the Buyer’s Stock subject to such converted Company Options shall be equal to the number of Company Shares subject to such Company Options immediately prior to the Effective Time multiplied by the Conversion Ratio, rounded to the next highest share; and (iv) the per-share exercise price under each such converted Company Option shall be adjusted by dividing the exercise price of the Company Option immediately prior to the Effective Time by the Conversion Ratio, rounded down to the nearest cent.

(b)  In addition, notwithstanding clauses (ii), (iii) and (iv) of Section 2.6(a), each assumed Company Option that is an “incentive stock option” shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code.

(c)  As soon as practicable after the Effective Time of the Merger, the Buyer shall deliver to each holder of an assumed Company Option an appropriate notice setting forth such participant’s rights pursuant thereto, and the grants pursuant to such options shall continue in effect on substantially the same terms and conditions (subject to the adjustments required by the above subsection (a) after giving effect to the Merger), and the Buyer shall comply with the terms of the assumed Company Options to ensure, to the extent required by, and subject to the provisions of, such options, that the Company Options that qualified as incentive stock options prior to the Effective Time of the Merger continue to qualify as incentive stock options after such Effective Time. At or prior to the Effective Time of the Merger, and at all times thereafter, the Buyer shall have reserved a sufficient number of shares of the Buyer’s Stock for issuance upon exercise of the Company Options assumed by it in accordance with this Section 2.6. The Buyer agrees to file as promptly as practicable, and in no event later than 60 days, after the Effective Time, a registration statement on Form S-8 covering the shares of the Buyer’s Stock issuable pursuant to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus therein) for so long as such options remain outstanding.

(d)  Following the Effective Time of the Merger, in the event of any Stock Adjustment by the Buyer, or any consolidation or merger of the Buyer with or into any other entity, or the sale or transfer of all or substantially all of the Buyer’s assets, the rights of the holders of outstanding Company Options shall be appropriately adjusted so that such holders will be in substantially the same position as if their options had been exercised immediately before such corporate action or transaction.

2.7  DISSENTING SHARES.    Notwithstanding any other provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with North Carolina Law (collectively, the “DISSENTING SHARES”) shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of North Carolina Law, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under North Carolina Law shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.5 of the certificate or certificates that, immediately prior to the Effective Time, evidenced such shares. The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any shares of Company Shares, attempted withdrawals of such demands for appraisal or any other instruments served pursuant to North Carolina Law and received by the Company relating to shareholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under North Carolina Law consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of the Buyer, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with North Carolina Law.

ARTICLE III

THE CLOSING

3.1  CLOSING.    The Closing of the Merger shall take place at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. in Raleigh, North Carolina as soon as reasonably practical after all conditions to Closing have been met, or on such other date or at such other location as the Buyer and the Company may mutually agree (such date, the “CLOSING DATE”). At the Closing, the parties will execute, deliver and file all documents necessary to effect the transactions contemplated with respect to the Merger, including the Articles of Merger in respect of the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Company’s Disclosure Schedule dated the date hereof and delivered by the Company to the Buyer (the “COMPANY’S DISCLOSURE SCHEDULE”), the Company represents and warrants to the Buyer that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement.

4.1  ORGANIZATION, STANDING AND POWER.

(a)  The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and the Company Bank is a bank under North Carolina Law. The Company Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and subject to dollar limits under such Act, all deposits in the Company Bank are fully insured by the FDIC to the extent permitted by Law.

(b)  Each of the Company and its Subsidiaries is either a bank or a corporation, duly organized, validly existing and in good standing under the Laws of the State of North Carolina. Each of the Company and its Subsidiaries has the corporate or other applicable power and authority to carry on, in all Material respects, its businesses as now conducted and to own, lease and operate its Assets. Each of the Company and its Subsidiaries is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect on the Company.

4.2  AUTHORITY; NO CONFLICTS.

(a)  Subject to required regulatory and shareholder approvals, the Company has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Subject to required regulatory and shareholder approvals, the execution, delivery and performance of the Company’s obligations under this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company. This Agreement represents a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceeding may be brought).

(b)  Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the articles of incorporation, charter, bylaws or any other similar governing document of the Company or any of its Subsidiaries, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of the Company or any of its Subsidiaries under, any Contract or Permit of the Company or any of its Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Company, or (iii) subject to obtaining the requisite Consents referred to in Section 8.1(b) of this Agreement, violate any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective Assets.

(c)  Other than in connection or compliance with the provisions of the Securities Laws and applicable banking Laws, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by the Company of the Merger and the other transactions contemplated in this Agreement.

4.3  CAPITAL STOCK; SUBSIDIARIES.

(a)  The authorized capital stock of the Company consists of 20,000,000 shares of common stock, no par value per share, of which 1,748,421 shares are issued and outstanding as of the date of this Agreement, and except for such 1,748,421 shares of common stock, there are no shares of capital stock or other equity securities of the Company outstanding. The authorized capital stock of the Company Bank consists of 20,000,000 shares of common stock, $5.00 par value per share, of which 1,748,421 shares are issued and outstanding as of the date of this Agreement and are owned and held by the Company, and except for such 1,748,421 shares of common stock, there are no shares of capital stock or other equity securities of the Company Bank outstanding. Section 4.3 of the Company’s Disclosure Schedule lists all of the Company’s direct and indirect Subsidiaries other than the Company Bank as of the date of this Agreement. The Company or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each such Subsidiary.

(b)  All of the issued and outstanding shares of capital stock of the Company and its Subsidiaries are duly and validly issued and outstanding and are fully paid and nonassessable except to the extent otherwise required by applicable banking Laws. None of the outstanding shares of capital stock of the Company or any of its Subsidiaries has been issued in violation of any preemptive rights of the current or past shareholders of such Persons. Except as set forth on Section 4.3 of the Company’s Disclosure Schedule, no equity securities of any Subsidiaries of the Company are or may become required to be issued (other than to the Company or any of its Subsidiaries) by reason of any Rights, and there are no Contracts by which the Company or any Subsidiary of the Company is bound to issue (other than to the Company or any of its Subsidiaries) additional shares of its capital stock or Rights or by which the Company or any of its Subsidiaries is or may be bound to transfer any shares of the capital stock of any Subsidiary of the Company (other than to the Company or any of its Subsidiaries). There are no equity securities reserved for any of the foregoing purposes, and there are no Contracts relating to the rights of the Company or any of its Subsidiaries to vote or to dispose of any shares of the capital stock of any Subsidiary of the Company.

4.4  SEC FILINGS; COMPANY FINANCIAL STATEMENTS.

(a)  The Company has filed and made available to the Buyer all forms, reports, and documents required to be filed by the Company or any of its Subsidiaries with the SEC or the FDIC pursuant to the Securities Exchange Act of 1934 since December 31, 1999 (collectively, the “COMPANY SEC REPORTS”). The Company SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the Securities Laws, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports, or other documents with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934.

(b)  Each of the Company Financial Statements (including, in each case, any related notes) contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement until the Effective Time of the Merger, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC), and fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be Material in amount or effect (except as may be indicated in such financial statements or notes thereto).

4.5  ABSENCE OF UNDISCLOSED LIABILITIES.    Neither the Company nor any of its Subsidiaries has any Liabilities that could reasonably be expected to have a Material Adverse Effect on the Company, except Liabilities that are accrued or reserved against in the consolidated balance sheets of the Company as of December 31, 2001, included in the Company Financial Statements or reflected in the notes thereto. Neither the Company nor any of its Subsidiaries has incurred or paid any Liability since December 31, 2001, except for (a) such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and (b) Liabilities that could not reasonably be expected to have a Material Adverse Effect on the Company.

4.6  ABSENCE OF CERTAIN CHANGES OR EVENTS.    Since December 31, 2001, (i) there have been no events, changes, or occurrences that have had, or could reasonably be expected to have, a Material Adverse Effect on the Company or any of its Subsidiaries, and (ii) each of the Company and its Subsidiaries has conducted in all Material respects its respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

4.7  TAX MATTERS.

(a)  All Tax Returns required to be filed by or on behalf of any of Company and/or its Subsidiaries have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2001, and, to the Knowledge of the Company, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination Litigation or deficiency or refund Litigation with respect to any Taxes that could reasonably be expected to have a Material Adverse Effect on the Company, except to the extent reserved against in the Company Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities for Taxes due with respect to completed and settled examinations or concluded Litigation have been paid.

(b)  None of the Company or its Affiliates has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c)  Adequate provision for any Material Taxes due or to become due for the Company or any of its Affiliates for the period or periods through and including the date of the respective Company Financial Statements has been made and is reflected on such Company Financial Statements.

(d)  Each of the Company and its Subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code, except for any such instances of noncompliance and such omissions as could not reasonably be expected to have a Material Adverse Effect on the Company.

(e)  None of the Company and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

(f)  There are no Material Liens with respect to Taxes upon any of the Assets of the Company and its Subsidiaries.

(g)  There has not been an ownership change, as defined in Code Section 382(g), of the Company and its Subsidiaries that occurred during any Taxable Period in which any of the Company and its Subsidiaries has incurred a net operating loss that carries over to another Taxable Period ending after December 31, 2001.

(h)  Neither the Company nor any of its Subsidiaries has filed any consent under Section 341(f) of the Code concerning collapsible corporations.

(i)  After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of the Buyer, which consent will not be unreasonably withheld.

(j)  Neither the Company nor any of its Subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

4.8  ASSETS.    Each of the Company and its Subsidiaries has good and marketable title, free and clear of all Liens, to all of its Assets, except for Liens to secure public deposits, repurchase agreements and borrowings from the Federal Home Loan Bank in the ordinary course of business consistent with past practice. Except as could not reasonably be expected to have a Material Adverse Effect on the Company, all tangible properties used in the businesses of the Company and its Subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with past practice. Except as could not reasonably be expected to have a Material Adverse Effect on the Company, all Material Assets held under leases or subleases by any of the Company and its Subsidiaries are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Each of the Company and its Subsidiaries currently maintain insurance in amounts, scope, and coverage reasonably necessary for its operations. None of the Company or its Subsidiaries has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be increased in any Material respect. The Assets of the Company and its Subsidiaries include all Assets required to operate in all Material respects their businesses taken as a whole as presently conducted.

4.9  SECURITIES PORTFOLIO AND INVESTMENTS.    All securities owned by the Company or any of its Subsidiaries (whether owned of record or beneficially) are held free and clear of all Liens that would impair the ability of the owner thereof to dispose freely of any such security and/or otherwise to realize the benefits of ownership thereof at any time, except for those Liens to secure public deposits, repurchase agreements and borrowings from the Federal Home Loan Bank in the ordinary course of business consistent with past practice and Liens that could not reasonably be expected to have a Material Adverse Effect on the Company. There are no voting trusts or other agreements or undertakings to which the Company or any of its Subsidiaries is a party with respect to the voting of any such securities. Except for fluctuations in the market values of United States Treasury and agency or municipal securities, since December 31, 2001, there has been no significant deterioration or Material adverse change in the quality, or any Material decrease in the value, of the securities portfolio of the Company and its Subsidiaries, taken as a whole.

4.10  ENVIRONMENTAL MATTERS.

(a)  To the Knowledge of the Company, each of the Company and its Subsidiaries, their respective facilities and properties, and their respective Loan Collateral are, and have been, in compliance with all Environmental Laws, except those violations that could not reasonably be expected to have a Material Adverse Effect on the Company.

(b)  To the Knowledge of the Company, there is no Litigation pending or threatened before any court, governmental agency, or authority, or other forum in which any of the Company and its Subsidiaries or any of their respective facilities or properties has been or, with respect to threatened Litigation, may reasonably be expected to be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any

Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by the Company or any of its Subsidiaries or any of their facilities or properties, except for such Litigation pending or threatened that could not reasonably be expected to have a Material Adverse Effect on the Company.

(c)  To the Knowledge of the Company, there is no Litigation pending or threatened before any court, governmental agency or authority or other forum in which any of its Loan Collateral (or the Company or any of its Subsidiaries in respect of such Loan Collateral) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving Loan Collateral, except for such Litigation pending or threatened that could not reasonably be expected to have a Material Adverse Effect on the Company.

(d)  To the Knowledge of the Company, no facts exist that provide a reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as could not reasonably be expected to have a Material Adverse Effect on the Company.

(e)  To the Knowledge of the Company, during and prior to the period of (i) any of the Company’s or its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) any of the Company’s or its Subsidiaries’ participation in the management of any facility or property, or (iii) any of the Company’s or Subsidiaries’ holding of a security interest in Loan Collateral, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as could not reasonably be expected to have a Material Adverse Effect on the Company.

(f)  To the Knowledge of the Company, except as could not reasonably be expected to have a Material Adverse Effect on the Company, there is no asbestos or asbestos-containing material at its or its Subsidiaries’ facilities or properties that is friable, capable of becoming airborne, or in any state or condition which would render the site or building in noncompliance with applicable laws or regulations.

(g)  To the Knowledge of the Company, except as could not reasonably be expected to have a Material Adverse Effect on the Company, there are no above- or underground storage tanks or related equipment (including without limitation pipes and lines) at, on or under any of its or its Subsidiaries’ facilities or properties, and that all such tanks and equipment, if any, previously located thereat, thereon or thereunder have been removed or closed in place in accordance with all applicable laws and regulations, including without limitation the preparation and filing of any required closure certification with the North Carolina Department of Environment and Natural Resources.

4.11  COMPLIANCE WITH LAWS.    Each of the Company and its Subsidiaries has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on, in all Material respects, its business as now conducted, except for those Permits the absence of which could not reasonably be expected to have a Material Adverse Effect on the Company, and there has occurred no Default under any such Permit, other than Defaults that could not reasonably be expected to have a Material Adverse Effect on the Company. None of the Company or its Subsidiaries: (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations that could not reasonably be expected to have a Material Adverse Effect on the Company (provided that this clause (a) shall not apply to Environmental Laws, which are covered in Section 4.10 above); or (b) has received any notification or communication from any agency or department of federal, state, or local Government or any Regulatory Authority or the staff thereof (i) asserting that any of the Company and its Subsidiaries is not in compliance with any of the Laws or Orders that such Governmental Authority or Regulatory Authority enforces, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect on the Company, (ii) threatening to revoke any Permits, except where the revocation of which could not reasonably be expected to have a Material Adverse

Effect on the Company, or (iii) requiring the Company or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any board or directors resolution or similar undertaking that restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

4.12  LABOR RELATIONS.    Neither the Company nor any of its Subsidiaries is the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is any of them a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any of them, pending or, to the Knowledge of the Company, threatened, or to the Knowledge of the Company, is there any activity involving any of the Company’s or its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

4.13  EMPLOYEE BENEFIT PLANS.

(a)  The Company has made available to the Buyer prior to the execution of this Agreement correct and complete copies in each case of all Company Benefits Plans.

(b)  All Company Benefit Plans are in compliance with the applicable terms of ERISA, the Code, and any other applicable Laws, except as could not reasonably be expected to have a Material Adverse Effect on the Company.

(c)  Neither the Company nor any of its Subsidiaries has an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3)and 3(37)(A)). Each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, ever maintained by the Company or its Subsidiaries that was intended to qualify under Section 401(a) of the Code and with respect to which the Company or any of its Subsidiaries has any Liability, is disclosed as such in Section 4.13 of the Company’s Disclosure Schedule.

(d)  The Company has made available to the Buyer prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Company Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Company Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Company Benefit Plan with respect to the three (3) most recent plan years, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

(e)  Each Company ERISA Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and, to the Knowledge of the Company, there is no circumstance that will or could reasonably be expected to result in revocation of any such favorable determination letter or in such Plan’s failure to be so qualified. Each trust created under any Company ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Code and the Company is not aware of any circumstance that will or could reasonably be expected to result in revocation of such exemption. With respect to each such Company Benefit Plan, to the Knowledge of the Company, no event has occurred that will or could reasonably be expected to give rise to a loss of any intended Tax consequences under the Code or to any Tax under Section 511 of the Code that could reasonably be expected to have a Material Adverse Effect on the Company. There is no Material Litigation pending or, to the Knowledge of the Company, threatened relating to any Company ERISA Plan.

(f)  Neither the Company nor any of its Affiliates has engaged in a transaction with respect to any Company Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject the Company or any of its Affiliates to a Material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in amounts that could reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company or any of its Affiliates nor any administrator or fiduciary of any Company Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, that could subject the Company or any of its Affiliates to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability could reasonably be expected to have a Material Adverse Effect on the Company. No oral or written representation or communication with respect to any aspect of the Company Benefit Plans has been made to employees of the Company or any of its Affiliates that is not in accordance with the written or otherwise preexisting terms and provisions of such plans, except where any Liability with respect to such representation or disclosure could not reasonably be expected to have a Material Adverse Effect on the Company.

(g)  Neither the Company nor any of its Affiliates maintains or has ever maintained a Company Pension Plan.

(h)  Neither the Company nor any of its Affiliates has any Material obligation for retiree health and retiree life benefits under any of the Company Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

(i)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves, (i) result in any Material payment (including without limitation severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of the Company or it Affiliates from the Company or any of its Affiliates under any Company Benefit Plan or otherwise, (ii) Materially increase any benefit otherwise payable under any Company Benefit Plan, or (iii) result in any acceleration of the time of any Material payment or vesting of any Material benefit.

4.14  MATERIAL CONTRACTS.    None of the Company or its Subsidiaries, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by the Company or its Subsidiaries or the guarantee by the Company or its Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Reserve or Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-KSB filed by the Company with the SEC as of the date of this Agreement that has not been filed or incorporated by reference as an exhibit to the Company’s Form 10-KSB filed for the fiscal year ended December 31, 2001 (together with all Contracts referred to in Sections 4.8 and 4.13(a) of this Agreement, the “COMPANY CONTRACTS”). With respect to each Company Contract, except as could not reasonably be expected to have a Material Adverse Effect on the Company: (i) the Contract is in full force and effect; (ii) none of the Company or its Subsidiaries is in Default thereunder; (iii) neither the Company nor any of its Subsidiaries has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of the Company, in Default in any respect, or has repudiated or waived any provision thereunder. Except for Federal Reserve and Federal Home Loan Bank advances, all of the indebtedness of the Company and its Subsidiaries for money borrowed (not including deposit Liabilities) is prepayable at any time without penalty or premium.

4.15  LEGAL PROCEEDINGS.    There is no Litigation instituted or pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or against any Asset, employee benefit plan, interest, or right of any of them, except as could not reasonably be expected to have a Material Adverse Effect on the Company, nor are there any Orders of any Regulatory Authorities, other Governmental Authorities, or arbitrators outstanding against the Company or any of its Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Company. There is no Litigation to which the Company or any of its Subsidiaries is a party that names the Company or any of its Subsidiaries as a defendant or cross-defendant and where the maximum exposure is estimated to be $25,000 or more.

4.16  REPORTS.    Since December 31, 1999, or the date of organization if later, each of the Company and its Subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file that could not reasonably be expected to have a Material Adverse Effect on the Company. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied with all applicable Laws, except noncompliance that could not reasonably be expected to have a Material Adverse Effect on the Company.

4.17  REGISTRATION STATEMENT; JOINT PROXY STATEMENT.    Subject to the accuracy of the representations contained in Section 5.10, the information supplied by the Company or its Subsidiaries for inclusion in the registration statement (the “REGISTRATION STATEMENT”) covering the shares of the Buyer’s Stock to be issued pursuant to this Agreement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading. The information supplied by or on behalf of the Company and its Subsidiaries for inclusion in the joint proxy statement/prospectus to be sent to the shareholders of the Company and the Buyer to consider, at special meetings (the “SHAREHOLDER MEETINGS”), the Merger (such proxy statement/prospectus as amended or supplemented is referred to herein as the “JOINT PROXY STATEMENT”) will not, on the date the Joint Proxy Statement is first mailed to shareholders, at the time of each of the Shareholder Meetings and at the Effective Time of the Merger, contain any untrue statement of a Material fact or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time of the Merger any event relating to the Company or its Subsidiaries or any of their Affiliates, officers or directors should be discovered by the Company or its Subsidiaries that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, the Company will promptly inform the Buyer. The Joint Proxy Statement shall comply in all Material respects with the requirements of the Securities Laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by the Buyer and its Subsidiaries and Affiliates that is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Joint Proxy Statement.

4.18  ACCOUNTING, TAX, AND REGULATORY MATTERS.    To the Knowledge of the Company, none of the Company or any of its Subsidiaries has taken or agreed to take any action, that could reasonably be expected to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement.

4.19  STATE TAKEOVER LAWS.    Each of the Company and its Subsidiaries has taken all necessary action to exempt the transactions contemplated by this Agreement from the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act.

4.20  CHARTER PROVISIONS.    Each of the Company and its Subsidiaries has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws, or other governing instruments of any of them or restrict or impair the ability of the Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, the capital stock of the Company or any of its Subsidiaries that may be directly or indirectly acquired or controlled by it.

4.21  RECORDS.    Complete and accurate copies of the articles of incorporation or charter and bylaws of each of the Company and its Subsidiaries have been made available to the Buyer. The stock book of each such Person contains, in all Material respects, complete and accurate records of the record share ownership of the issued and outstanding shares of stock thereof.

4.22  DERIVATIVES.    All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for the account of the Company or its Affiliates or their customers were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counter parties believed to be financially responsible.

4.23  CERTAIN REGULATED BUSINESSES.    Neither the Company nor any of its Subsidiaries is an “investment company” as defined in the Investment Company Act of 1940, as amended, nor is it a “public utility holding company” as defined in the Public Utility Holding Company Act of 1935, as amended.

4.24  COMMISSIONS.    No broker, finder or other Person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby by reason of any action taken by the Company, any of its Subsidiaries or any of the Company’s shareholders.

4.25  OPINION OF FINANCIAL ADVISOR.    The Company has received from The Orr Group, a letter dated the date of this Agreement, to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the holders of the Company Shares is fair to such holders from a financial point of view (the “COMPANY FAIRNESS OPINION”), and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to the Buyer.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth on the Buyer’s Disclosure Schedule dated the date hereof and delivered by the Buyer to the Company (the “BUYER’S DISCLOSURE SCHEDULE”), the Buyer represents and warrants to the Company that the statements contained in this ARTICLE V are correct and complete as of the date of this Agreement.

5.1  ORGANIZATION, STANDING AND POWER.

(a)  The Buyer is a financial holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and/or other applicable Law, and the Buyer Bank is a bank under North Carolina Law. The Buyer Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and subject to dollar limits under such Act, all deposits in the Buyer Bank are fully insured by the FDIC to the extent permitted by Law.

(b)  Each of the Buyer and its Subsidiaries is either a corporation or a bank duly organized, validly existing and in good standing under the Laws of the State of North Carolina, and has the corporate power and authority to carry on, in all Material respects, its businesses as now conducted and to own, lease and operate its Assets. Each of the Buyer and its Subsidiaries is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed except for such jurisdiction, in which the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect on the Buyer.

5.2  AUTHORITY; NO CONFLICTS.

(a)  Subject to required regulatory and shareholder approvals, the Buyer has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Subject to the required regulatory and shareholder approvals, the execution and delivery of and performance of its obligations under this Agreement and the other documents contemplated hereby, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Buyer. This Agreement represents a legal, valid, and binding obligation of the Buyer, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceeding may be brought).

(b)  Neither the execution and delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby, nor compliance by the Buyer with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of the Buyer or any of its Subsidiaries, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of the Buyer or any of its Subsidiaries under, any Contract or Permit of the Buyer or any of its Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer, or (iii) subject to obtaining the requisite Consents referred to in Section 8.1(b) of this Agreement, violate any Law or Order applicable to the Buyer or any of its Subsidiaries or any of their respective Assets.

(c)  Other than in connection or compliance with the provisions of the Securities Laws and applicable banking Laws, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by the Buyer of the Merger and the other transactions contemplated in this Agreement.

5.3  BUYER’S STOCK; SUBSIDIARIES.

(a)  The authorized capital stock of the Buyer consists of 20,000,000 shares of common stock, no par value per share, of which 5,368,980 shares are issued and outstanding as of the date of this Agreement, and except for such shares, there are no shares of capital stock of the Buyer outstanding. The authorized capital stock of the Buyer Bank consists of 20,000,000 shares of common stock, $5.00 par value per share, of which 2,477,651 shares are issued and outstanding as of the date of this Agreement, and except for such shares, there are no shares of capital stock of the Buyer Bank outstanding. The Buyer owns all of the issued and outstanding shares of capital stock of the Buyer Bank and its other Subsidiaries, and no shares of capital stock of the Buyer Bank or such other Subsidiaries are owned by any other Person. Section 5.3 of the Buyer’s Disclosure Schedule lists all of the Buyer’s direct and indirect Subsidiaries other than the Buyer Bank as of the date of this Agreement. The Buyer or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each such Subsidiaries.

(b)  All of the issued and outstanding shares of capital stock of the Buyer and its Subsidiaries are duly and validly issued and outstanding and are fully paid and nonassessable, except to the extent otherwise required by the North Carolina General Statutes 53-42 or other applicable banking Law. Shares of the Buyer’s Stock to be issued hereunder are duly authorized and, upon issuance, will be validly issued and outstanding and fully paid and nonassessable, free and clear of any Liens, pledges or encumbrances. None of the outstanding shares of capital stock of the Buyer or any of its Subsidiaries has been issued in violation of any preemptive rights of the current or past shareholders of such Persons, and none of the shares of the Buyer’s Stock to be issued pursuant to this Agreement will be issued in violation of any preemptive rights of the current or past shareholders of the Buyer.

5.4  SEC FILINGS; BUYER FINANCIAL STATEMENTS.

(a)  The Buyer has filed and made available to the Company all forms, reports, and documents required to be filed by the Buyer with the SEC pursuant to the Securities and Exchange Act of 1934 since December 31,

1999 (collectively, the “BUYER SEC REPORTS”). The Buyer SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the Securities Laws, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in light of the circumstances under which they were made, not misleading. None of the Buyer’s Subsidiaries is required to file any forms, reports, or other documents with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934.

(b)  Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer SEC Reports, including any Buyer SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of the Buyer and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be Material in amount or effect (except as may be indicated in such financial statements or notes thereto).

5.5  ABSENCE OF UNDISCLOSED LIABILITIES.    Neither the Buyer nor any of its Subsidiaries has any Liabilities that could reasonably be expected to have a Material Adverse Effect on the Buyer, except Liabilities that are accrued or reserved against in the consolidated balance sheets of the Buyer as of December 31, 2001, included in the Buyer Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to December 31, 2001. Neither the Buyer nor any of its Subsidiaries has incurred or paid any Liability since December 31, 2001, except for (a) such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and (b) Liabilities that could not reasonably be expected to have a Material Adverse Effect on the Buyer.

5.6  ABSENCE OF CERTAIN CHANGES OR EVENTS.    Since December 31 2001, (i) there have been no events, changes, or occurrences that have had, or could reasonably be expected to have, a Material Adverse Effect on the Buyer, and (ii) each of the Buyer and its Subsidiaries has conducted, in all Material respects, its respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

5.7  TAX MATTERS.

(a)  All Tax Returns required to be filed by or on behalf of any of the Buyer and its Subsidiaries have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2001, and, to the Knowledge of the Buyer, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination Litigation or deficiency or refund Litigation with respect to any Taxes that could reasonably be expected to have a Material Adverse Effect on the Buyer, except to the extent reserved against in the Buyer Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities for Taxes due with respect to completed and settled examinations or concluded Litigation have been paid.

(b)  None of the Buyer or its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c)  Adequate provision for any Material Taxes due or to become due for any of the Buyer or its Subsidiaries for the period or periods through and including the date of the respective Buyer Financial Statements has been made and is reflected on such Buyer Financial Statements.

5.8  LEGAL PROCEEDINGS.    There is no Litigation instituted or pending, or, to the Knowledge of the Buyer, threatened against the Buyer or any of its Subsidiaries, or against any Asset, employee benefit plan, interest, or right of any of them, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer, nor are there any Orders of any Regulatory Authorities, other Governmental Authorities, or arbitrators outstanding against the Buyer or any of its Subsidiaries, except as could not reasonably be expected to have a Material Adverse Effect on the Buyer. There is no Litigation to which the Buyer or any of its Subsidiaries is a party that names the Buyer or any of its Subsidiaries as a defendant or cross-defendant and where the maximum exposure is estimated to be $25,000 or more.

5.9  REPORTS.    Since December 31, 1999, or the date of organization if later, each of the Buyer and its Subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file that could not reasonably be expected to have a Material Adverse Effect on the Buyer. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied with all applicable Laws, except noncompliance that could not reasonably be expected to have a Material Adverse Effect on the Buyer.

5.10  REGISTRATION STATEMENT; JOINT PROXY STATEMENT.    Subject to the accuracy of the representations contained in Section 4.17, the information supplied by the Buyer and its Subsidiaries for inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading. The information supplied by the Buyer and its Subsidiaries for inclusion in the Joint Proxy Statement will not, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders, at the time each of the Shareholder Meetings and at the Effective Time of the Merger, contain any untrue statement of a Material fact or omit to state any Material fact necessary to make the statements therein, in light of circumstances under which they were made, not misleading. If at any time prior to the Effective Time of the Merger any event relating to the Buyer or the Buyer Bank or any of their Affiliates, officers or directors should be discovered by the Buyer or any of its Subsidiaries that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, the Buyer or the Buyer Bank will promptly inform the Company. The Joint Proxy Statement shall comply in all Material respects with the requirements of the Securities Laws. Notwithstanding the foregoing, the Buyer makes no representation or warranty with respect to any information supplied by the Company and its Subsidiaries that is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Joint Proxy Statement.

5.11  ACCOUNTING, TAX, AND REGULATORY MATTERS.    To the Knowledge of the Buyer, none of the Buyer or any of its Subsidiaries has taken or agreed to take any action, that could reasonably be expected to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement.

5.12  DERIVATIVES.    All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for the account of the Buyer or its Affiliates or their customers were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counter parties believed to be financially responsible.

5.13  COMMISSIONS.    No broker, finder or other Person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby by reason of any action taken by the Buyer, any of its Subsidiaries or any of the Buyer’s shareholders.

5.14  OPINION OF FINANCIAL ADVISOR.    The Buyer has received from Trident Securities, a division of McDonald Investments, Inc., a letter dated effective the date of this Agreement, to the effect that, as of the date of this Agreement, the terms of the Merger, including the Merger Consideration, are fair, from a financial point of view, to Buyer and its shareholders (the “BUYER FAIRNESS OPINION”), and a complete and correct copy of such signed opinion has been, or promptly upon receipt thereof will be, delivered to the Company.

ARTICLE VI

COVENANTS

6.1  COVENANTS OF THE COMPANY.

(a)  Ordinary Conduct of Business.    Except as otherwise expressly permitted by this Agreement, the Company will, and will cause its Subsidiaries (including the Company Bank) to, from the date of this Agreement to the Closing, conduct its business in the ordinary course in substantially the same manner as presently conducted and make reasonable commercial efforts consistent with past practices to preserve its relationships with other Persons. Additionally, except as otherwise contemplated by this Agreement or as set forth on Section 6.1(a) of the Company’s Disclosure Schedule, the Company will not, and it will not permit its Subsidiaries (including the Company Bank) to, do any of the following without the prior written consent of the Buyer:

(i)  amend its governing documents;

(ii)  authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any stock or stock options or other equity equivalents of any class or any other of its securities (other than the issuance of any Company Shares pursuant to the exercise of options set forth on Section 4.3 of the Company’s Disclosure Schedule), or amend any of the terms of any securities outstanding as of the date hereof;

(iii)  (A)  split, combine or reclassify any shares of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or (C) redeem or otherwise acquire any of its securities;

(iv)  (A)  incur or assume any long-term debt or issue any long-term debt securities, other than advances from the Federal Home Loan Bank having a maturity of one year or less, certificates of deposit and repurchase agreements with respect to instruments sold by the Company or its Subsidiaries, all in the ordinary course of business, or, except under existing lines of credit and in amounts not Material to it, incur or assume any short-term debt other than in the ordinary course of business, (B) other than in the ordinary course of business consistent with past practice assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course and consistent with past practice up to an amount with respect to any borrower or guarantor that would not result in the credit exposure to such borrower or guarantor increasing by more than $750,000, pledge or otherwise encumber shares of its capital stock, or (D) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon, other than Liens permitted by the proviso clause in the definition of Liens and Liens created or existing in the ordinary course of business consistent with past practice;

(v)  except as required by Law or as contemplated herein, adopt or amend any Benefit Plan;

(vi)  grant to any director or executive officer or employee any stock options or increase in his or her compensation (except compensation increases for employees who are vice presidents or below in the ordinary course of business consistent with past practice) or pay or agree to pay to any such Person other than in the ordinary course of business any bonus, severance or termination payment, specifically including any such payment that becomes payable upon the termination of such Person by it or Buyer after the Closing;

(vii)  enter into or amend any employment Contract;

(viii)  acquire, sell, lease or dispose of any assets outside the ordinary course of business, or any other assets that in the aggregate are Material to it, or acquire any Person (or division thereof), any equity interest therein or the assets thereof outside the ordinary course of business;

(ix)  change or modify any of the accounting principles or practices used by it or revalue in any Material respect any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices or as required by GAAP or any Regulatory Authority;

(x)  (A)  enter into, cancel or modify any Contract (other than loans, advances, capital contributions or investments permitted by subclause (iv)(C) of this Section 6.1) other than in the ordinary course of business consistent with past practices, but not in any event involving an amount in excess of $10,000; (B) authorize or make any capital expenditure or expenditures (other than expenditures for maintenance, repair and replacement of Company Assets), that, individually or in the aggregate, are in excess of $10,000; or (C) enter into or amend any Contract with respect to any of the foregoing;

(xi)  pay, discharge or satisfy, cancel, waive or modify any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in or contemplated by the Company Financial Statements, or incurred in the ordinary course of business consistent with past practices;

(xii)  settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

(xiii)  take, or agree in writing or otherwise to take, any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or result in any of the conditions set forth in this Agreement not being satisfied; or

(xiv) agree, whether in writing or otherwise, to do any of the foregoing.

(b)  Consents.    The Company will exercise its best efforts to obtain such Consents as may be necessary or desirable for the consummation of the transactions contemplated hereby from the appropriate parties to those Contracts listed on Section 4.2 of the Company’s Disclosure Schedule such that such Contracts shall survive the Merger and not be breached thereby.

(c)  Acquisition Proposals.    Any offer or proposal by any Person or group concerning any tender or exchange offer, proposal for a merger, share exchange, recapitalization, consolidation or other business combination involving the Company or any of its Subsidiaries or divisions of any of the foregoing, or any proposal or offer to acquire in any manner, directly or indirectly, more than a thirty percent (30%) equity interest in, or more than thirty percent (30%) of the consolidated assets of, the Company and its Subsidiaries, other than pursuant to the transactions contemplated by this Agreement, is hereby defined as an “ACQUISITION PROPOSAL”. The Company shall not, and shall not permit any of its Subsidiaries to, permit any of their respective officers, directors, affiliates, representatives or agents to, directly or indirectly, (a) take any action to solicit, initiate or encourage any Acquisition Proposal, or (b) participate in any discussions or negotiations with or encourage any effort or attempt by any other Person or take any other action to facilitate an Acquisition Proposal. From and after the date hereof, the Company and its Subsidiaries shall and shall cause all of their respective officers, directors, employees, investment bankers, attorneys and other advisors and representatives to cease doing any of the foregoing. Notwithstanding the foregoing, the Company or any such Persons may, directly or indirectly, subject to a confidentiality agreement containing customary terms, furnish to any party information and access in response to a request for information or access made incident to an unsolicited written Acquisition Proposal setting forth a Superior Proposal made after the date hereof and may participate in discussions and negotiate with such party concerning any written Superior Proposal made after the date hereof, not recommend shareholder approval of the Merger and promptly terminate this Agreement as provided in Section 9.1(f) (provided that neither the Company nor any such Person, after the date hereof, solicited, initiated or encouraged such Acquisition Proposal) (prompt termination of this Agreement in accordance with Section 9.1(f) shall be required if the Board of Directors does not recommend shareholder approval in accordance with this provision), if the board of directors of the Company shall have determined in its good faith judgment based upon the written opinion of outside counsel reasonably acceptable to the Buyer (which shall in any event include Kennedy Covington Lobdell & Hickman, L.L.P.) that failing to take such action would violate the directors’ fiduciary duties under applicable law. The board of directors of the Company shall notify the Buyer immediately of any inquiries or Acquisition Proposals received by, any such information requested from, and any requests for negotiations or discussion sought to be initiated or continued with the Company and shall in such notice indicate in reasonable detail the identity of the offeror and the terms and conditions of such inquiry, Acquisition Proposal, information request, negotiations or discussions and shall keep the Buyer promptly advised of all Material developments that could culminate in the board of directors withdrawing, modifying or amending its recommendation of the Merger and the other transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries shall waive or modify any provisions contained in any confidentiality agreement entered into relating to a possible acquisition (whether by merger, stock purchase, asset purchase or otherwise) or recapitalization of the Company or any of its Affiliates.

(d)  Shareholder Approval.    Subject to Section 6.1(c), the Company will, at the earliest practicable date, hold a meeting of its shareholders for the purpose of approving the Merger (the “COMPANY SHAREHOLDERS MEETING”). In connection with the Company Shareholders Meeting, subject to Section 6.1(c), the Company’s board of directors will recommend to the Company’s shareholders such approval.

(e)  Loan Loss Reserve.    To the extent permitted by GAAP, regulatory accounting requirements and other applicable Laws, immediately prior to the Effective Time of the Merger, the Company shall increase its loan loss reserve to an amount satisfactory to Buyer in its reasonable discretion, provided, however, that such action by the Company shall not be deemed a default by the Company of any provision of this Agreement.

(f)  Expenses Prior to Effective Time.    To the extent permitted by GAAP, regulatory accounting requirements and other applicable Laws, the Company shall establish accruals, or make payments for fees, costs and other expenses incurred in connection with the Merger and other expenses and fees incurred by the Company and the Company Bank immediately prior to the Effective Time of the Merger. Such action by the Company shall not be deemed a default hereunder.

6.2  COVENANTS OF THE BUYER.

(a)  Reservation of Shares of the Buyer’s Stock.    The Buyer shall reserve for issuance a sufficient number of shares of the Buyer’s Stock to cover the issuances of such stock required hereby.

(b)  Directors.

(i)  As soon as reasonably practicable after the Effective Time of the Merger, the Buyer shall use its reasonable best efforts to cause Carl H. Ricker, Jr. to be elected or appointed as a member of the board of directors of the Buyer, conditional upon obtaining any necessary regulatory approvals. Buyer shall include such designated individual as a candidate for election as a director and recommend and solicit proxies for his election at its next annual meeting of shareholders. After such meeting, such designated Person shall be subject to the same nomination and election procedures as the other directors on the board of the Buyer.

(ii)  Subsequent to the Merger, if and when a merger between the Company Bank and the Buyer Bank is effected with the Buyer Bank as the surviving corporation, the Buyer shall cause Carl H. Ricker, Jr. to be elected or appointed as a member of the board of directors of the Buyer Bank, but conditional upon any necessary regulatory approvals. After the initial appointment or election of such designated Person, such Person shall be subject to the same nomination and election procedures as the other directors of the Buyer Bank’s board of directors.

(iii)  For service on the Company’s board of directors and Company Bank’s board of directors and for all board (including advisory board) and committee services provided to the Company and Company Bank during the period from January 1, 2002 through December 31, 2002 and in lieu of the options that would have been issuable pursuant to the Company’s Non-Employee Director Stock Option Plan (the “COMPANY DIRECTOR STOCK PLAN”) and any other payments in consideration for such service, the members of the Company’s board of directors shall at the Effective Time of the Merger be paid an aggregate of $46,000 with the portion of such aggregate amount allocable to each such board member to be determined based on the total number of Company and Company Bank board and committee meetings attended by such director during the period from January 1, 2002 through the Closing Date that would have been taken into account in determining the options issuable under the Company Director Stock Plan for 2002. Notwithstanding any provision in the Company Director Stock Plan to the contrary, the payments made under this subsection shall constitute the sole compensation (excluding reimbursed expenses) payable to such directors for serving on the board of directors (including advisory boards) and all board committees of the Company and the Company Bank during the period from January 1, 2002 through December 31, 2002, and, effective as of the Effective Time, the Company Director Stock Plan shall be deemed amended to the extent necessary to effect the foregoing.

(iv)  The Buyer shall form one or two advisory boards (in Buyer’s discretion) for the Asheville and Hickory, North Carolina markets and shall offer to each member of the Company’s Board of Directors (other than the member elected or appointed to Buyer’s and/or Buyer Bank’s board of directors) at the Effective Time of the Merger membership or emeritus status on such advisory board(s). Beginning with service during calendar year 2003, the members of such advisory board(s) shall receive such fees as are determined by the Buyer, which fees shall be reasonably consistent with those paid to Buyer’s other advisory board members.

(c)  Employees.

(i)  Except as covered by the Employment Agreements, any and all of the Company’s and its Subsidiaries’ employees (“COMPANY EMPLOYEES”) will be employed on an “at-will” basis by the Buyer or the Buyer Bank, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such Person to obligate the Buyer or any Affiliate thereof to employ any such Person for any specific period of time or in any specific position, or to restrict the Buyer’s or any of its Affiliates’ right to terminate the employment of any such Person at any time and for any reason satisfactory to it.

(ii)  Such Company Employees who continue employment with the Buyer or any of its Affiliates will be eligible for benefits consistent with those of existing employees of the Buyer or such Affiliate, with credit for past service with the Company or the Company Bank for purposes of participation, eligibility and vesting (including with respect to any amounts to be contributed by the Buyer or one of its Affiliates or amounts that will vest under any Buyer Benefit Plan, but not including the calculation of any other benefit accrual); provided, however, that any such continuing employee will not be subject to any exclusion or penalty for pre-existing conditions that were covered under the Company’s or any of its Subsidiaries’ medical plans as of the Closing Date or any waiting period relating to coverage under the Buyer’s or any of its Affiliates’ medical plans. There shall be no waiting periods applicable to any such Company Employees to participate in such benefits (including applicable insurance benefits).

(iii)  The Buyer or one of its Affiliates shall honor any and all vacation accrued by the Company Employees and the Company Bank and any sick leave up to 90 days, and any such Company Employee who is not retained for employment by the Buyer shall be paid for all accrued but unused vacation as of the date of termination of employment.

(iv)  If any Company Employee at the Effective Time of the Merger is terminated by the Buyer within one year after the Effective Time of the Merger, for any reason other than Cause, death or disability, or if any such employee shall terminate his employment after being required and not agreeing to relocate his or her principal work location outside of the county of his or her current principal work location or having his or her base compensation (excluding benefits) Materially reduced and within one year after the Effective

Time of the Merger, such Company Employee shall receive severance pay equal to two week’s pay at his or her current salary for each year of consecutive service to the Company, the Company Bank and/or the Buyer, provided, however that such severance pay shall not be less than four (4) weeks pay and not more than twenty-six (26) weeks pay and provided, further, that neither any Company Employee who is a party to an Employment Agreement nor any Company Employee eligible for retirement who is eligible for participation in the Buyer’s retirement plan at the time of termination shall receive such severance pay.

(v)  401(k) Plan.    The Company’s 401(k) Plan will be merged into Buyer’s 401(k) Plan as soon as practicable after the Effective Time in accordance with applicable Law. The Buyer agrees to use its best efforts to minimize the amount of any deferred sales charges payable in respect of assets held in the Company’s 401(k) Plan in connection with such merger and, so long as it is permitted under applicable Law and can be done without adverse tax consequences to Buyer or its 401(k) Plan, to (i) contribute up to $15,000 to the Company’s 401(k) Plan to reimburse the participants for any such charges that are incurred in connection with such merger (ii) pay up to $15,000 to the appropriate asset managers or other parties for a waiver of such deferred sales charges or (iii) take such other action as may minimize or avoid such deferred sales charges that does not require Buyer to pay more than $15,000. Participants in Company’s 401(k) Plan will automatically become participants in Buyer’s 401(k) Plan and will automatically be vested in their benefits.

(d)  Directors’ and Officers’ Insurance and Indemnification.

(i)  At its option, the Company may obtain or require the Buyer to obtain and maintain, or cause the Buyer Bank to obtain and maintain, in effect for three years from the Closing Date, if available, the current directors’ and officers’ liability insurance policies maintained by the Company or substitute policies of at least the same coverage containing terms and conditions that are not taken as a whole Materially less favorable to the insured with respect to matters occurring prior to the Effective Time of the Merger. Such insurance shall cover all Persons and entities who are currently covered by the Company’s existing director’s and officers’ liability policy (including all existing directors and officers of the Company and its Subsidiaries) and shall include coverage for matters occurring prior to the Effective Time of the Merger.

(ii)  From and after the Effective Time of the Merger, the Buyer shall, or shall cause the Buyer Bank to, indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time of the Merger, an officer or director of the Company or any of its Subsidiaries (the “INDEMNIFIED PARTIES”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Buyer, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “CLAIM”), in which an Indemnified Person is, or is threatened to be made, a party or witness arising in whole or in part out of the fact that such Person is or was a director, officer or employee of the Company or any of its Subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring before the Effective Time (including without limitation the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, at or after the Effective Time of the Merger (the “INDEMNIFIED LIABILITIES”), to the fullest extent permitted by applicable Law in effect as of the date hereof or as amended applicable to a time before the Effective Time. Any Indemnified Person wishing to claim indemnification under this Section 6.2(d)(ii), upon learning of any Claim, shall notify the Buyer (but the failure so to so notify shall not relieve the Buyer or the Buyer Bank from any liability that it may have under this Section 6.2(d)(ii), except to the extent such failure Materially prejudices the Buyer or its Subsidiaries). In the event of any such Claim, whether arising before, on or after the Effective Time of the Merger, (1) the Buyer shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption, the Buyer shall not be liable to any Indemnified Person for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Person in connection with the defense therefor, except that if the Buyer elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues that raise conflicts of interest between the Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and the Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) the Buyer shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties (unless counsel for one or more Indemnified Parties advises his or her client that a conflict exists between his or her client and one or more other Indemnified Parties, in which event the fees and expenses of such counsel shall also be paid by the Buyer) whose reasonable fees and expenses shall be paid promptly as statements are received, (3) the Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4) the Buyer shall have no obligation hereunder to any Indemnified Person when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by applicable Law (it being acknowledged by the parties hereto that in the event of any good faith dispute about the lawfulness of such indemnification, the Buyer or the Buyer Bank may place the amounts at issue in escrow pending the final and nonappealable determination of such dispute). The obligations of the Buyer and the Buyer Bank pursuant to this Section 6.2(d) are intended to be enforceable against the Buyer and the Buyer Bank directly by the Indemnified Parties. The indemnification provided herein shall be in addition to any indemnification rights that any Indemnified Parties may have by Law, pursuant to the articles of incorporation or bylaws of the Company or any of its Subsidiaries or pursuant to the terms of any employee benefit plan or trust for which any Indemnified Party serves as a fiduciary.

(e)  Shareholder Approval.    The Buyer will, at the earliest practicable date, hold a meeting of its shareholders for the purpose of approving the Merger (the “BUYER SHAREHOLDERS MEETING”). In connection with the Buyer Shareholders Meeting, the Buyer’s board of directors will recommend to the Buyer’s shareholders such approval.

6.3  COVENANTS OF BOTH PARTIES TO THE AGREEMENT.

(a)  Reorganization for Tax Purposes.    Each of the parties hereto undertakes and agrees to use its reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that it will not intentionally take any action that would cause the Merger to fail to so qualify.

(b)  Notification.    Each of the parties hereto agrees to notify promptly the other party hereto of any event, fact, or other circumstance arising after the date hereof that would have caused any representation or warranty herein, including, in the case of the Company, any information on any schedule hereto, to be untrue or misleading had such event, fact, or circumstance arisen prior to the execution of this Agreement. The parties hereto will exercise their reasonable best efforts to ensure that no such events, facts, or other circumstances occur, come to pass, or become true.

(c)  Consummation of Agreement.    Subject to Section 6.1(c), the parties hereto each agree to use their reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by them under this Agreement so that the transactions contemplated hereby shall be consummated. Except for events that are the subject of specific provisions of this Agreement, if any event should occur, either within or outside the control of the Company, or the Buyer, that would Materially delay or prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, each party will notify the others of any such event and, subject to Section 6.1(c), the parties will use their reasonable, diligent and good faith efforts to cure or minimize the same as expeditiously as possible. Subject to Section 6.1(c), each party hereto shall use its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement and to assist in the procuring or providing of all documents that must be procured or provided pursuant to the provisions hereof. Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 6.1(c), none of the parties hereto will take any action that would (i) Materially affect or delay receipt of the approvals contemplated in Section 8.1(b) from the Regulatory

Authorities, or (ii) Materially adversely affect or delay its ability to perform its covenants and agreements made pursuant to this Agreement.

(d)  Corporate Action.    Subject to the terms and conditions hereof (including Section 6.1(c)), each of the parties hereto shall, and each of them shall cause their Subsidiaries to, take all corporate action, including the recommendation of the Merger by their respective boards of directors to their respective shareholders, and use each of their best efforts to cause all shareholder action to be taken, necessary to consummate and give effect to the Merger.

(e)  Maintenance of Corporate Existence.    Each of the parties hereto shall, and each of them shall cause their Subsidiaries to, maintain in full force and effect their respective corporate or legal existences.

(f)  Applications and Reports.    The Buyer shall prepare and file as soon as reasonably practical after the date of this Agreement, and the Company shall cooperate in the preparation and, where appropriate, filing of, all applications, reports and statements with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Buyer shall use its commercially reasonable efforts to obtain the requisite Consents of all Regulatory Authorities as soon as practicable after the filing of the appropriate applications. The Buyer will promptly furnish to the Company copies of applications filed with all Regulatory Authorities and copies of Material written communications received by the Buyer from any Regulatory Authorities with respect to the transactions contemplated hereby.

(g)  Registration Statement and Joint Proxy Statement.    As soon as reasonably practicable after the execution of the Agreement and after the furnishing by the Company and the Company Bank of all information required to be contained therein, the Buyer shall file with the SEC the Registration Statement on Form S-4 (or on such other form as shall be appropriate), which shall contain the Joint Proxy Statement. The Buyer and the Company shall each use their reasonable best efforts to cause the Joint Proxy Statement to comply in all Material respects with the requirements of the Securities Laws and the rules and regulations thereunder. The Buyer and the Company shall each use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable and take any action required to be taken under applicable state securities laws in connection with the issuance of the shares of Buyer’s Stock upon consummation of the Merger. Subject to Section 6.1(c), the Joint Proxy Statement shall include the recommendation of the Boards of Directors of the Company and the Buyer in favor of the Merger.

(h)  Affiliates; Restrictive Legend.    The Buyer will give stop transfer instructions to its transfer agent with respect to any Buyer Stock issued to “affiliates”, as such term is used in Rule 145 under the Securities Act of 1933, of the Company or Company Bank in connection with the Merger and there will be placed on the certificates representing such Buyer Stock, or any substitution therefor, a legend stating in substance:

“The shares represented by this certificate may not be sold, transferred or otherwise disposed of except or unless (1) covered by an effective registration statement under the Securities Act of 1933, as amended, or an exemption therefrom, (2) in accordance with (i) Rule 145(d) (in the case of shares issued to an individual who is not an affiliate of Capital Bank Corporation) or (ii) Rule 144 (in the case of shares issued to an individual who is an affiliate of Capital Bank Corporation) of the Rules and Regulations of such Act, or (3) in accordance with a legal opinion satisfactory to counsel for CBC that such sale or transfer is otherwise exempt from the registration requirements of such Act. For avoidance of doubt, it is understood that a legal opinion is neither required by law nor this legend and it shall be in Capital Bank Corporation’s sole discretion whether or not to require that a legal opinion be delivered to it prior to any such, transfer or other disposition.”

(i)  Closing.    Subject to the terms and conditions hereof (including Section 6.1(c)), the parties hereto shall use their reasonable best efforts to consummate the Closing within 30 days after all conditions to the Closing have been satisfied.

6.4  NON-COMPETITION.    Each of Hurshell H. Keener and Carl H. Ricker, Jr. (each a “RESTRICTED DIRECTOR”) agrees, in partial consideration for the performance by the Buyer of the transactions contemplated by this Agreement and in recognition of the fact that such transactions reflect the acquisition for value by the Buyer of the Company (including all shares of capital stock of the Company held by the Restricted Directors, each of whom is a shareholder of the Company) and its rights, assets and liabilities, that such Restricted Director shall not, without the Buyer’s written consent, from the Effective Time until the second anniversary of the Effective Time:

(a)  directly or indirectly, as an officer, director, shareholder, owner, employee, consultant or otherwise, become or be interested in or associated with, work for and/or assist any other banking company or proposed banking company that has an office in Buncombe or Catawba County, North Carolina. For purposes of this subsection (a), direct or indirect ownership of not more than one percent (1%) of the issued and outstanding stock of a corporation, the shares of which are publicly traded, shall not be deemed to be a violation of the preceding sentence, nor shall direct or indirect ownership interests of such stock to the extent such interests exist on the date of this Agreement plus up to an additional one percent (1%) of the stock of the same corporation or its successor acquired after the date of this Agreement be deemed to be a violation of the preceding sentence;

(b)  directly or indirectly, solicit, interfere with the Buyer’s relationships with or entice away from the Buyer any customer, supplier, Person, firm or corporation who or which currently does, or has, at any time during the one (1) year immediately preceding the Effective Time or the period beginning at the Effective Time and ending on the second anniversary of the Effective Time, done business with the Company, or offer employment to or procure employment for any Person who currently does, or has, at any time during the one (1) year immediately preceding the Effective Time or the period beginning at the Effective Time and ending on the second anniversary of the Effective Time, been employed by the Company; or

(c)  use for any competitive purpose or knowingly divulge, directly or indirectly, to any entity or Person, any Confidential Information concerning the Company. If a Restricted Director believes that a disclosure of Disclosable Information is required by law, such Restricted Director shall give the Buyer such prior notice of the disclosure, and such opportunity to limit or contest, at its own expense, the requirement for such disclosure as may be reasonably available under the circumstances.

It is the desire and intent of the parties to this Agreement that the provisions of this Section 6.4 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought, and shall survive the Closing. If any particular provisions or portion of this Section 6.4 shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made.

The parties recognize that the performance of the obligations under this Section 6.4 by each of the Restricted Directors is special, unique and extraordinary in character, and that in the event of the breach by any Restricted Director of the terms and conditions of this Section 6.4 to be performed, the Buyer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Section 6.4, to enforce the specific performance thereof by such Restricted Director or to enjoin such Restricted Director from performing services for any such other Person, firm or corporation.

For purposes of this Section 6.4 only, the term “Buyer” shall include the Buyer and all Affiliates of the Buyer, and the term “Company” shall include the Company and all Affiliates of the Company. If this Agreement is terminated prior to the Effective Time this Section 6.4 shall be of no further force or effect.

6.5  VOTING AGREEMENT.    Each Restricted Director and J. Edgar McFarland (“MCFARLAND”) hereby revokes any and all previous proxies with respect to the Company Shares owned by such Person

(“DIRECTOR SHARES”) and irrevocably agrees to vote and otherwise act (including pursuant to written consent) with respect to all of the Restricted Director Shares, for the approval and the adoption of this Agreement all agreements related to the Merger and any actions related thereto, and against any proposal or transaction which could prevent or delay the consummation of the transactions contemplated by this Agreement, at any meeting or meetings of the shareholders of the Company, and at any adjournment, postponement or continuation thereof, at which this Agreement and the other related agreements, or such other actions are submitted for the consideration and vote of the shareholders of the Company. The foregoing shall remain in effect with respect to the Restricted Director Shares until the termination of this Agreement. Each Restricted Director and McFarland hereby agrees to execute such additional documents as the Buyer may reasonably request to effectuate the foregoing. The Restricted Directors and McFarland do not make any agreement pursuant to this Section 6.5 as an officer or director of the Company; rather, for purposes of this Section 6.5, each Restricted Director and McFarland signs solely in his or her capacity as a record holder and beneficial owner of the Restricted Director Shares, and nothing herein shall limit or affect any actions taken in his capacity as a director of the Company, including without limitation the exercise of his duties as a director.

ARTICLE VII

DISCLOSURE OF ADDITIONAL INFORMATION

7.1  ACCESS TO INFORMATION.    Prior to the Closing Date, the parties hereto shall, and shall cause each of their Affiliates to:

(a)  give the other and its authorized representatives reasonable access, during normal business hours and upon reasonable notice, to its books, records, offices and other facilities and properties; and

(b)  furnish the other with such financial and operating data and other information with respect to its business, condition (financial or otherwise) and properties, as it may reasonably request.

7.2  ACCESS TO PREMISES.    Prior to Closing, the Company shall, and shall cause its Subsidiaries to, give the Buyer and its authorized representatives reasonable access to all of the Company’s and its Subsidiaries’ Real Property for the purpose of inspecting such property.

7.3  CONFIDENTIALITY.    Prior to Closing, except as otherwise required by Law or provided in Section 7.4, each of parties hereto shall not, and shall not permit its Affiliates to, and each shall use its best efforts to cause its and its Affiliates’ respective employees, lenders, accountants, representatives, agents, consultants and advisors not to, discuss or disclose, or use for any purpose other than the transactions contemplated hereby, the subject matter or transactions contemplated by this Agreement or any Confidential Information of the other party. For purposes of this Section, “CONFIDENTIAL INFORMATION” means any information about the disclosing party furnished to the receiving party or its representatives by the disclosing party or its representatives, unless (a) such information is already known to the receiving party or its representatives or to others not bound by a duty of confidentiality at the time it is furnished to the receiving party or such information becomes publicly available through no fault of the receiving party or its representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent necessary or desirable for the consummation of the transactions contemplated hereby or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings to enforce the receiving party’s rights hereunder. If a receiving party believes that a disclosure of information that would be Confidential Information but for the exception contained in the foregoing clause (c) (“DISCLOSABLE INFORMATION”) is required by law, such receiving party shall give the disclosing party such prior notice of the disclosure, and such opportunity to limit or contest, at its own expense, the requirement for such disclosure as may be reasonably available under the circumstances.

7.4  PUBLICITY.    Without the prior consent of the other party, no party hereto shall issue any news release or other public announcement or disclosure, or any general public announcement to its employees, suppliers or customers, regarding this Agreement or the transactions contemplated hereby, except as may be required by Law, but in which case the disclosing party shall provide the other party hereto with reasonable advance notice of the timing and substance of any such disclosure.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1  MUTUAL CONDITIONS.    The respective obligations of each party hereto to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by all parties hereto pursuant to Section 10.4 of this Agreement:

(a)  Adverse Proceedings.    Neither the Company, the Company Bank, the Buyer, the Buyer Bank nor any shareholder of any of the foregoing shall be subject to any order, decree or injunction of a court of competent jurisdiction that enjoins or prohibits the consummation of this Agreement or the Merger, and no Governmental Authority shall have instituted a suit or proceeding that is then pending and seeks to enjoin or prohibit the transactions contemplated hereby. Any party who is subject to any such order, decree or injunction or the subject of any such suit or proceeding shall take any reasonable steps within that party’s control to cause any such order, decree or injunction to be modified so as to permit the Closing and to cause any such suit or proceeding to be dismissed.

(b)  Regulatory Approvals.    All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No such Consent obtained from any Regulatory Authority shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) not reasonably anticipated as of the date of this Agreement that in the reasonable judgment of the Board of Directors of the Buyer or the Company would so Materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement that had such condition or requirement been known, such party would not have entered into this Agreement.

(c)  Consents and Approvals.    Each party hereto shall have obtained any and all Consents required for consummation of the Merger or for the preventing of any Default under any Contract or Permit of such Person, including those Consents listed on Section 4.2 of the Company’s Disclosure Schedule, except to the extent that the failure to obtain such any such Consents would not, individually or in the aggregate result in a Material Adverse Effect on such Person.

(d)  Effectiveness of Registration Statement.    The Registration Statement filed with the SEC covering the shares of the Buyer’s Stock to be issued pursuant hereto shall have been declared effective by the SEC, and no stop order suspending such effectiveness shall have been initiated or, to the Knowledge of the Buyer, threatened by the SEC.

(e)  Approval.    The Company’s and the Buyer’s shareholders shall have approved this Agreement, the Plan of Merger and the Merger in accordance with applicable law.

(f)  Tax Opinion.    On the basis of facts, representations and assumptions that shall be consistent with the state of facts existing at the Closing Date, the Buyer and the Company shall have received an opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. or another reputable tax advisor reasonably acceptable in form and substance to each of them dated as of the Closing Date, substantially to the effect that, for federal income tax purposes: (i) the Merger, when consummated in accordance with the terms hereof, will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by the Buyer or the Company by reason of the Merger, (iii) the exchange or cancellation of Company Shares in the

Merger will not give rise to recognition of gain for federal income tax purposes to the shareholders of the Company to the extent such shareholders receive Buyer’s Stock in exchange for their Company Shares, (iv) shareholders of the Company who have a loss on their Company Shares will not recognize any loss by reason of the Merger, (v) the basis of the Buyer’s Stock to be received by a shareholder of the Company will be the same as the basis of the stock of the Company surrendered in connection with the Merger, and (vi) the holding period of the shares of the Buyer’s Stock to be received by a shareholder of the Company will include the period during which the shareholder held the Company Shares surrendered in connection with the Merger, provided that the Company Shares surrendered in connection with the Merger are held as a capital asset at the Effective Time of such Merger. Each of the Buyer and the Company shall provide a letter to the tax advisor setting forth such facts, assumptions and representations as may be reasonably requested by the tax advisor and on which such tax advisor may rely in rendering its opinion.

(g)  Nasdaq Listing.    As of the Effective Time, the Buyer shall have satisfied all requirements in order for the shares of the Buyer’s Stock to be issued to shareholders of the Company in connection with the Merger to be listed on the Nasdaq National Market System as of the Effective Time.

8.2  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY.    The obligation of the Company to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, unless waived by such parties pursuant to Section 10.4 of this Agreement:

(a)  All representations and warranties of the Buyer contained in this Agreement shall be true and correct in all Material respects as of the Closing Date as though made as of such date (except for representations and warranties that are made as of a specific date). The Buyer shall have performed and complied in all Material respects with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

(b)   All documents required to have been executed and delivered by the Buyer to the Company at or prior to the Closing shall have been so executed and delivered, whether or not such documents have been or will be executed and delivered by the other parties contemplated thereby.

(c)  The Company shall have received an opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., counsel to the Buyer, dated as of the Closing Date, substantially in the form attached hereto as EXHIBIT B.

(d)  As of the Closing Date, the Company shall have received the following documents with respect to the Buyer:

(i)  a true and complete copy of its articles of incorporation and all amendments thereto, certified by the jurisdiction of its incorporation as of a recent date;

(ii)  a true and complete copy of its bylaws, certified by its Secretary or an Assistant Secretary;

(iii)  a certificate from its Secretary or an Assistant Secretary certifying that (1) its articles of incorporation or charter have not been amended since the date of the certificate described in subsection (ii) above, and that nothing has occurred since the date of issuance of the certificate of existence specified in subsection (iv) below that would adversely affect its existence, and (2) Buyer has complied with the conditions set forth in this Section 8.2 as may be reasonably required by the Company, including without limitation a Certificate as to the matters set forth in Section 8.2(a);

(iv)  a certificate of its corporate existence issued by the jurisdiction of its incorporation as of a recent date and a certificate of existence or authority as a foreign corporation issued as of a recent date by each of the jurisdictions in which it is qualified to do business as a foreign corporation;

(v)  a true and complete copy of the resolutions of its board of directors and shareholders authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby, certified by its Secretary or an Assistant Secretary; and

(vi)  a certificate from its Secretary or an Assistant Secretary certifying the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement.

(e)  The Company shall have received from The Orr Group an updated Company Fairness Opinion, dated the date of the Joint Proxy Statement, to the effect that, as of the date of the Joint Proxy Statement, the consideration to be received in the Merger by the holders of the Company Shares is fair to such holders from a financial point of view.

8.3  CONDITIONS TO THE OBLIGATIONS OF THE BUYER.    The obligations of the Buyer to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, unless waived by the Buyer pursuant to Section 10.4 of this Agreement:

(a)  All representations and warranties of the Company contained in this Agreement shall be true and correct in all Material respects as of the Closing Date as though made as of such date (except for representations and warranties that are made as of a specific date). The Company shall have performed and complied in all Material respects with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

(b)  Holders of Company Shares representing no more than ten percent (10%) of the issued and outstanding Company Shares immediately prior to the Effective Time shall have exercised dissenters’ or similar rights with respect to the Merger.

(c)  All documents required to have been executed and delivered by the Company or any third party to the Buyer at or prior to the Closing shall have been so executed and delivered, whether or not such documents have been or will be executed and delivered by the other parties contemplated thereby.

(d)  The Buyer shall have received a legal opinion from Kennedy Covington Lobdell & Hickman, L.L.P., counsel to the Company, dated as of the Closing Date, substantially in the form attached hereto as EXHIBIT C.

(e)  Each of J. Edgar McFarland, Anne D. Martin, and A.C. Honeycutt, Jr. shall have executed and delivered an employment agreement (the “EMPLOYMENT AGREEMENTS”) with the Company Bank, effective as of the Effective Time of the Merger, in the respective forms attached hereto as EXHIBIT D-1, D-2 and D-3, respectively.

(f)  As of the Closing Date, the Buyer shall have received the following documents with respect to each of the Company and its Subsidiaries (including the Company Bank):

(i)  a certificate of its corporate existence issued by the jurisdiction of its incorporation as of a recent date and a certificate of existence or authority as a foreign corporation issued as of a recent date by each of the jurisdictions in which it is qualified to do business as a foreign corporation;

(ii)  a true and complete copy of its articles of incorporation or charter and all amendments thereto, certified by the jurisdiction of its incorporation as of a recent date.

(iii)  a true and complete copy of its bylaws, certified by its Secretary or an Assistant Secretary;

(iv)  a certificate from its Secretary or an Assistant Secretary certifying that (1) its articles of incorporation or charter have not been amended since the date of the certificate described in subsection (ii) above, and that nothing has occurred since the date of issuance of the certificate of existence specified in subsection (i) above that would adversely affect its existence, and (2) Company has complied with the conditions set forth in this Section 8.3 as may be reasonably required by the Buyer, including without limitation a Certificate as to the matters set forth in Section 8.3(a);

(v)  with respect to the Company only, a true and complete copy of the resolutions of its board of directors and shareholders authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby, certified by its Secretary or an Assistant Secretary; and

(vi)  with respect to the Company only, a certificate from its Secretary or an Assistant Secretary certifying the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement.

(g)  Each member of the board of directors of the Company Bank shall, if so requested by the Buyer, have tendered his or her written resignation to the Company Bank effective as of the Effective Time of the Merger.

(h)  The Buyer shall have received from Trident Securities an updated Buyer Fairness Opinion, dated the date of the Joint Proxy Statement, to the effect that, as of the date of the Joint Proxy Statement, the terms of the Merger, including the Merger Consideration, are fair, from a financial point of view, to the Buyer and its shareholders.

ARTICLE IX

TERMINATION

9.1  TERMINATION.    The obligations of the parties hereunder may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a)  By mutual written consent of the Company and the Buyer;

(b)  By either the Buyer or the Company, if there shall be any Law or regulation that makes consummation of this Agreement illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining the Company or its shareholders or the Buyer or its shareholders from consummating this Agreement is entered and such judgment, injunction, order or decree shall become final and nonappealable;

(c)  By either the Buyer or the Company, if the conditions to the obligation to effect the transactions contemplated hereby of the party seeking termination shall not have been fulfilled or waived by November 30, 2002, and if the party seeking termination is in Material compliance with all of its obligations under this Agreement;

(d)  By either the Buyer or the Company, if a condition to the obligation to effect the transactions contemplated hereby of the party seeking termination shall have become incapable of fulfillment (notwithstanding the efforts of the party seeking to terminate as set forth in Section 6.3(c)), and has not been waived;

(e)  At any time on or prior to the Closing Date, by the Buyer, if the Company has, or by the Company, if the Buyer has, in any Material respect, breached (i) any covenant or agreement contained herein or (ii) any representation or warranty contained herein, and in either case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date;

(f)  By the Company if (i) the board of directors of the Company shall reasonably determine, subject to Section 6.1(c), that an Acquisition Proposal constitutes a Superior Proposal, provided, however, that the Company may not terminate this Agreement pursuant to this subsection (f) unless (x) five business days shall have elapsed after delivery to Buyer of a written notice of such determination by such board of directors, and, during such five business day period, the Company shall have informed Buyer of the terms and conditions of such Acquisition Proposal and the identity of the Person or group making such an Acquisition Proposal, and (y) at the end of such five business day period, the Board of Directors of the Company believes that such Acquisition Proposal constitutes a Superior Proposal, and (ii) the Company thereafter executes a definitive, binding transaction agreement to consummate the transaction that is the subject of such Acquisition Proposal;

(g)  By either the Buyer or the Company if any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority;

(h)  By the Company if notwithstanding the satisfaction of its obligations under Section 6.1(d), its shareholders do not approve this Agreement and the Merger at the Company Shareholders Meeting or the shareholders of the Buyer do not approve this Agreement at the Buyer Shareholders Meeting;

(i)  By the Buyer if notwithstanding the satisfaction of its obligations under Section 6.2(e), its shareholders do not approve this Agreement and the Merger at the Buyer Shareholders Meeting or the shareholders of the Company do not approve this Agreement at the Company Shareholders Meeting; and

(j)  By the Company, if the Average Closing Price is less than $11.25 (or such lesser amount to which the parties shall have mutually agreed in writing, which they shall not be obligated to do) and its board of directors determines to terminate this Agreement and the Merger.

9.2  PROCEDURE AND EFFECT OF TERMINATION.    In the event of a termination contemplated hereby by any party pursuant to Section 9.1, the party seeking to terminate this Agreement shall give prompt written notice thereof to the other party, and the transactions contemplated hereby shall be abandoned, without further action by any party hereto. In such event:

(a)  The parties hereto shall continue to be bound by (i) their obligations of confidentiality set forth herein, and all copies of Confidential Information provided by the Company hereunder will be returned to the Company or destroyed immediately upon its request therefor, (ii) the provisions set forth in Section 7.4 relating to publicity, (iii) the provisions set forth in Section 10.1 relating to expenses and (iv) the provisions set forth in this Article IX.

(b)  All filings, applications and other submissions relating to the transactions contemplated hereby shall, to the extent practicable, be withdrawn from the Person to which made.

(c)  Except as provided in Section 9.2(a) and except as provided below, following the termination of this Agreement neither party shall have any liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby; provided, however, notwithstanding the foregoing and subject to Section 9.3(d), either party shall be entitled to seek any remedy to which such party may be entitled at law or in equity for any uncured willful violation or breach of any agreement, covenant, representation or warranty contained in this Agreement.

9.3  TERMINATION EXPENSES AND FEES.

(a)  In the event Company terminates this Agreement pursuant to Section 9.1(f), the Company shall pay within one (1) business day following such termination, a termination fee of $250,000 payable by wire transfer of immediately available funds to an account designated by Buyer.

(b)  In the event (i) the Company or any of its Subsidiaries receives an Acquisition Proposal, (ii) the Company’s board of directors terminates this Agreement pursuant to Section 9.1(f), and (iii) within twelve (12) months after the date of such Acquisition Proposal, the Company consummates an Acquisition Transaction with the party making the Acquisition Proposal, then upon, and within one (1) business day following, the consummation of such Acquisition Transaction, the Company shall pay the Buyer a termination fee of $750,000 payable by wire transfer of immediately available funds to an account designated by Buyer.

(c)  In the event (i) the Company or any of its Subsidiaries receives an Acquisition Proposal prior to May 1, 2003, (ii) the Company’s board of directors fails to recommend approval of the Merger to the Company’s shareholders or amends or withdraws its recommendation of the Merger to the Company’s shareholders in manner adverse to the Buyer and (iii) within twelve (12) months after the date of such Acquisition Proposal, the Company consummates an Acquisition Transaction with the party making the Acquisition Proposal, then upon, and within one (1) business day following, the consummation of such Acquisition Transaction, the Company shall pay the Buyer a termination fee of $1,000,000 less any amounts paid by the Company pursuant to Sections 9.3(a) and (b), payable by wire transfer of immediately available funds to an account designated by Buyer; provided, however, that no termination fee shall be payable pursuant to this subsection following the termination of this Agreement by the Company pursuant to subsection (b), (c), (d), (e), (g) or (j) of Section 9.1 or by the Buyer other than pursuant to Section 9.1(e) due to the willful breach of any representation, warranty, covenant or agreement by the Company hereunder.

(d)  This Section 9.3 provides the exclusive legal remedy available to the Buyer in connection with the Company’s termination of this Agreement pursuant to Section 9.1(f).

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1  EXPENSES.    Whether or not the transactions contemplated hereby are consummated, (i) the Buyer shall pay all costs and expenses incurred by it in connection with this Agreement and the Merger and (ii) the Company shall pay all costs and expenses incurred by it in connection with this Agreement and the Merger.

10.2  SURVIVAL OF REPRESENTATIONS.    The representations and warranties made by the parties hereto will not survive the Closing, and no party shall make or be entitled to make any claim based upon such representations and warranties after the Closing Date. No warranty or representation shall be deemed to be waived or otherwise diminished as a result of any due diligence investigation by the party to whom the warranty or representation was made or as a result of any actual or constructive knowledge by such party with respect to any facts, circumstances or claims or by the actual or constructive knowledge of such Person that any warranty or representation is false at the time of signing or Closing.

10.3  AMENDMENT AND MODIFICATION.    This Agreement may be amended, modified or supplemented only by written agreement of all parties hereto.

10.4  WAIVER OF COMPLIANCE; CONSENTS.    Except as otherwise provided in this Agreement, any failure of the Buyer, on one hand, and the Company, on the other, to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the other party only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.4.

10.5  NOTICES.    All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by facsimile transmission, one Business Day after sending by a reputable national over-night courier service or three Business Days after mailing when mailed by registered or certified mail (return receipt requested), postage prepaid, to the other party in the manner provided below:

(a)  Any notice to any of the Company shall be delivered to the following addresses:

High Street Corporation
1310 Hendersonville Road
Asheville, North Carolina 28803
Attention: J. Edgar McFarland
Telephone: (828) 277-5001 Facsimile: (828) 277-4530

with a copy to:

Kennedy Covington Lobdell & Hickman, L.L.P.
Bank of America Corporate Center
100 North Tryon Street, 42nd Floor
Charlotte, North Carolina 28202
Attention: J. Norfleet Pruden, III
Telephone: (704) 331-7400
Facsimile: (704) 331-7598

(b)  Any notice to the Buyer shall be delivered to the following addresses:

Capital Bank Corporation
4901 Glenwood Avenue
Raleigh, North Carolina 27612
Attention: James A. Beck
Telephone: (919) 645-6313
Facsimile: (919) 645-6413

with a copy to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
2500 First Union Capitol Center
Raleigh, North Carolina 27602
Attention: D. Scott Coward
Telephone: (919) 821-1220
Facsimile: (919) 821-6800

Any party may change the address to which notice is to be given by notice given in the manner set forth above.

10.6  ASSIGNMENT.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties.

10.7  SEPARABLE PROVISIONS.    If any provision of this Agreement shall be held invalid or unenforceable, the remainder nevertheless shall remain in full force and effect.

10.8  GOVERNING LAW.    The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of North Carolina.

10.9  COUNTERPARTS.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.10  INTERPRETATION.    The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

10.11  ENTIRE AGREEMENT.    This Agreement, including the agreements and documents that are Schedules and Exhibits hereto, embodies the entire agreement and understanding of the parties with respect of the subject matter of this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated hereby and subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

HIGH STREET CORPORATION

By:	/s/ J. EDGAR MCFARLAND
J. Edgar McFarland President and Chief Executive Officer

BUYER:

CAPITAL BANK CORPORATION

By:	/s/ JAMES A. BECK
James A. Beck President and Chief Executive Officer

For purposes of evidencing their assent and agreement to Sections 6.4 and 6.5, as applicable:

By:	/s/ HURSHELL H. KEENER
Hurshell H. Keener

By:	/s/ CARL H. RICKER, JR.
Carl H. Ricker, Jr.

By:	/s/ J. EDGAR MCFARLAND
J. Edgar McFarland

Exhibit A

FORM OF PLAN OF MERGER OF

HIGH STREET CORPORATION

INTO CAPITAL BANK CORPORATION

A.  Corporations Participating in Merger.

High Street Corporation, a North Carolina corporation (the “Merging Corporation”), will merge with and into Capital Bank Corporation, a North Carolina corporation, which will be the surviving corporation (the “Surviving Corporation”) of such merger.

B.  Name of Surviving Corporation.

After the merger, the Surviving Corporation shall have the name “Capital Bank Corporation”

C.  Merger.

The merger of the Merging Corporation into the Surviving Corporation shall be effected pursuant to the terms and conditions of this Plan. Upon the merger becoming effective, the corporate existence of the Merging Corporation will cease, and the corporate existence of the Surviving Corporation will continue. The merger shall become effective on the date and at the time of filing of the Articles of Merger containing this Plan with the North Carolina Secretary of State or at such other time as may be specified in such Articles of Merger. The time when the merger becomes effective is hereinafter referred to as the “Effective Time.”

D.  Conversion and Exchange of Shares.

At the Effective Time, the outstanding shares of the common stock of the corporations participating in the merger will be converted and exchanged as follows:

1.  Merging Corporation.

(a)  Each outstanding share of the common stock of the Merging Corporation[, except for shares held by the Surviving Corporation and its Affiliates (other than shares held in a fiduciary capacity or as a result of debts previously contracted) and Dissenting Shares] shall at the Effective Time be converted into a fraction of a share of the common stock of the Surviving Corporation equal to the Conversion Ratio determined in accordance with subsection (b) below and each holder of certificates representing any such shares shall thereafter cease to have any rights with respect to such shares, except as provided herein.

(b)  The conversion ratio upon which shares of the common stock of the Merging Corporation will be converted into shares of the common stock of the Surviving Corporation at the Effective Time of the Merger (the “Conversion Ratio”) shall be equal to .747 unless the Average Closing Price is less than $12.50, in which case the Conversion Ratio shall be equal to the lesser of (i) .830 and (ii) a fraction, the numerator of which is $9.34 and the denominator of which is the Average Closing Price, unless, in the event the Average Closing Price is less than $11.25, the parties mutually agree in writing to a greater Conversion Ratio (which they shall not be obligated to do).

(c)  “AVERAGE CLOSING PRICE” means the average of the closing prices for the Buyer’s Stock on the Nasdaq National Market System (or, if the Buyer’s Stock is not then approved for trading on the Nasdaq National Market System, then on such other securities market on which Buyer’s Stock is then principally traded) for the most recent twenty (20) trading days ending on the third day prior to the date of the Company shareholders meeting called to consider the Merger. For this purpose, a “trading day” is a day on which securities are generally traded on such market, whether or not the Buyer’s Stock is traded on such day, and the closing price for the Buyer’s Stock on a trading day when it is not traded shall be deemed to be the closing price on the most recent trading day on which the Buyer’s Stock was traded. The closing prices used for this determination shall be the closing prices as reported by such market or, if such reports are not available, as reported by another authoritative source identified by the Buyer and reasonably acceptable to the Company.

2.  Surviving Corporation.

(a)  Each outstanding share of the common stock of the Surviving Corporation shall remain outstanding after the Effective Time and shall not be affected by the merger.

(b)  In the event the Surviving Corporation or the Merging Corporation changes the number of shares of its common stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, stock repurchase, redemption or similar reorganization with respect to such stock and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, stock repurchase, redemption or similar recapitalization for which a record date is not established) shall be prior to such Effective Time, the per share consideration to be exchanged for the Merging Corporation’s shares shall be equitably adjusted to reflect such change.

3.  Fractional Shares.    No fractional shares of the common stock of the Surviving Corporation shall be delivered as consideration for the merger described herein. Instead, the number of shares of the common stock of the Surviving Corporation to which a holder of the shares of the Merging Corporation’s common stock is entitled to receive shall be rounded to the nearest whole share.

4.  Surrender of Share Certificates.    Each holder of a certificate representing shares to be converted or exchanged in the merger shall surrender such certificate for cancellation, and after the Effective Time and after such surrender, shall be entitled to receive in exchange therefor the consideration to which it is entitled under this Plan. Until so surrendered, each outstanding certificate that prior to the Effective Time represented shares of common stock of the Merging Corporation shall be deemed for all purposes to evidence ownership of the consideration to be issued and paid for the conversion or exchange of such shares under this Plan.

5.  No Further Transfers.    From and after the Effective Time of the merger, there shall be no further transfers on the stock transfer books of the Merging Corporation of the shares of the Merging Corporation that were outstanding immediately prior to the Effective Time of the merger. If after such Effective Time, certificates representing shares of the Merging Corporation are presented to the Surviving Corporation, they shall be canceled, and exchanged and converted into the merger consideration as provided for herein.

E.  Abandonment.

At any time prior to the merger becoming effective, the board of directors of the Merging Corporation or the Surviving Corporation may, in each of their discretion (but subject to the terms of the Merger Agreement between the corporations), abandon the merger.

APPENDIX B

TRIDENT SECURITIES
A DIVISION OF MCDONALD INVESTMENTS INC.
4601 SIX FORKS ROAD, SUITE 400
RALEIGH, NORTH CAROLINA 27609
TELEPHONE (919) 781-8900
FACSIMILE (919) 787-1670

August 8, 2002

Board of Directors
Capital Bank Corporation
4901 Glenwood Avenue
Raleigh, North Carolina 27612

Members of the Board:

You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of the common stock, no par value per share (“Common Stock”), of Capital Bank Corporation (“Capital”), of the Exchange Ratio, as set forth in the Merger Agreement dated as of May 1, 2002 (the “Agreement”), between Capital and High Street Corporation (“High Street”).

The Agreement provides for the merger (the “Merger”) of High Street with and into Capital. Pursuant to the Agreement, at the Effective Time (as defined in the Agreement) each outstanding share of High Street Common Stock will be converted into the right to receive shares of common stock, no par value per share, of Capital (“Capital Common Stock”), at a rate of 0.747 shares of Capital Common Stock for each share of High Street Common Stock (the “Exchange Ratio”). The terms and conditions of the Merger are more fully set forth in the Agreement.

Trident Securities, a division of McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

We have acted as Capital’s financial advisor in connection with the Agreement. In connection with rendering our opinion set forth herein, we have among other things:

(i)  Reviewed Capital’s Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 2001, December 31, 2000 and December 31, 1999, including the audited financial statements contained therein, and Capital’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

(ii)  Reviewed High Street’s Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 2001, December 31, 2000 and December 31, 1999, including the audited financial statements contained therein, and High Street’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

(iii)  Reviewed certain other information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Capital and High Street provided to us or publicly available;

(iv)  Participated in meetings and telephone conferences with members of senior management of Capital concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters we believed relevant to our inquiry;

(v)  Reviewed certain stock market information for Capital Common Stock and High Street Common Stock, and compared it with similar information for certain companies, the securities of which are publicly traded;

(vi)  Compared the results of operations and financial condition of Capital and High Street with that of certain companies which we deemed to be relevant for purposes of this opinion;

(vii)  Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we deemed to be relevant for purposes of this opinion;

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(viii)  Reviewed the Agreement and certain related documents; and

(ix)  Performed such other reviews and analyses as we have deemed appropriate.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of Capital and High Street contained in the Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we have not conducted a physical inspection of any of the assets, properties or facilities of either Capital or High Street, nor have we made or obtained or been furnished with any independent valuation or appraisal of any such assets, properties or facilities or any of the liabilities of either Capital or High Street. With respect to financial forecasts and estimates of merger synergies used in our analysis, we have assumed that such forecasts and estimates reflect the best currently available estimates and judgements of the management of Capital and High Street, as to the future performance of Capital, High Street, and Capital and High Street combined, as the case may be. We have not been engaged to and we have not assumed any responsibility for, nor have we conducted any independent investigation or verification of such matters, and we express no view as to such financial forecasts or the assumptions on which they are based. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Agreement, including the tax-free treatment of the Merger to the holders of High Street Common Stock, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

We will receive a fee for our services as financial advisor to Capital and for rendering this opinion, a substantial portion of which is contingent upon closing of the Merger. In the past, we have also provided certain other investment banking services for Capital and have received compensation for such services.

In the ordinary course of business, we may actively trade securities of Capital and High Street for our own account and for the accounts of customers and, accordingly, we may at any time hold a long or short position in such securities.

This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Exchange Ratio to the holders of Capital Common Stock, and does not address the underlying business decision of Capital’s Board of Directors to effect the Merger, does not compare or discuss the relative merits of any other terms of the Merger, and does not constitute a recommendation to any Capital shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent an opinion as to what the value of Capital Common Stock or High Street Common Stock may be at the Effective Time of the Merger or as to the prospects of Capital’s business or High Street’s business.

This opinion is directed to the Board of Directors of Capital and may not be reproduced, summarized, described or referred to or given to any other person without our prior consent. Notwithstanding the foregoing, this opinion may be included in the proxy statement/prospectus to be mailed to the holders of Capital Common Stock in connection with the Merger, provided that this opinion will be reproduced in such proxy statement/prospectus in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement/prospectus, will be in form reasonably acceptable to us and our counsel.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Capital Common Stock from a financial point of view.

Very truly yours,

/s/  TRIDENT SECURITIES

TRIDENT SECURITIES
A Division of McDonald Investments Inc.

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APPENDIX C

THE ORR GROUP
INVESTMENT BANKERS

August 8, 2002

High Street Corporation
1310 Hendersonville Road
Asheville, NC 28802

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders, (“Stockholders”), of High Street Corporation (the “Company”) of the consideration to be received by such stockholders in the proposed merger (the “Merger”) of the Company with Capital Bank Corporation (“Acquiror”) pursuant to the Plan of Merger of High Street Corporation with and into Capital Bank Corporation (the “Merger Agreement”), between the Company and Acquiror. Upon the effectiveness of the Merger, each issued and outstanding share of the Company’s Common Stock will be converted into .747 shares of the Acquiror’s common stock.

In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the Merger Agreement; (ii) certain publicly available information concerning the Company and Acquiror, including the Annual Reports on Form 10-K of the Company for each of the years in the three year period ended December 31, 1999-2001 and the Annual Reports on Form 10-K of the Acquiror for each of the years in the three year period ended December 31, 1999-2001, the Quarterly Reports on Form 10-Q of the Company and the Quarterly Reports on Form 10-Q of the Acquiror for the quarters ended June 30 and September 30, 2001 and March 31, 2002, (iii) certain available financial forecasts concerning the business and operations of the Company and Acquiror that were prepared by management of the Company and Acquiror, respectively, and (iv) certain publicly available information with respect to other companies that we believe to be comparable in certain respects to the Company and Acquiror and the trading markets for such other companies’ securities. We have held discussions with certain officers and employees of the Company and Acquiror to discuss the past and current business operations, financial condition and prospects of the Company and Acquiror, as well as matters we believe relevant to our inquiry. We have also considered other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

In our review and analysis, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us, or that is publicly available, and have not attempted independently to verify nor assumed responsibility for verifying any such information. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company or Acquiror, as the case may be, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of the Company or Acquiror.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors that we have deemed appropriate under the circumstances, including the following: (i) the historical and current financial position and results of operations of the Company and Acquiror; (ii) the historical and current market for the equity securities of the Company, Acquiror and other companies that we believe to be comparable in certain respects to the Company or Acquiror; (iii) the nature and terms of certain other acquisition transactions that we believe to be relevant; and (iv) the current and historical relationships between the trading levels of the Company’s common stock and the Acquiror’s common stock. We have taken into account our assessment of general economic, market and financial conditions and our knowledge of the banking industry, as well as our experience in connection with similar transactions and securities valuation generally.

110 South Stratford Road * Winston-Salem, NC 27104
Post Office Box 5176 * Winston-Salem, NC 27113-5176
336-722-7881 * Fax 336-722-7517

www.theorrgroup.com

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Our opinion is based upon conditions as they exist and can be evaluated on the date hereof. Our opinion expressed below does not imply any conclusion as to the likely trading range for the Acquiror’s Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and factors that generally influence the price of securities. Our opinion does not address the Company’s underlying business decision to effect the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration and does not constitute a recommendation concerning how holders of the Company’s common stock should vote with respect to the Merger Agreement. The Orr Group will receive a fee from the Company for delivery of this fairness opinion.

In rendering our opinion we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger no restrictions will be imposed that would have a material adverse affect on the contemplated benefits of the Merger to the Company following the Merger. We understand that the Merger will qualify as a tax-free reorganization under the Internal Revenue Code and that, for accounting purposes, the Merger will be accounted for as a purchase.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Merger consideration to be received by the Company’s Stockholders is fair to such Stockholders from a financial point of view.

Very truly yours,

/S/    THE ORR GROUP

The Orr Group

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APPENDIX D

DISSENTERS’ RIGHTS
N.C. GEN. STAT. CHAPTER 55, ARTICLE 13 WITH 2001 AMENDMENTS
GENERAL STATUTES OF NORTH CAROLINA

CHAPTER 55. NORTH CAROLINA BUSINESS CORPORATION ACT
ARTICLE 13. DISSENTERS’ RIGHTS

PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

N.C. Gen. Stat. ss.55-13-01 (2001)

ss.55-13-01. Definitions.

In this Article:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

(3) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

N.C. Gen. Stat. ss.55-13-02 (2001)

ss.55-13-02. Right to dissent.

(a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2a) Consummation of a plan of conversion pursuant to Part 2 of Article 11A of this Chapter;

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization;

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding any other provision of this Article, there shall be no right of shareholders to dissent from, or obtain payment of the fair value of the shares in the event of, the corporate actions set forth in subdivisions (1), (2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held by at least 2,000 record shareholders. This subsection does not apply in cases in which either:

(1) The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or

(2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

a. Cash;

b. Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record shareholders; or

c. A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision.

N.C. Gen. Stat. ss.55-13-03 (2001)

ss.55-13-03. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(1) He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) He does so with respect to all shares of which he is the beneficial shareholder.

N.C. Gen. Stat. ss.55-13-04 (2001) through N.C. Gen. Stat. ss. 55-13-19 (2001)

ss.55-13-04 through 55-13-19

Reserved for future codification purposes.

PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

N.C. Gen. Stat. ss.55-13-20 (2001)

ss.55-13-20. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this Article and be accompanied by a copy of this Article.

(b) If corporate action creating dissenters’ rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no longer than 10 days thereafter notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in G.S. 55-13-22.

(c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters’ rights under G.S. 55-13-02 unless he voted for such corporate action.

N.C. Gen. Stat. ss.55-13-21 (2001)

ss.55-13-21. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

N.C. Gen. Stat. ss.55-13-22 (2001)

ss.55-13-22. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is approved at a shareholders’ meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters’ notice to all shareholders who satisfied the requirements of G.S. 55-13-21. If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is approved by shareholder action without meeting pursuant to G.S. 55-7-04, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters’ notice to each shareholder entitled to assert dissenters’ rights. A shareholder who consents to such action taken without meeting pursuant to G.S. 55-07-04 approving a proposed corporate action is not entitled to payment for the shareholder’s shares under this Article with respect to that corporate action.

(b) The dissenters’ notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters’ rights under G.S. 55-13-02, and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Supply a form for demanding payment;

(4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

(5) Be accompanied by a copy of this Article.

N.C. Gen. Stat. ss.55-13-23 (2001)

ss.55-13-23. Duty to demand payment.

(a) A shareholder sent a dissenters’ notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this Article.

N.C. Gen. Stat. ss.55-13-24 (2001)

ss.55-13-24. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

N.C. Gen. Stat. ss.55-13-25 (2001)

ss.55-13-25. Payment.

(a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

(b) The payment shall be accompanied by:

(1) The corporation’s most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

(2) An explanation of how the corporation estimated the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenters’ right to demand payment under G.S. 55-13-28; and

(5) A copy of this Article.

N.C. Gen. Stat. ss.55-13-26 (2001)

ss.55-13-26. Failure to take action.

(a) If the corporation does not take the proposed action within 60 days after the date for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under G.S. 55-13-22 and repeat the payment demand procedure.

N.C. Gen. Stat. ss.55-13-27 (2001)

ss.55-13-27

Reserved for future codification purposes.

N.C. Gen. Stat. ss.55-13-28 (2001)

ss.55-13-28. Procedure if shareholder dissatisfied with corporation’s payment or failure to perform.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make payment under G.S. 55-13-25; or

(3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

N.C. Gen. Stat. ss.55-13-29 (2001)

ss.55-13-29

Reserved for future codification purposes.

PART 3. JUDICIAL APPRAISAL OF SHARES

N.C. Gen. Stat. ss.55-13-30 (2001)

ss.55-13-30 Court Costs and Counsel Fees.

(a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter’s payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.

(a1) Repealed by Session Laws 1997-202, s.4, effective October 1, 1997.

(b) Reserved for future codification purposes.

(c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

N.C. Gen. Stat. ss.55-13-31 (2001)

ss.55-13-31. Court Action, Court Costs and Counsel Fees.

(a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable.

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

(2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.